     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 1994


                                             REGISTRATION STATEMENT NO. 33-77788
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 2

                                       TO
                                   FORM S-11
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------


                          CAPSTONE CAPITAL CORPORATION

             (Exact name of Registrant as specified in its charter)

        ONE PERIMETER PARK SOUTH, SUITE 335-S, BIRMINGHAM, ALABAMA 35243
                                 (205) 967-2092
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)


           MARYLAND                   JOHN W. MCROBERTS                 63-1115479
   (State of Incorporation)          PRESIDENT AND CHIEF       (IRS Employer Identification
                                      EXECUTIVE OFFICER                   Number)
                                CAPSTONE CAPITAL CORPORATION
                                  ONE PERIMETER PARK SOUTH,
                                         SUITE 335-S
                                  BIRMINGHAM, ALABAMA 35243
                                       (205) 967-2092


 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                     HEALTHSOUTH REHABILITATION CORPORATION
           (Exact name of Co-Registrant as specified in its charter)
              TWO PERIMETER PARK SOUTH, BIRMINGHAM, ALABAMA 35243
                                 (205) 967-7116
  (Address, including zip code, and telephone number, including area code, of
                  Co-Registrant's principal executive offices)

           DELAWARE                  RICHARD M. SCRUSHY                 63-0860407
   (State of Incorporation)        CHAIRMAN OF THE BOARD,              (IRS Employer
                                PRESIDENT AND CHIEF EXECUTIVE     Identification Number)
                                           OFFICER

                     HEALTHSOUTH REHABILITATION CORPORATION
                            TWO PERIMETER PARK SOUTH
                           BIRMINGHAM, ALABAMA 35243
                                 (205) 967-7116
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

             JOHN H. COOPER, ESQ.                        J. GREGORY MILMOE, ESQ.
            SIROTE & PERMUTT, P.C.                 SKADDEN, ARPS, SLATE, MEAGHER & FLOM
         2222 ARLINGTON AVENUE SOUTH                         919 THIRD AVENUE
          BIRMINGHAM, ALABAMA 35205                         NEW YORK, NY 10022
             TEL: (205) 933-7111                           TEL: (212) 735-3000
             FAX: (205) 930-5301                           FAX: (212) 735-2000

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          CAPSTONE CAPITAL CORPORATION


                             CROSS REFERENCE SHEET
      SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY FORM S-11


                REGISTRATION STATEMENT ITEMS                    LOCATION IN PROSPECTUS
      -------------------------------------------------  -------------------------------------
  1.  Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus.........  Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages of
        Prospectus.....................................  Inside Front and Outside Back Cover
  3.  Summary Information and Risk Factors.............  Prospectus Summary; Risk Factors
  4.  Determination of Offering Price..................  Outside Front Cover Page;
                                                         Underwriting
  5.  Dilution.........................................  Dilution
  6.  Selling Security-Holders.........................  *
  7.  Plan of Distribution.............................  Outside Front Cover Page;
                                                         Underwriting
  8.  Use of Proceeds..................................  Use of Proceeds
  9.  Selected Financial Data..........................  Selected Historical, Pro Forma and
                                                           Estimated Financial Information
 10.  Management's Discussion and Analysis of Financial
        Condition and Results of Operations............  Management's Discussion and Analysis
                                                         of Financial Condition and Results of
                                                           Operations
 11.  General Information as to Registrant.............  Prospectus Summary; Risk Factors;
                                                           Management; Principal Stockholders;
                                                           Description of Securities
 12.  Policy with Respect to Certain Activities........  Investment and Other Policies;
                                                         Business; Management; Description of
                                                           Securities; Additional Information
 13.  Investment Policies of Registrant................  Business; Investment and Other
                                                         Policies
 14.  Description of Real Estate.......................  Business
 15.  Operating Data...................................  Business
 16.  Tax Treatment of Registrant and Its Security
        Holders........................................  Federal Income Tax Considerations
 17.  Market Price of and Dividends on the Registrant's
        Common Equity and Related Stockholder
        Matters........................................  Distributions to Stockholders;
                                                         Description of Securities
 18.  Description of Registrant's Securities...........  Distributions to Stockholders;
                                                         Description of Securities
 19.  Legal Proceedings................................  Business
 20.  Security Ownership of Certain Beneficial Owners
        and Management.................................  Management; Principal Stockholders
 21.  Directors and Executive Officers.................  Management
 22.  Executive Compensation...........................  Management
 23.  Certain Relationships and Related Transactions...  Risk Factors; Management
 24.  Selection, Management and Custody of Registrant's
        Investments....................................  Business; Investment and Other
                                                         Policies
 25.  Policies with Respect to Certain Transactions....  Investment and Other Policies
 26.  Limitations of Liability.........................  Management
 27.  Financial Statements and Information.............  Financial Statements
 28.  Interests of Named Experts and Counsel...........  *
 29.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities....................................  *


- ---------------

* Omitted as inapplicable.

***************************************************************************
*                                                                         *
*  Information contained herein is subject to completion or amendment. A  *
*  registration statement relating to these securities has been filed     *
*  with the Securities and Exchange Commission. These securities may not  *
*  be sold nor may offers to buy be accepted prior to the time the        *
*  registration statement becomes effective. This prospectus shall not    *
*  constitute an offer to sell or the solicitation of an offer to buy     *
*  nor shall there be any sale of these securities in any State in which  *
*  such offer, solicitation or sale would be unlawful prior to            *
*  registration or qualification under the securities laws of any such    *
*  State.                                                                 *
*                                                                         *
***************************************************************************



                   SUBJECT TO COMPLETION, DATED JUNE 21, 1994

PROSPECTUS
                                5,800,000 SHARES

[LOGO]                   CAPSTONE CAPITAL CORPORATION

                                  COMMON STOCK
                             ---------------------


    All of the shares (the "Shares") of Common Stock, $.001 par value per share (the "Common Stock"), offered hereby (the "Offering") are being issued and sold by Capstone Capital Corporation (the "Company"), which will invest in a diversified portfolio of income-producing healthcare-related real estate. Concurrently with the consummation of this Offering, the Company intends to acquire an initial portfolio of 20 properties (the "Initial Properties") to be leased and operated by five healthcare operators. The lessees will include HEALTHSOUTH Rehabilitation Corporation ("HEALTHSOUTH"), OrNda HealthCorp ("OrNda"), Integrated Health Services, Inc. ("Integrated Health"), Quorum Health Group, Inc. ("Quorum") and Surgical Health Corporation ("Surgical Health") or their subsidiaries (the "Subsidiaries"). The Company expects to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), for the year ending December 31, 1994, and to pay regular quarterly dividends, beginning with a dividend for the quarter ending September 30, 1994. See "Distributions to Stockholders."



    Prior to this Offering, there has been no public market for the Common Stock. It is currently estimated that the initial offering price will be between $18 and $20 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Company's Common Stock has been approved for listing on the New York Stock Exchange under the symbol "CCT."


    See "Risk Factors" for certain factors relevant to an investment in the Common Stock offered hereby, including the following:

    - The Company is recently organized and has no operating history. Failure to consummate the purchase of one or more properties could have an adverse effect on the amount of distributions to stockholders.

    - The ability of the lessees (the "Lessees") of the properties to be acquired by the Company to make lease payments as and when due is dependent in part upon no material adverse change in existing government regulation and reimbursement in the healthcare industry and on the financial condition of such Lessees and the Guarantors of such payments.


    - The initial offering price for the Common Stock is not based upon the market value of the Initial Properties, but was determined by dividing the estimated dividend distributions by a minimum annual yield. There can be no assurance that the market price of the Common Stock will not decline below the initial offering price.


    - While all of the Initial Properties have been appraised and are being purchased by the Company at purchase prices not greater than the appraised values, appraisals are only estimates of value and should not be relied upon as a precise measure of realizable value.


    - The Company may borrow under the Bank Credit Facility, which could subject the Company to the risks inherent in the use of borrowed funds including the risks associated with volatility in interest rates.



    - The Company will be taxed as a corporation if it fails to qualify as a REIT. In order to qualify and to maintain the Company's qualification as a REIT, direct and indirect beneficial ownership by any person or entity of more than 9.8% in value of the outstanding Common Stock is restricted. See "Description of Securities." This may have the effect of hindering potential takeovers of the Company.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
                ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

=================================================================================================
                                                                UNDERWRITING
                                             PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                            THE PUBLIC         COMMISSIONS(1)         COMPANY(2)
- -------------------------------------------------------------------------------------------------
Per Share............................
- -------------------------------------------------------------------------------------------------
Total(3).............................
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

(1) See "Underwriting" for indemnification arrangements with the Underwriters.
(2) Before deducting offering expenses payable by the Company, estimated at $600,000.
(3) The Company has granted the Underwriters a 30-day option to purchase up to an aggregate of 870,000 additional Shares at the Price to the Public, less Underwriting Discounts, solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions and Proceeds to Company will
    be $      , $      and $      , respectively.
                            ------------------------

    The Common Stock is being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that the Common Stock offered hereby will be
available for delivery on or about June   , 1994, at the offices of Smith Barney
Inc., 388 Greenwich Street, New York, New York 10013.
                            ------------------------

SMITH BARNEY INC.                                            J.C. BRADFORD & CO.

June   , 1994

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                             ---------------------

                         LOCATION OF INITIAL PROPERTIES

              INITIAL PROPERTY                   LOCATION          FACILITY TYPE
- ----------------------------------------------------------------------------------------------------------
  1. American Sports Medicine Institute     Birmingham, AL         Research Facility
  2. Birmingham Medical Building I          Birmingham, AL         Ancillary Hospital Facility
  3. Birmingham Medical Building II         Birmingham, AL         Ancillary Hospital Facility
  4. One-7000 Building                      South Miami, FL        Ancillary Hospital Facility
  5. Larkin Medical Building                South Miami, FL        Ancillary Hospital Facility
  6. Richmond Medical Building I            Richmond, VA           Ancillary Hospital Facility
  7. Richmond Medical Building II           Richmond, VA           Ancillary Hospital Facility
  8. Little Rock                            Little Rock, AR        Outpatient Rehabilitation Facility
  9. Coral Gables                           Coral Gables, FL       Outpatient Rehabilitation Facility
 10. Virginia Beach                         Virginia Beach, VA     Outpatient Rehabilitation Facility
 11. Midway Medical Plaza                   Los Angeles, CA        Ancillary Hospital Facility
 12. Mountain View                          Greensburg, PA         Long-Term Care Facility
 13. Gravois                                St. Louis, MO          Sub-Acute Care Facility
 14. Goodyear Clinic                        Gadsden, AL            Ancillary Hospital Facility
 15. Hamiter Building                       Gadsden, AL            Ancillary Hospital Facility
 16. Medical Building II                    Gadsden, AL            Ancillary Hospital Facility
 17. Desert Springs                         Las Vegas, NV          Ancillary Hospital Facility
 18. South County Medical Center            St. Louis, MO          Ambulatory Surgery Facility
 19. Northlake                              Tucker, GA             Ambulatory Surgery Facility
 20. North Shore                            Evanston, IL           Ambulatory Surgery Facility

                               TABLE OF CONTENTS

                                                   PAGE
                                                   -----
PROSPECTUS SUMMARY...............................      1
  The Company....................................      1
  Risk Factors...................................      2
  The Properties.................................      4
  Investment Objectives..........................      5
  The Offering...................................      5
  Use of Proceeds................................      6
  Distributions to Stockholders..................      6
  Summary Historical, Pro Forma and Estimated
    Financial Information........................      7
  Tax Status of the Company......................      8
RISK FACTORS.....................................      9
  Lack of Operating History and Inexperience of
    Management in Operating a REIT...............      9
  Less Cash Available for Distribution from
    Failure to Purchase or Delay in Purchasing
    Initial Properties...........................      9
  Specific Risks Relating to Healthcare
    Facilities...................................      9
  Appraisals.....................................     11
  Risks of Leverage and Default..................     11
  Board May Change Investment Policies...........     12
  Dilution.......................................     12
  Lack of Industry Diversification...............     12
  Real Estate Investment Risks...................     12
  Environmental Risks and Cost of Remediation....     13
  Consequences of Failure to Quality as a REIT...     13
  Antitakeover Effect of Ownership Limit and
    Power to Issue Additional Shares.............     13
  Competition....................................     14
  Maryland Business Combination Law..............     14
  Risks for IRAs and Investors Subject to
    ERISA........................................     14
  Dependence on Key Personnel....................     15
  Conflicts of Interest..........................     15
  Absence of Prior Public Market for Common
    Stock; Effect of Interest Rates..............     16
USE OF PROCEEDS..................................     16
DISTRIBUTIONS TO STOCKHOLDERS....................     17
DILUTION.........................................     18
CAPITALIZATION...................................     19
SELECTED HISTORICAL, PRO FORMA AND ESTIMATED
  FINANCIAL INFORMATION..........................     20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS............     22
  Overview.......................................     22
  Results of Operations..........................     22
  Estimated Revenues Less Expenses...............     22
  Liquidity and Capital Resources................     22
BUSINESS.........................................     24
  Initial Properties.............................     24
  Description of Guarantors, Lessees and Initial
    Properties...................................     25
  HEALTHSOUTH Initial Properties.................     25
  OrNda Initial Properties.......................     29
  Integrated Health Initial Properties...........     29
  Quorum Initial Properties......................     31
  Surgical Health Initial Properties.............     32
  Acquisition of Initial Properties..............     33
  Appraisals.....................................     34

                                                   PAGE
                                                   -----
  Leases.........................................     34
  Insurance......................................     35
  Medicaid, Medicare, Blue Cross and
    Other Revenue................................     35
  Future Acquisitions of Healthcare Facilities...     36
  Government Regulation and Recent
    Developments.................................     37
  Regulatory Compliance..........................     39
  Environmental Matters..........................     39
  Company Offices................................     40
  Legal Proceedings..............................     40
INVESTMENT AND OTHER POLICIES....................     40
  Investment Policy..............................     40
  Other Policies.................................     43
MANAGEMENT.......................................     44
  Directors and Executive Officers...............     44
  Executive Compensation.........................     45
  Compensation Committee Interlocks and Insider
    Participation................................     46
  Deferred Compensation Plan.....................     46
  1994 Stock Incentive Plan......................     47
  Retirement Plans...............................     47
  Compensation of Directors......................     47
  Limitation of Liability and Indemnification....     47
  Insurance......................................     48
  Certain Transactions...........................     48
PRINCIPAL STOCKHOLDERS...........................     49
DESCRIPTION OF SECURITIES........................     49
  General........................................     49
  Common Stock...................................     49
  Preferred Stock................................     50
  Power to Issue Additional Shares of Common
    Stock and Preferred Stock....................     50
  Restrictions on Transfer.......................     51
  Dividend Reinvestment Plan.....................     51
  Shares Eligible For Future Sale................     52
CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE
  COMPANY'S CHARTER AND BYLAWS...................     52
  Removal of Directors...........................     53
  Business Combinations..........................     53
  Control Share Acquisitions.....................     53
  Amendment to the Charter.......................     54
  Dissolution of the Company.....................     54
  Advance Notice of Director Nominations and New
    Business.....................................     54
FEDERAL INCOME TAX CONSIDERATIONS................     54
  General........................................     54
  Taxation of the Company........................     55
  Taxation of Domestic Stockholders..............     60
  Taxation of Foreign Stockholders...............     61
  Other Tax Consequences.........................     63
  Dividend Reinvestment Plan.....................     64
ERISA CONSIDERATIONS.............................     64
UNDERWRITING.....................................     66
LEGAL MATTERS....................................     67
EXPERTS..........................................     67
AVAILABLE INFORMATION............................     68
GLOSSARY.........................................     69
INDEX TO FINANCIAL STATEMENTS....................    F-1

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                               PROSPECTUS SUMMARY


     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed descriptions and financial information and statements appearing elsewhere in this Prospectus. Except as otherwise noted, the information set forth in this Prospectus assumes (i) the acquisition of and full payment for the 20 Initial Properties and (ii) no exercise of the Underwriters' over-allotment option. As used herein, unless the context requires otherwise, the term "Company" includes Capstone Capital Corporation, a Maryland corporation, and its subsidiaries. For the definition of capitalized terms not otherwise defined herein, including certain proper names of sellers of Initial Properties, Lessees, Guarantors and related parties, see "Glossary."


                                  THE COMPANY

     The Company was recently organized to qualify as an indefinite life real estate investment trust. The Company intends to invest in a diversified portfolio of healthcare properties. Upon completion of this Offering, the Company will acquire and lease back the 20 Initial Properties to five healthcare operators. The Lessees will include HEALTHSOUTH, OrNda, Integrated Health, Quorum and Surgical Health or their Subsidiaries.


     The Initial Properties are located in ten states primarily in the southeastern and western regions of the United States and represent a variety of facility types in diverse healthcare industry segments. The Initial Properties will be acquired for an aggregate purchase price of $115.4 million and will provide annual Base Rent to the Company of approximately $12.8 million which will result in estimated cash available for distribution of approximately $10.6 million and estimated revenues less expenses of approximately $9.1 million. All of the Initial Properties have been appraised and will be purchased at prices not greater than their respective appraised values. However, appraisals are only estimates of value and should not be relied upon as a precise measure of realizable value. All of the Leases are Triple Net Leases which require the Lessees to pay all operating expenses, taxes, insurance and other costs. All of the Leases provide for Additional Rent commencing after the first year. All of the Leases have primary terms of 10 to 15 years and options to extend the term at least 10 additional years. HEALTHSOUTH, Integrated Health, OrNda, Quorum and Surgical Health are guarantors (the "Guarantors") of the obligations of their respective Subsidiaries under the Leases. Each of the Guarantors has one or more classes of publicly-traded debt or equity securities, except for Surgical Health, which recently filed a registration statement with the Securities and Exchange Commission ("SEC") relating to the issuance of senior subordinated notes. The obligations under the guarantees are not subordinated to any indebtedness of the Guarantors, but the guarantees are unsecured and may be structurally subordinated to secured indebtedness of the Guarantors to the extent of the assets securing such indebtedness. In addition, the guarantees do not limit the Guarantors' ability to incur additional secured indebtedness. The Company intends to close all of the Initial Properties into escrow on or before the Effective Date of the Offering and to release the Initial Properties from escrow as soon as practical after the closing of the Offering.


     The Company's strategy is to become an important source of healthcare facility capital by investing in a high quality portfolio of properties managed by established operators, including long-term care, hospital management, rehabilitation and alternate-site care companies. The Company intends to diversify its portfolio by operator, geography, facility type and healthcare industry segment. Its investment criteria emphasize the creditworthiness of the lessee and any guarantor, competitive position of the property, attractiveness of the industry segment and fit with the Company's existing portfolio. The Company believes that there currently is significant demand for REIT financing capital in the healthcare industry. In addition, the Company believes the substantial healthcare industry experience and industry relationships of its management and directors will help the Company identify, evaluate and complete additional investments.

     The Company has a written commitment for a $60 million line of credit (the "Bank Credit Facility") from a consortium of banks led by NationsBank of Georgia, N.A. ("NationsBank") with which to fund a portion of the purchase price for the Initial Properties and to fund additional investments. The Company may enter into interest rate swaps in order to mitigate the effect of a rising interest rate environment on the cost of the Bank Credit Facility.

     The Company will be self-administered and self-managed and will not engage or pay a separate advisor.

                                  RISK FACTORS

     Prospective investors should consider carefully the matters discussed under "Risk Factors" prior to making an investment decision regarding the Shares offered hereby. Some of the significant considerations include:

- - Lack of Operating History and Inexperience of Management in Operating a REIT. The Company has been recently organized and has no operating history. The Company will be self-administered and therefore will not have a third-party investment advisor. Management of the Company has not had prior experience in operating a REIT.

- - Lack of Diversification. The Company intends to concentrate its investments in healthcare-related properties and will be subject to the risks associated with investing in a single industry.


- - Dependence on Lessees and Guarantors and Potential Reduction in Revenues. The Company's revenues will be derived solely from rent under the Leases, and therefore, any defaults under the Leases or the guarantees will result in lower revenues and less cash available for distribution to the investors. The obligations under the guarantees will be unsecured and may be structurally subordinated to secured indebtedness of the Guarantors to the extent of the assets securing such indebtedness. In addition, the guarantees do not limit the Guarantors' ability to incur additional secured indebtedness. There is no assurance that the Company will be able to renew its Leases upon their expiration or that unfavorable economic, demographic or competitive conditions or industry reform will not adversely affect the financial condition of the Lessees and/or the Guarantors and, consequently, Lease revenues and the value of the Company's investment in the Initial Properties.


- - Environmental Risks and Cost of Remediation. Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property, such as the Company, may be responsible for certain liabilities relating to environmental risks, including the costs of remediation, which could adversely affect the financial condition of the Company.

- - Development Projects. The Company may enter into build-to-suit type agreements that by their terms require conversion to leases upon the completion of the development of the property. Such activities, if undertaken, might subject the Company to risks related to delays in construction, cost of materials, financing availability, volatility in interest rates, labor availability and other property development uncertainties.

- - Real Estate Investment Risks. Investments in the Initial Properties and any additional properties in which the Company may invest in the future are subject to risks, including illiquidity, typically associated with investments in real estate.

- - Healthcare Industry Risks. The healthcare industry is highly regulated by federal and state laws, licensing requirements, property inspections, reimbursement policies, regulations concerning capital and other expenditures and certification requirements. The failure of any Lessee to comply with such laws, requirements and regulations could affect its ability to operate the property or properties which it leases from the Company. New federal or state laws or regulations may be enacted or promulgated which would have a material adverse effect on the Lessees, and in turn on the Company. Additionally, the uncertainty associated with current proposals for comprehensive national healthcare reform may adversely affect the Lessees and the Guarantors, and in turn, the Company.


- - Appraisals. While all of the Initial Properties have been appraised and are being purchased by the Company at purchase prices not greater than appraised value, appraisals are only estimates of value and should not be relied upon as a precise measure of realizable value. See "Business -- Appraisals."



- - Risks of Leverage and Default. Subject to any limitations on borrowings which may be imposed under the Bank Credit Facility, the Company may borrow funds and mortgage its properties in connection with the acquisition of the Initial Properties, the acquisition of additional properties and for purposes of funding other capital and operating expenditures. In addition, the Bank Credit Facility bears interest at a variable rate, which exposes the Company to the risks associated with the volatility in interest rates. If the Company defaults on any loan secured by mortgages or other security interests on any of its properties, the lenders may foreclose on such property and the Company could lose its investment therein. Company policy prohibits the incurrence of debt in excess of 50% of the Company's total capitalization.

- - Reduction in Dividends from Failure to Qualify as a REIT. If in any taxable year the Company did not qualify as a REIT, it would be taxed as a corporation and distributions to stockholders would not be deductible by the Company in computing its taxable income. In addition, unless the Company were entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four years following the year in which qualification was lost. Failure to so qualify, even in one taxable year, could cause the Company to dramatically reduce its dividends.


- - Antitakeover Effect of Ownership Limit and Power to Issue Additional
  Shares. In order to assist the Company in meeting certain tests applicable to REITs with respect to the ownership of its capital stock, the Company's Charter contains certain restrictions on the ownership and transfers of Common Stock. The Company's Charter also authorizes the Board of Directors to classify or reclassify any unissued shares of Common Stock or Preferred Stock. These restrictions may deter acquisition of control of the Company by third parties.



- - Change in Investment Policies. The Company's board of directors (the "Board of Directors") may change the investment policies of the Company without stockholder approval. Such policy changes may have adverse consequences to the Company.


- - Competition. The Company competes for property acquisitions with, among others, healthcare providers, other healthcare-related REITs, real estate partnerships and financial institutions. The Company's properties will be subject to competition from the properties of other healthcare providers.

- - Dependence on Key Personnel. The Company is dependent on its executive officers, none of whom has entered into an employment agreement with the Company.

- - Conflicts of Interest. Two of the nine directors of the Company are executive officers and directors of HEALTHSOUTH. HEALTHSOUTH is a stockholder of the Company and will be the lessee or guarantor of 10 of the Initial Properties to be acquired from HEALTHSOUTH or its Subsidiaries (the "HEALTHSOUTH Initial Properties"). Conflicts of interest exist in such directors' duties to holders of the Company's Common Stock and to stockholders of HEALTHSOUTH. Two of the nine directors of the Company are also directors of Integrated Health and Surgical Health. Integrated Health and Surgical Health will be the Lessee or Guarantor of two and three of the Initial Properties, respectively, to be acquired from Integrated Health and Surgical Health or their respective Subsidiaries. Conflicts of interest may arise in their duties to holders of the Company's Common Stock and stockholders of Integrated Health and Surgical Health, respectively.


- - Dilution. The purchasers of the Shares will experience an immediate dilution in the net tangible book value per share of the Common Stock.


- - Absence of Prior Public Market for Common Stock; Effect of Interest
  Rates. Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained in the future or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade after completion of the offering. Furthermore the valuation of the Company is not based upon the current market value of the Initial Properties. Rather, the estimated initial offering price for the Common Stock was determined by dividing the estimated dividend distributions to be paid to the purchasers of Common Stock in this Offering by a minimum annual yield. In addition, since the market price of common stock of a publicly-traded REIT such as the Company is determined in part by the attractiveness of the yield on such common stock in relation to prevailing interest rates, an increase in interest rates could adversely affect the market price of the Common Stock.

                                  THE PROPERTIES

     The Initial Properties, which will not be subject to any previously existing mortgage debt when acquired, are summarized in the following table by
Guarantor:


                                                                    INITIAL    INITIAL                         PERCENTAGE
                                        INITIAL PROPERTY            PROPERTY    LEASE                              OF
         GUARANTOR                            NAME                  TYPE(1)     TERM     PURCHASE PRICE(2)    PORTFOLIO(3)
- ----------------------------  ------------------------------------  --------   -------   ------------------   ------------
HEALTHSOUTH                   American Sports Medicine                 RF        15         $  3,200,000            2.8%
                                Institute.........................
                              Birmingham Medical Building I.......    AHF        15            4,700,000            4.1
                              Birmingham Medical Building II......    AHF        15            9,600,000            8.3
                              One-7000 Building...................    AHF        15           13,250,000           11.5
                              Larkin Medical Building.............    AHF        15            2,250,000            1.9
                              Richmond Medical Building I.........    AHF        15            2,100,000            1.8
                              Richmond Medical Building II........    AHF        15           10,000,000            8.7
                              Little Rock.........................    ORF        15            2,060,000            1.8
                              Coral Gables........................    ORF        15            2,300,000            2.0
                              Virginia Beach(4)...................    ORF        15            1,460,000            1.2
                                                                                         ------------------      ------
                                                                                              50,920,000           44.1
OrNda                         Midway Medical Plaza................    AHF        15           20,400,000           17.7
                                                                                         ------------------      ------
                                                                                              20,400,000           17.7
Integrated Health             Mountain View.......................    LTCF       10            9,775,000            8.4
                              Gravois.............................    SACF       10            8,500,000            7.4
                                                                                         ------------------      ------
                                                                                              18,275,000           15.8
Quorum                        Goodyear Clinic.....................    AHF        10            1,607,160            1.4
                              Hamiter Building....................    AHF        10            4,382,520            3.8
                              Medical Building II.................    AHF        10            5,810,320            5.0
                              Desert Springs......................    AHF        10            4,700,000            4.1
                                                                                         ------------------      ------
                                                                                              16,500,000           14.3
Surgical Health               South County Medical Center(4)......    ASF        15            7,400,000            6.4
                              Northlake...........................    ASF        13            1,040,000            0.9
                              North Shore.........................    ASF        15              910,000            0.8
                                                                                         ------------------      ------
                                                                                               9,350,000            8.1
                                                                                         ------------------      ------
                                                                                Total       $115,445,000          100.0%
                                                                                         ===============      ==========


- ---------------

(1) RF means research facility, AHF means ancillary hospital facility, ORF means outpatient rehabilitation facility, LTCF means long-term care facility, SACF means sub-acute care facility and ASF means ambulatory surgery facility.
(2) Includes the purchase price for land, improvements and fixtures but does not include estimated net capitalized acquisition costs, aggregating approximately $1.05 million.
(3) Based upon purchase price.

(4) Purchase is subject to the receipt of certain approvals, which are expected to be received in June 1994.


     Ancillary hospital facilities, which are contiguous or adjacent to a hospital, provide a variety of medical services such as diagnostic, outpatient surgery and rehabilitation services, in addition to physician offices and selected hospital support services. Outpatient rehabilitation facilities offer a comprehensive range of rehabilitative healthcare services, including physical therapy and occupational therapy, and focus predominantly on orthopaedic injuries, sports injuries, work injuries, hand and upper extremity injuries, back injuries and various neurological/neuromuscular conditions. Long-term care facilities generally provide a variety of extended care and services to the elderly. Sub-acute care facilities provide monitoring, specialized care and comprehensive rehabilitative therapy required by sub-acute and medically complex patients. Ambulatory surgery centers provide various surgical procedures, typically on an outpatient basis.

     The Company may fund the purchase of additional properties by future equity or debt financing or by reinvestment of proceeds from the sale of properties. The Company may incur indebtedness and mortgage its properties in furtherance of its activities. There are no restrictions on the number of mortgages which may be placed on a single property. The Company's present policy prohibits incurring debt (secured or unsecured) in excess of 50% of its total capitalization. However, this debt limitation policy can be changed by the Board of Directors without stockholder approval. Moreover, there are no Bylaws or other provisions that require such limitation. Based on the midpoint of the filing range, the Company estimates that it will borrow approximately $14,795,000 under the Bank Credit Facility at the closing of this Offering to fund the balance of the purchase price for the Initial Properties, which will result in a debt-to-total capitalization ratio of 12.7%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Investment and Other Policies."

     The Company has agreed to reimburse the actual costs incurred by Crescent Capital Partners (the "Partnership") on behalf of the Company up to $1,675,000 from the proceeds of the Offering. Crescent Capital Partners is an Alabama general partnership, the partners of which are Richard M. Scrushy, John W. McRoberts and Michael D. Martin. These costs relate to the activities of the Partnership prior to the formation of the Company, including organizing the Company, negotiating the acquisitions of the Initial Properties, performing due diligence investigation related to the Initial Properties, performing corporate work in contemplation of the Offering, preparing the Registration Statement, providing interim financing for and closing the acquisition of the Initial Properties, employee compensation (including salaries of the executive officers), travel and overhead. In addition, John W. McRoberts, Richard M. Scrushy, Michael D. Martin and HEALTHSOUTH (the "Founding Stockholders") purchased an aggregate of 180,000 shares for $.001 per share, which are valued at $3,420,000 based upon the midpoint of the filing range. See "Management -- Certain Transactions" for more detailed information relating to the amounts to be received by affiliates of the Company upon completion of the Offering, and "Principal Stockholders" with respect to the stock ownership of such persons.

     The Company's principal executive offices are located at One Perimeter Park South, Suite 335-S, Birmingham, Alabama 35243, and its telephone number is (205) 967-2092.

                             INVESTMENT OBJECTIVES

     The Company will seek to generate stable and increasing distributions through a self-administered portfolio management program that will allow the Company to maintain diversity and expand the Company's healthcare properties portfolio. The Company's investment objectives are: (i) to generate current income for stockholders; (ii) to provide increased returns to stockholders through the acquisition and development of additional properties, which may require the use of additional debt or equity financing; (iii) to provide stockholders with the opportunity to realize capital growth resulting from appreciation, if any, in the residual values of properties acquired; and (iv) to preserve and protect stockholders' capital. There can be no assurance that the Company will be successful in meeting these objectives. See "Risk Factors" and "Investment and Other Policies."

                                  THE OFFERING


    Common Stock to be offered......................................  5,800,000 shares(1)
    Common Stock to be outstanding after the Offering...............  5,980,000 shares(2)
    New York Stock Exchange Symbol..................................  CCT


- ---------------

(1) Does not include up to 870,000 shares of Common Stock, if any, that may be purchased by the several Underwriters to cover over-allotments or 418,600 shares reserved for issuance pursuant to the Company's 1994 Stock Incentive Plan. See "Management -- 1994 Stock Incentive Plan."
(2) Includes 180,000 shares (the "Founders' Shares"), sold in connection with the organization of the Company to the Company's Founding Stockholders for an aggregate of $180 on March 31, 1994, of which 82,656 shares are owned by Richard M. Scrushy, 71,280 shares are owned by HEALTHSOUTH, 18,000 shares are owned by John W. McRoberts and 8,064 shares are owned by Michael D. Martin. Each Founding Stockholder paid $.001 per share for the Founders' Shares. See "Dilution" and "Principal Stockholders."

                                USE OF PROCEEDS

     At the midpoint of the filing range, the net proceeds to the Company from the sale of the Shares offered hereby are estimated to be approximately $101,925,000 after deduction of estimated underwriting commissions and Offering expenses. The purchase price of the Initial Properties, including net estimated acquisition expenses of approximately $1,050,000, will be approximately $116,495,000. All of the net proceeds will be applied against the purchase price of the Initial Properties. The balance of the purchase price required for the Initial Properties will be covered by borrowings of approximately $14,795,000 under the Bank Credit Facility. The Company intends to close all of the Initial Properties into escrow on or before the Effective Date of the Offering, and such Initial Properties will be released from escrow as soon as practical after the closing of the Offering. See "Business -- Initial Properties."

                         DISTRIBUTIONS TO STOCKHOLDERS


     The Company intends to make quarterly distributions to stockholders of approximately 85% to 95% of its cash available for distribution (estimated to be approximately $9,042,000 to $10,106,000). In any event, the Company intends to pay annual amounts at least sufficient to satisfy the annual distribution requirements imposed on REITs. In general, such REIT distribution requirements provide that at least 95% of the Company's REIT taxable income must be distributed annually to stockholders, which amount is estimated to be $1.28 per share ($7,654,400). See "Federal Income Tax Considerations -- Taxation of the Company." The Company expects to make distributions in excess of 95% of its REIT taxable income. Payment of distributions, however, will be at the discretion of the Company's Board of Directors at all times and will depend upon various factors including the Company's financial condition, earnings, anticipated investments, and other relevant factors. Under certain circumstances, it may be necessary for the Company to borrow or liquidate investments to satisfy its REIT distribution requirements. See "Federal Income Tax Considerations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     Aggregate Base Rent under the Leases results in estimated cash available for distribution of $1.78 per share after deducting estimated interest and operating expenses. Such estimated cash available for distribution does not give effect to any delay in the acquisition of or failure to acquire the Initial Properties, to any payments of Additional Rent, to the acquisition of any properties in addition to those identified in this Prospectus or the incurrence of indebtedness in connection therewith. No assurance can be given that the Initial Properties will perform as expected or that the estimated cash available for distribution will be obtained. The Company estimates that approximately 11% to 20% of the distributions that could have been made by the Company for the twelve months ended March 31, 1994, represent return of capital for federal income tax purposes and, therefore, would not be subject to current federal income tax. Such nontaxable distributions would reduce a stockholder's tax basis in its Common Stock and any gain or loss recognized on the subsequent sale of such shares or upon liquidation of the Company would be increased or reduced accordingly. Any distributions that exceed a stockholder's basis in its Common Stock would be treated as gain from the sale or exchange of such Common Stock for federal income tax purposes. See "Distributions to Stockholders" and "Pro Forma Balance Sheet and Statements of Estimated Revenues Less Expenses."



     For each of the first six quarters in which distributions are paid by the Company, the Founding Stockholders have consented to contribute to the Company the after-tax portion of any distributions paid to them for such quarter if (i) the annualized distributions paid in such quarter do not equal or exceed $1.70 per share ($0.425 per share per quarter) or (ii) the aggregate distributions paid in such quarter on the outstanding shares exceed 95% of the cash available for distribution for the relevant quarterly period. The Company estimates that the aggregate distributions payable to the Founding Stockholders will be $271,800 (based on a distribution of 85% of estimated cash available for distribution) and $304,200 (based on a distribution of 95% of estimated cash available for distribution), subject to the Founding Stockholders' contribution agreement.

       SUMMARY HISTORICAL, PRO FORMA AND ESTIMATED FINANCIAL INFORMATION



     The following table sets forth financial information for the Company which is derived from the Balance Sheet, the Pro Forma Balance Sheet and the Statements of Estimated Revenues Less Expenses included elsewhere in this Prospectus. The adjustments for the Offering assume an initial public offering price at the midpoint of the filing range and that the Underwriters' over-allotment option is not exercised.



     Estimated revenues less expenses is presented for the year ended December 31, 1993, and the three months ended March 31, 1994, as if the Offering and the acquisitions of the Initial Properties by the Company had occurred, and as if the respective Leases had been in effect, at January 1, 1993. The pro forma balance sheet data is presented as of March 31, 1994, as if the Offering and the transfers of the Initial Properties to the Company had occurred, and as if the respective Leases had been in effect, at that date. The pro forma and estimated information incorporates certain assumptions that are included in the notes to the Pro Forma Balance Sheet and Statements of Estimated Revenues Less Expenses included elsewhere in this Prospectus. See "Selected Historical, Pro Forma and Estimated Financial Information" and "Pro Forma Balance Sheet and Statements of Estimated Revenues Less Expenses." The pro forma and estimated information does not purport to represent what the actual financial position or results of operations of the Company would have been as of or for the periods indicated nor does it purport to represent any future financial position or results of operations for any future period.



                                                       AT OR FOR THE
                                             THREE MONTHS ENDED MARCH 31, 1994
                                          ---------------------------------------   YEAR ENDED DECEMBER 31, 1993
                                                             AS ADJUSTED FOR THE    -----------------------------
                                                              OFFERING AND THE      AS ADJUSTED FOR THE OFFERING
                                                             ACQUISITION OF THE      AND THE ACQUISITION OF THE
                                          HISTORICAL(1)      INITIAL PROPERTIES          INITIAL PROPERTIES
                                          -------------     ---------------------   -----------------------------
ESTIMATED REVENUES LESS EXPENSES:
  Revenues..............................          --            $   3,478,586                $13,914,344
  Interest expense......................          --                  278,182                  1,112,729
  Estimated revenues less expenses......          --                2,276,111                  9,104,444
  Estimated revenues less expenses per
     share..............................          --            $        0.38                $      1.52
  Shares outstanding....................     180,000                5,980,000                  5,980,000
PRO FORMA BALANCE SHEET DATA:
  Real estate properties, net...........          --            $ 116,495,000
  Total assets..........................     $   180              116,720,000
  Bank Credit Facility..................          --               14,795,480
  Total stockholders' equity............         180              101,924,520
OTHER DATA:
  Estimated cash available for
     distribution(2)....................          --            $   2,659,468                $10,637,872
  Estimated cash available for
     distribution per share(2)..........          --            $        0.44                $      1.78


- ---------------

(1) The Company was incorporated on March 31, 1994.

(2) Estimated cash available for distribution is estimated revenues less expenses plus depreciation, amortization and other non-cash items less accrued rental income. Distributions in excess of net income generally constitute a return of capital. Management considers cash available for distribution to be an informative measure of the performance of an equity REIT and consistent with measures used by analysts to evaluate equity REITs. Cash available for distribution does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.

                           TAX STATUS OF THE COMPANY

     The Company intends to qualify and to make an election to be taxed as a REIT under Section 856(c) of the Code, commencing with its taxable year ending December 31, 1994. If the Company so qualifies and elects taxation as a REIT, the Company generally will not be subject to federal income tax to the extent that it distributes its REIT taxable income to stockholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any alternative minimum tax) on its taxable income at regular corporate rates. See "Risk Factors" and "Federal Income Tax Considerations" for a more detailed discussion of the consequences of the failure of the Company to qualify as a REIT. Even if the Company qualifies as a REIT, the Company may be subject to state and local taxes on its income and property and federal income and excise taxes on its undistributed income.

                                  RISK FACTORS

     An investment in the Common Stock involves various risks. There can be no assurance that the Company will achieve its investment objectives. In addition to general investment risks and those factors set forth elsewhere in this Prospectus, investors should consider the following factors before making a decision to purchase Shares.

LACK OF OPERATING HISTORY AND INEXPERIENCE OF MANAGEMENT IN OPERATING A REIT

     The Company has been recently organized and has no operating history. The Company will be self-administered and therefore will not have a third-party investment advisor. The Company's Board of Directors and executive officers will have overall responsibility for management of the Company. Although certain of the Company's officers and directors have extensive experience in the acquisition, development, financing and leasing of real properties and certain of the Company's directors have extensive experience in the operation of healthcare facilities and publicly-owned corporations, no officer has prior experience in the healthcare industry nor in operating a business in accordance with the Code requirements for maintaining qualification as a REIT. Failure to maintain REIT status would have an adverse effect on the Company's ability to make anticipated distributions to stockholders. There can be no assurance that the past experience of management will be appropriate to the business of the Company. See "Management."

LESS CASH AVAILABLE FOR DISTRIBUTION FROM FAILURE TO PURCHASE OR DELAY IN PURCHASING THE INITIAL PROPERTIES


     The purchase of one or more of the Initial Properties may not be consummated or may be delayed for various reasons, such as the occurrence of significant casualty losses. If the acquisition of any of the Initial Properties is not consummated prior to the closing date specified in the respective Purchase Agreements, the seller of such Initial Property may not be obligated thereafter to sell such Initial Property to the Company. The Company intends to close the purchase of the Initial Properties into escrow on or before the Effective Date of the Offering, and such Initial Properties will be released from escrow as soon as practical after the closing of the Offering, except for the South County Medical Center facility, and the Virginia Beach facility, which will be acquired as soon as practical after the receipt of certain approvals. In the case of the South County Medical Center facility, construction is substantially completed and a certificate of occupancy from the proper authority is expected to be received in June 1994. As of May 25, 1994, leases had been signed for over 93% of the rentable space in the South County Medical Center and temporary certificates of occupancy have been issued as present tenants move in. In the case of the Virginia Beach facility, approval of the formation of a commercial condominium is expected to be obtained in June 1994. Pending identification and acquisition of alternative properties to purchase, should the consummation of the purchase of any of the Initial Properties not occur as and when planned, the funds intended for such acquisition will be invested in accordance with the Company's investment policies. The anticipated yield on such interim investments, if made, will be substantially less than the expected return on the Initial Properties and the other real estate investments that the Company will seek to make and less than the anticipated level of distributions to the Company's stockholders.


     In addition, if the purchase of any of the Initial Properties does not occur, there can be no assurance that the terms of the Lease for any property acquired in substitution for such Initial Properties will be as advantageous to the Company as those pertaining to the property that was not acquired. If this occurs, there may be an adverse effect on the Company's ability to make the anticipated distributions to stockholders.

SPECIFIC RISKS RELATING TO HEALTHCARE FACILITIES


     Lessees' Reliance on Government Reimbursement. A significant portion of the revenue of the Lessees and the Guarantors is derived from government reimbursement programs, such as Medicare and Medicaid. While it varies with each Lessee and Guarantor and changes from time to time, at least one-third of the revenue of each of the Lessees and the Guarantors is derived from such programs. Although lease payments to the Company are not directly linked to the level of government reimbursement, to the extent that changes in these programs have a material adverse affect on the Lessees, such changes could have an impact on their ability to make lease payments. The Medicare program is highly regulated and subject to frequent and substantial changes. In recent years, fundamental changes in the Medicare program (including the implementation of a prospective payment system ("Prospective Payment System" or "PPS") in which facilities are reimbursed generally a flat amount based on a patient's diagnosis and not based on the facility's cost for inpatient services at medical surgical hospitals) have resulted in reduced levels of payment for a substantial portion of healthcare services. The Medicaid program is a federally-mandated, state-run program providing benefits to low income and other eligible persons and is funded through a combination of state and federal funding. The method of reimbursement under Medicaid varies from state to state, but is typically based on rates negotiated between the provider and the state, or is based on per diem or per diagnosis rates similar to Medicare. Moreover, healthcare facilities have experienced increasing pressures from private payors attempting to control healthcare costs that have reduced reimbursement to levels approaching that of government payors. See "Business -- Government Regulation."


     Considerable uncertainties surround the future determination of payment levels under government reimbursement programs. In addition, future budget reductions in government financed programs could significantly reduce payments made to Lessees and Guarantors, and there can be no assurance that future payment rates will be sufficient to cover cost increases in providing services to patients. Reductions in payments pursuant to government healthcare programs could have an adverse impact on a Lessee's or Guarantor's financial condition and, therefore, could adversely affect the ability of the Lessee or Guarantor to make rental payments.


     Impact of Reduced Occupancy Rates in Hospitals Adjacent to Ancillary Hospital Facilities Being Acquired. Most of the hospitals adjacent to the ancillary hospital facilities being acquired are substantially less than fully occupied on an inpatient basis. Despite such occupancy rates, however, the Company believes that operating cash flow produced by such hospitals will adequately cover rental payments to the Company. See information regarding annual coverage ratios under the caption "Business -- Initial Properties." If the inpatient occupancy rate at such a hospital were to deteriorate to a level at which operating cash flow would be insufficient to cover the rental payments to the Company on the particular ancillary hospital facility, the Company would have to rely upon the general credit of the Lessee or the related Guarantor.


     Healthcare Reform. The healthcare industry is undergoing significant changes as third-party payors attempt to control the cost, utilization and delivery of healthcare services. In addition, President Clinton and certain members of Congress recently announced comprehensive healthcare reform proposals which include such elements as universal coverage and the acquisition of coverage through regional health alliances. Political and other cost-control initiatives regarding the cost and delivery of healthcare are also currently being considered, and reductions in payments to physicians or other changes in reimbursement for healthcare services by other third-party payors could materially adversely affect the financial condition of the tenants of some of the Initial Properties. Substantially all of the tenants of the Initial Properties are in the medical profession and the Company believes that such tenants are dependent on payment for their services by third-party payors. No assurance can be given whether or to what extent any of the healthcare proposals will be enacted into law, or what effect any such proposals or subsequent legislation, if any, or other changes regarding healthcare would have on the financial condition of the tenants of the Initial Properties and their ability to make lease payments or renew leases.

     Proximity to Hospitals. Some of the Initial Properties are in close proximity to one or more hospitals. The relocation or closure of a hospital could make the Company's Initial Properties in such area less desirable to doctors affiliated with such hospital and affect the Lessee's ability to renew leases and attract new tenants.

     Government Regulation of Healthcare Industry. The healthcare industry is highly regulated by federal, state and local law, state and local licensing requirements, facility inspections, reimbursement policies, regulations concerning capital and other expenditures, certification requirements and other laws, regulations and rules. The failure of any Lessee or sublessee to comply with such laws, requirements and regulations could affect the Lessee's ability to operate the Initial Property or Initial Properties which it leases from the Company. For example, the certificate of need ("CON") for the Northlake facility has been challenged in two related Georgia state court proceedings. See "Business -- Surgical Health Initial Properties -- Northlake."

     Potential Operator Loss of License or Certification. Healthcare operators are subject to federal and state laws and regulations which govern financial and other arrangements between healthcare providers. These laws prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. They also require compliance with a variety of safety, health and other requirements relating to the conditions of the licensed facility and quality of care provided. Possible sanctions for violation of these laws and regulations include loss of license or certification and the imposition of civil monetary and criminal penalties.

     In certain circumstances, conviction of abusive or fraudulent behavior with respect to one facility may subject other facilities under common control or ownership to disqualification from participation in the Medicare and Medicaid programs.

     Because this area of the law currently is subject to intense scrutiny, additional laws and regulations may be enacted which could require changes in certain operations of the Lessees and sublessees of the Initial Properties. A Lessee's loss of license or Medicare/Medicaid certification could result in the Company having to obtain another Lessee for the affected Initial Property. No assurances can be given that the Company could contract with such a Lessee on a timely basis or on acceptable terms and a failure of the Company to do so could have an adverse effect on the Company's revenues.

     Limitations on Transfers and Alternative Uses of Initial
Properties. Transfers of operations of certain healthcare facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate. In addition, certain of the Initial Properties are special purpose facilities that may not be easily adaptable to non-healthcare-related uses.


APPRAISALS



     While all of the Initial Properties have been appraised and are being purchased by the Company at purchase prices not greater than the appraised value, appraisals are only estimates of value and should not be relied upon as a precise measure of realizable value. Investors should exercise caution in evaluating appraisal results. See "Business -- Appraisals."


RISKS OF LEVERAGE AND DEFAULT

     The Company may incur indebtedness and mortgage its properties in furtherance of its activities. The Company's present policy prohibits incurring debt (secured or unsecured) in excess of 50% of total capitalization. However, this limitation can be changed by the Board of Directors without stockholder approval. Moveover, there are no Bylaws or other provisions which require such limitation.

     The Company may borrow funds and mortgage its properties in connection with the acquisition of additional properties and for purposes of funding other capital and operating expenditures, including expenditures relating to the renovation, modification or expansion of Initial Properties. In addition, the Company may be required to borrow money and/or mortgage its properties to fund any cash shortfall in order to meet its cash distribution requirements if 95% of the Company's REIT taxable income exceeds its cash available for distribution. See "Investment and Other Policies." The Company expects that in the definitive agreements for the Bank Credit Facility it will be prohibited from declaring or paying dividends (other than as the Company determines is necessary to maintain its status as a REIT for federal income tax purposes) if at the time of such action an event of default under the Bank Credit Facility has occurred and is continuing or would exist immediately after giving effect to such action. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Any borrowings, including borrowings under the Bank Credit Facility, as well as the resulting interest expense and principal repayments therefrom, could negatively affect the Company's cash available for distribution. The Bank Credit Facility matures two years from the date of its closing. The Company intends to renew the Bank Credit Facility or repay the outstanding balance at that time with proceeds from a refinancing or from a sale of debt or equity securities. There can be no assurances that NationsBank will agree to renew the Bank Credit Facility on terms favorable to the Company or that the Company will be able to obtain refinancing proceeds or proceeds from the sale of debt or equity securities. If the Company defaults on any loan secured by mortgages the Company may place on any of its properties, the lenders may foreclose on such property and the Company could lose its investment therein. The degree of risk associated with borrowings will increase if the Company borrows on terms involving a variable interest rate or a "balloon" payment at maturity.

BOARD MAY CHANGE INVESTMENT POLICIES

     The Company's Board of Directors may change the investment policies of the Company without stockholder approval. Such policy changes may have adverse consequences on the Company.

DILUTION


     The purchasers of the Shares offered hereby will experience immediate dilution of $1.985 per share in the net tangible book value ($1.902 per share assuming full exercise of the Underwriters' over-allotment option).


LACK OF INDUSTRY DIVERSIFICATION

     While the Company is authorized to invest in various types of income-producing real estate, its current strategy is to acquire and hold, for long-term investment, healthcare-related properties. Consequently, the Company currently has chosen not to include assets selected to reduce risks associated with an investment in real estate in the healthcare industry, and will be subject to the risks associated with investments in a single industry.

REAL ESTATE INVESTMENT RISKS

     Illiquidity of Real Estate Investments. Investments in the Initial Properties or properties in which the Company may invest in the future are subject to risks typically associated with investments in real estate. Equity investments in real estate are relatively illiquid, and, therefore, the ability of the Company to vary its portfolio in response to changed conditions will be limited.

     Reliance on Lessees and Guarantors. The success of the Company's investments in the Initial Properties will be dependent on the success of the business of the Lessees and on the Guarantors with respect to each Lease. The obligations under the guarantees will be unsecured and may be structurally subordinated to secured indebtedness of the Guarantors to the extent of the assets securing such indebtedness. The operating results of the Initial Properties underlying the Company's investments will depend upon various factors over which the Company will have no control and which may affect the present or future cash flows of the Company. Those factors include general economic conditions, changes in the supply of, or demand for, competing healthcare facilities, changes in occupancy levels, the ability of the Lessees through rate increases or otherwise to absorb increases in operating expenses and changes in government regulations and zoning laws.

     No assurance can be given that a Lessee will exercise any option to renew its Lease upon the expiration of the initial term. In such an instance, the Company may not be able to locate a qualified purchaser or a qualified replacement tenant, as a result of which it would lose a source of revenue while remaining responsible for the payment of its obligations.

     Development Projects. The Company's investment policies permit it to enter into build-to-suit type agreements that by their terms require conversion to leases upon the completion of the development of the facility. The Initial Properties do not include any development projects. Such activities, if undertaken, might subject the Company to risks related to delays in construction, cost of materials, financing availability, volatility in interest rates, labor availability and other property development uncertainties. Development projects are generally considered to involve greater risks than the sale and lease-back of operating properties. See "Investment and Other
Policies -- Investment Policy." Although the Company will attempt to minimize the risks associated with development activities, including obtaining additional forms of security and collateral beyond that provided by the Leases, no assurances can be given that such additional security will be effective.

ENVIRONMENTAL RISKS AND COST OF REMEDIATION

     Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property (such as the Company will be) may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances (including government fines and injuries to persons and adjacent property). Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances and may be imposed on the owner in connection with the activities of an operator of the property. The cost of any required remediation, removal, fines or personal or property damages and the owner's liability therefor could exceed the value of the property and/or the aggregate assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral, which in turn would reduce the Company's revenues and ability to make distributions.

     Although the Purchase Agreements and the Leases require the seller or Lessee, as the case may be, to indemnify the Company for certain environmental liabilities with respect to the Initial Properties, the scope of such obligations may be limited and there can be no assurances that any such seller or Lessee will be able to fulfill its indemnification obligations. Nor can there be any assurance that those indemnities will be sufficient to cover any liability for any or all of the hazardous substances that may exist at the Initial Properties. See "Business -- Environmental Matters."

CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

     The Company intends at all times to elect and operate so as to qualify as a REIT. If the Company qualifies as a REIT, it will generally be allowed a deduction for dividends paid to its stockholders in computing its federal taxable income. This treatment substantially eliminates the "double taxation" of corporate earnings. If in any taxable year the Company did not qualify as a REIT, it would be taxed as a corporation and distributions to stockholders would not be deductible by the Company in computing taxable income. In addition, unless the Company were entitled to relief under certain statutory provisions, the Company would also be disqualified from electing treatment as a REIT for the four succeeding years following the year in which qualification was lost. Failure to so qualify, even in one taxable year, could cause the Company to dramatically reduce its dividends.

     To qualify as a REIT, the Company will be required, among other things, to distribute at least 95% of its REIT taxable income to stockholders each year. In order to maintain status as a REIT, the Company must satisfy certain requirements on a continuing basis, which requirements may substantially affect day-to-day decision making by the Company. No assurance can be given that the Company will at all times satisfy these tests. Possible timing differences between receipt of income and payment of expenses, and the inclusion and deduction of such amounts in determining taxable income, could require the Company to reduce its dividends below the level necessary to maintain its qualification as a REIT, which would adversely affect the Company's ability to maintain REIT status. See "Federal Income Tax Considerations -- Taxation of the Company."

     Even if the Company qualifies as a REIT, certain transactions or other events could result in the imposition of federal tax at rates ranging from four percent to 100% on certain types of the Company's income or gains.


ANTITAKEOVER EFFECT OF OWNERSHIP LIMIT AND POWER TO ISSUE ADDITIONAL SHARES



     For the Company to qualify as a REIT under the Code in any taxable year, no more than 50% in value of its outstanding stock may be owned directly, or indirectly by attribution, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the second half of the Company's taxable year (other than during the first year for which the Company elects to be treated as a REIT). In addition, the outstanding stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportional part of a shorter taxable year (other than during the first year for which the Company elects to be treated as a REIT). See "Federal Income Tax Considerations."

     Because of the stock ownership requirements applicable to REITs, the Company's charter (the "Charter") contains restrictions on transfer of its stock. Such restrictions authorize the Company to refuse to transfer stock to any person, if as a result of such transfer such person or entity would beneficially own stock in excess of 9.8% in number or value of the outstanding stock of the Company ("Excess Shares"). Such provisions may inhibit market activity and the resulting opportunity for stockholders to realize a premium for their Common Stock that might otherwise exist if a stockholder were attempting to assemble a block of stock in excess of 9.8% in number or value of the outstanding stock. Also, there can be no assurance that such provisions will in fact enable the Company to meet the relevant REIT stock ownership requirements.



     The Company's Charter authorizes the Board of Directors to cause the Company to issue additional authorized but unissued shares of Common Stock or preferred stock (the "Preferred Stock") and to classify or reclassify any unissued shares of Common Stock or Preferred Stock and to set the preferences, rights and other terms of such classified or unclassified shares. See "Description of Securities." Although the Board of Directors has no such intention at the present time, it could establish a series of Preferred Stock that could, depending on the terms of such series, delay or impede a transaction or a change of control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders. The Charter and Bylaws of the Company also contain other provisions that may delay or impede a transaction or a change of control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws -- Removal of Directors," "-- Control Share Acquisitions" and "-- Advance Notice of Director Nominations."


COMPETITION

     The Company will be competing for additional investments with, among other investors, healthcare providers, other healthcare related REITs, real estate partnerships and financial institutions. Certain of these investors may have greater capital resources than the Company.

     All of the Initial Properties operate in a competitive environment, and patients and referral sources, including physicians, may change their preferences for a healthcare facility from time to time. The Initial Properties compete with other similar facilities in their various locations for the support of the medical community. Additionally, other healthcare facilities in which the Company may invest will likely compete with similar facilities for the support of the medical community and the general public. Some significant competitive factors for the placing of physicians in ancillary hospital facilities and patients in medical facilities include reputation, physical appearance of the facilities, services offered, quality of care, family preferences, physician services, location and price. See "Business."


MARYLAND BUSINESS COMBINATION LAW



     Under the Maryland General Corporation Law ("MGCL"), certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any person who owns ten percent or more of the voting power of the corporation's shares (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be approved by two super-majority stockholder votes unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws -- Business Combinations."


RISKS FOR IRAS AND INVESTORS SUBJECT TO ERISA

     Fiduciaries of individual retirement accounts or other pension, profit sharing or employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider whether an investment in Shares satisfies the diversification requirements of ERISA and whether the investment is prudent in light of the possible limitations on the marketability of the Shares. See "Employee

Plans and Individual Retirement Accounts." In addition, some or all of the distributions by a REIT to a tax-exempt employee's pension fund that owns more than 10 percent in value of such REIT may be treated as unrelated business taxable income ("UBTI") under the Code if the REIT constitutes a "pension-held REIT" and if other conditions are met. The Company does not expect that it will be a "pension-held REIT" for federal income tax purposes. See "Federal Income Tax Considerations -- Taxation of Domestic Stockholders -- Taxation of Tax Exempt Stockholders."

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the efforts of its executive officers, Messrs. McRoberts, Harlan and Kizer. The loss of the services of any one of these individuals could have a material adverse effect on the performance of the Company. The Company has not entered into any employment agreements with any of its executive officers.

CONFLICTS OF INTEREST

     A conflict of interest exists between the Company and HEALTHSOUTH with respect to the sale of the HEALTHSOUTH Initial Properties to the Company and the lease of the HEALTHSOUTH Initial Properties by the Company to HEALTHSOUTH and Subsidiaries of HEALTHSOUTH. The acquisition price of each of the HEALTHSOUTH Initial Properties has been determined based upon future rental income, operating history, age, location and condition of the property and other relevant factors, including appraisals. The appraised value of the HEALTHSOUTH Initial Properties is approximately $54,070,000. The Company will pay $50,920,000 in cash to HEALTHSOUTH and its Subsidiaries for the HEALTHSOUTH Initial Properties. See "Business -- Appraisals."

     Two of the nine directors of the Company are executive officers and directors of HEALTHSOUTH. Conflicts of interest exist with respect to their duties to Company stockholders and HEALTHSOUTH stockholders. There may from time to time be disputes between the Company as landlord and HEALTHSOUTH and Subsidiaries of HEALTHSOUTH as tenants with respect to maintenance, repairs, defaults, and similar items. It is also possible that the Company will engage in other transactions with HEALTHSOUTH or its Subsidiaries in addition to acquiring and leasing the HEALTHSOUTH Initial Properties, such as purchasing additional properties from HEALTHSOUTH or its Subsidiaries and leasing back all or a portion of such additional properties. As a result, conflicts of interest between the Company and HEALTHSOUTH may arise under certain circumstances.

     Two of the nine directors of the Company are also directors of Integrated Health and Surgical Health. A conflict of interest also exists between the Company and Integrated Health and Surgical Health with respect to the sale to the Company of certain of the Initial Properties owned by Integrated Health and Surgical Health or their Subsidiaries, and the lease of those Initial Properties from the Company to Integrated Health and Surgical Health or their Subsidiaries. The acquisition prices of each of the Initial Properties acquired from Integrated Health and Surgical Health or their Subsidiaries, have been determined based upon future rental income, operating history, age, location and condition of the property and other relevant factors, including appraisals. The appraised values of the Initial Properties acquired from Integrated Health and Surgical Health or their Subsidiaries, are $18,300,000 and $9,350,000, respectively. The Company will pay $18,275,000 and $9,350,000 in cash for the Initial Properties acquired from Integrated Health and Surgical Health or their Subsidiaries, respectively.

     The Company's Bylaws require that any transactions (including a property acquisition) between the Company and any of its officers and directors or their affiliates be approved by a majority of the directors not interested in such transaction, including a majority of the Disinterested Directors and such directors must conclude that the terms of the transaction are fair and reasonable and are no less favorable than can be obtained from unaffiliated third parties.

ABSENCE OF PRIOR PUBLIC MARKET FOR COMMON STOCK; EFFECT OF INTEREST RATES


     Prior to the Offering, there has been no public market for the Company's Common Stock. There can be no assurance that an active trading market will develop or be sustained following the Offering or that purchasers of the Common Stock in the Offering will be able to liquidate their investments or to resell such Common Stock at or above the initial offering price. The initial public offering price will be determined through negotiations between the Company and the Representatives of the Underwriters and may not be indicative of the market price of the Common Stock after the Offering. Furthermore the valuation of the Company is not based upon the current market value of the Initial Properties. Rather, the estimated initial offering price for the Common Stock was determined by dividing the estimated dividend distributions to be paid to the purchasers of Common Stock in this Offering by a minimum annual yield. See "Underwriting" for a description of the factors to be considered by the Company and the Underwriters in setting the initial public offering price of the Common Stock. The market value of the Common Stock could be substantially influenced by general market conditions. In addition, since the market price of common stock of a publicly-traded REIT such as the Company is determined in part by the attractiveness of the yield on such common stock in relation to prevailing interest rates, an increase in interest rates could adversely affect the market price of the Common Stock. Moreover, numerous other factors, such as government regulatory action and tax laws, could have a significant impact on the future market price of the Common Stock.

                                USE OF PROCEEDS


     At the midpoint of the filing range, the net proceeds to the Company from the sale of the Shares offered hereby are estimated to be approximately $101,925,000 after deduction of estimated underwriting commissions and Offering expenses. The purchase price of the Initial Properties, including net estimated acquisition expenses of approximately $1,050,000, will be approximately $116,495,000. All of the net proceeds will be applied against the purchase price of the Initial Properties. The balance of the purchase price required for the Initial Properties will be covered by borrowings of approximately $14,795,000 under the Bank Credit Facility. The Company intends to close all of the Initial Properties into escrow on or before the Effective Date of the Offering, and such Initial Properties will be released from escrow as soon as practical after the closing of the Offering. See "Business -- Initial Properties."


     Any net proceeds from the exercise of the Underwriters' over-allotment option will be invested in short-term investment grade instruments, interest-bearing bank accounts or certificates of deposit, money market securities, U.S. government securities and mortgage-backed securities guaranteed by U.S. federal agencies, mortgage loans, mortgage participation and certain other similar investments, pending their use. Such funds will be used, along with funds available from the Bank Credit Facility, to acquire additional properties consistent with the Company's investment policies.

     The Company has obtained a written commitment from a consortium of banks led by NationsBank for a $60 million Bank Credit Facility to finance a portion of the purchase price for the Initial Properties, the acquisition of additional properties and for general corporate purposes. The Bank Credit Facility is expected to be closed on or before the Effective Date with funds being advanced upon the closing of this Offering and will contain customary financial covenants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company has agreed to reimburse, upon closing of the Offering, the actual costs incurred by the Partnership on behalf of the Company up to $1,675,000 from the proceeds of the Offering. These costs relate to organizing the Company, negotiating the acquisitions of the Initial Properties, performing due diligence related to the Initial Properties, performing corporate work in contemplation of the Offering, preparing the Registration Statement and providing interim financing for and closing the acquisition of the Initial Properties, employee compensation, travel and overhead.

                         DISTRIBUTIONS TO STOCKHOLDERS


     The Company intends to make quarterly distributions to stockholders of approximately 85% to 95% of its cash available for distribution (estimated to be approximately $9,042,000 to $10,106,000). In any event, the Company expects to pay an amount at least sufficient to satisfy the annual distribution requirements of a REIT. In general, such requirements provide that at least 95% of the Company's REIT taxable income must be distributed annually, which income is estimated to be $1.28 per share ($7,654,400). See "Federal Income Tax Considerations -- Taxation of the Company." The Company expects to make distributions in excess of 95% of its REIT taxable income. Payment of distributions, however, will be at the discretion of the Company's Board of Directors at all times and will depend upon various factors including the Company's financial condition, earnings, anticipated investments, and other relevant factors. The distribution of 85% to 95% of cash available for distribution could limit the Company's ability to acquire or develop additional properties because less cash would be accumulated in the Company. Under certain circumstances, it may be necessary for the Company to borrow or liquidate investments to satisfy its distribution requirements as a REIT. See "Federal Income Tax Considerations -- Taxation of the Company."



     Aggregate Base Rent payable under the Leases, net of estimated interest and operating expenses, will result in estimated cash available for distribution of $1.78 per share. Estimated cash available for distribution is estimated revenues less expenses plus depreciation, amortization and unfunded retirement plan expense less accrued rent. Distributions in excess of net income generally constitute a return of capital. Management considers cash available for distribution to be an informative measure of the performance of an equity REIT and consistent with measures used by analysts to evaluate equity REITs. Cash available for distribution does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. See "Notes to Pro Forma Balance Sheet and Statements of Estimated Revenues Less Expenses -- Other Data -- Estimated Cash Available for Distribution."



     Such estimated cash available for distribution does not give effect to any delay in the acquisition of or failure to acquire the Initial Properties, to any payments of Additional Rent, to the acquisition of any properties in addition to those identified in this Prospectus or the incurrence of indebtedness in connection therewith, or to the realization of proceeds on the sale or disposition of Initial Properties. No assurance can be given that the properties will perform as expected or the estimated cash available for distribution will be obtained. It is estimated that approximately 11% to 20% of the distributions that could have been made by the Company for the twelve months ended March 31, 1994, would represent return of capital for federal income tax purposes and, therefore, would not be subject to current federal income tax. Such nontaxable distributions would reduce a stockholder's tax basis in its Common Stock, and any gain or loss recognized on the sale of such Common Stock or upon liquidation of the Company would be increased or reduced accordingly. Any distributions that exceed a stockholder's basis in its Common Stock would be treated as gain from the sale or exchange of such Common Stock for federal income tax purposes. See "Pro Forma Balance Sheet and Statements of Estimated Revenues Less Expenses."



     Estimated cash available for distribution is expected to exceed the Company's estimated taxable income due to non-cash deductions taken by the Company for income tax purposes, primarily amortization and depreciation which are estimated to be approximately $80,000 and $2,517,000, respectively. Accordingly, certain distributions to stockholders may constitute a return of capital which would not be subject to federal income tax, although such distributions would lower the stockholder's basis in its Common Stock of the Company, as described above. See "Federal Income Tax Considerations."



     For each of the first six quarters in which distributions are paid by the Company, the Founding Stockholders have consented to contribute to the Company the after-tax portion of any distributions paid to them for such quarter if (i) the annualized distributions paid in such quarter do not equal or exceed $1.70 per share ($0.425 per share per quarter) or (ii) the aggregate distributions paid in such quarter on the outstanding shares exceeds 95% of the cash available for distribution for the relevant quarterly period. The Company estimates that the aggregate distributions payable to the Founding Stockholders will be $271,800 (based on a distribution of 85% of estimated cash available for distribution) and $304,200 (based on a distribution of 95% of estimated cash available for distribution), subject to the Founding Stockholders' contribution agreement.

                                    DILUTION


     As of April 30, 1994, the Founding Stockholders (Richard M. Scrushy, HEALTHSOUTH, John W. McRoberts, and Michael D. Martin) owned 180,000 shares of Common Stock. The net tangible book value of the Common Stock immediately subsequent to this Offering (based on the midpoint of the filing range of $19.00 per share, after deduction of estimated underwriting discounts and Offering expenses) will be $17.015 per share, an increase of $17.014 from the $.001 net tangible book value per share prior to the Offering(or a net tangible book value per share of $17.098 and a per share increase of $17.097, respectively, assuming full exercise of the Underwriters' overallotment option). A $1.985 per share dilution will be experienced by the purchasers of shares in this Offering (or $1.902 per share dilution assuming full exercise of the Underwriters' over-allotment option).


     The following table illustrates this dilution on a per share basis based on the midpoint of the filing range and assuming no exercise of the Underwriters' over allotment option:


    Initial public offering price per share............................            $ 19.00
      Pro forma net tangible book value per share before the
         offering......................................................  $  .001
      Increase per share attributable to new investors.................   17.014
                                                                         -------
      Pro forma net tangible book value per share after the offering...             17.015
                                                                                   -------
    Dilution per share to new investors................................            $ 1.985
                                                                                   =======


     The following table summarizes, as of April 30, 1994, after giving effect to the sale at the midpoint of the filing range of the shares of Common Stock offered hereby (i) the number and percentage of shares of Common Stock purchased from the Company, (ii) the total cash consideration for the Common Stock and
(iii) the average price per share of Common Stock paid by the public investors and the existing shareholders.

                                                                            TOTAL
                                                                        CONSIDERATION
                                                  SHARES OWNED          (IN MILLIONS)
                                              --------------------    -----------------    AVERAGE PRICE
                                               NUMBER      PERCENT    AMOUNT    PERCENT      PER SHARE
                                              ---------    -------    ------    -------    -------------
Existing shareholders.......................    180,000       3.0%    $   .0        .0%       $  .001
New investors...............................  5,800,000      97.0      110.2     100.0          19.00
                                              ---------    -------    ------    -------
          Total.............................  5,980,000     100.0%    $110.2     100.0%
                                               ========     =====     ======     =====

     As of the Effective Date of the Offering, the Company intends to grant options to purchase 260,000 shares of Common Stock at an exercise price equal to the initial offering price per share. The foregoing table assumes no exercise of outstanding stock options. See "Management -- Stock Option Plan" and Note 5 to the Company's Balance Sheet.

                                 CAPITALIZATION

     The following sets forth the historical capitalization of the Company as of March 31, 1994, and as adjusted to give effect to the sale of the Shares offered hereby (assuming an initial public offering price at the midpoint of the filing range and after deducting underwriters' discounts and Offering expenses), and the acquisitions of the Initial Properties:

                                                                                   AS ADJUSTED FOR
                                                                                   THE OFFERING AND
                                                                      AT            ACQUISITION OF
                                                                   MARCH 31,         THE INITIAL
                                                                     1994             PROPERTIES
                                                                   ---------       ----------------
Indebtedness:
  Bank Credit Facility(1)........................................    $  --           $ 14,795,480
                                                                   ---------       ----------------
          Total indebtedness.....................................       --             14,795,480
Stockholders' equity:
  Preferred stock, $.001 par value; 10,000,000 shares authorized;
     none outstanding............................................       --                     --
  Common Stock, $.001 par value; 50,000,000 shares authorized;
     180,000 issued and outstanding; 5,980,000 issued and
     outstanding, as adjusted(2)(3)..............................      180                  5,980
  Additional paid-in capital.....................................       --            101,918,540
                                                                   ---------       ----------------
          Total stockholders' equity.............................      180            101,924,520
                                                                   ---------       ----------------
          Total capitalization...................................    $ 180           $116,720,000
                                                                   =======           ============

- ---------------

(1) For a description of the Bank Credit Facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."
(2) Does not include up to 870,000 shares of Common Stock, if any, that may be purchased by the Underwriters to cover over-allotments, or 418,600 shares of Common Stock reserved for issuance pursuant to the Company's 1994 Stock Incentive Plan. See "Management -- 1994 Stock Incentive Plan."
(3) Shares of Common Stock owned by a stockholder in excess of 9.8% in value of the outstanding Common Stock may be converted by operation of law into Excess Shares. See "Description of Securities -- Restrictions on Transfer."

       SELECTED HISTORICAL, PRO FORMA AND ESTIMATED FINANCIAL INFORMATION



     The following table sets forth financial information for the Company which is derived from the Balance Sheet, the Pro Forma Balance Sheet and the Statements of Estimated Revenues Less Expenses included elsewhere in this Prospectus. The adjustments for the Offering assume an initial public offering price at the midpoint of the filing range and that the Underwriters' over-allotment option is not exercised.



     Estimated revenues less expenses is presented for the year ended December 31, 1993, and the three months ended March 31, 1994, as if the Offering and the acquisitions of the Initial Properties by the Company had occurred, and as if the respective Leases had been in effect, at January 1, 1993. The pro forma balance sheet data is presented as of March 31, 1994, as if the Offering and the transfers of the Initial Properties to the Company had occurred, and as if the respective Leases had been in effect, at that date. The pro forma and estimated information incorporates certain assumptions that are included in the notes to the Pro Forma Balance Sheet and Statements of Estimated Revenues Less Expenses included elsewhere in this Prospectus. See "Pro Forma Balance Sheet and Statements of Estimated Revenues Less Expenses." The pro forma and estimated information does not purport to represent what the actual financial position or results of operations of the Company would have been as of or for the periods indicated nor does it purport to represent any future financial position or results of operations for any future period.



                                                       AT OR FOR THE
                                             THREE MONTHS ENDED MARCH 31, 1994
                                          ---------------------------------------   YEAR ENDED DECEMBER 31, 1993
                                                             AS ADJUSTED FOR THE    -----------------------------
                                                              OFFERING AND THE      AS ADJUSTED FOR THE OFFERING
                                                             ACQUISITION OF THE      AND THE ACQUISITION OF THE
                                          HISTORICAL(1)      INITIAL PROPERTIES          INITIAL PROPERTIES
                                          -------------     ---------------------   -----------------------------
ESTIMATED REVENUES LESS EXPENSES:
  Revenues..............................          --            $   3,478,586                $13,914,344
  Interest expense......................          --                  278,182                  1,112,729
  Estimated revenues less expenses......          --                2,276,111                  9,104,444
  Estimated revenues less expenses per
     share..............................          --            $        0.38                $      1.52
  Shares outstanding....................     180,000                5,980,000                  5,980,000
PRO FORMA BALANCE SHEET DATA:
  Real estate properties, net...........          --            $ 116,495,000
  Total assets..........................     $   180              116,720,000
  Bank Credit Facility..................          --               14,795,480
  Total stockholders' equity............         180              101,924,520
OTHER DATA:
  Estimated cash available for
     distribution(2)....................          --            $   2,659,468                $10,637,872
  Estimated cash available for
     distribution per share(2)..........          --            $        0.44                $      1.78


- ---------------

(1) The Company was incorporated on March 31, 1994.

(2) Estimated cash available for distribution is estimated revenues less expenses plus depreciation, amortization and other non-cash items less accrued rental income. Distributions in excess of net income generally constitute a return of capital. Management considers cash available for distribution to be an informative measure of the performance of an equity REIT and consistent with measures used by analysts to evaluate equity REITs. Cash available for distribution does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.



     Significant assumptions to the Pro Forma Balance Sheet and Statements of Estimated Revenues Less Expenses are set forth below. This information should be read in conjunction with the Notes to the Company's Pro Forma Balance Sheet and Statements of Estimated Revenues Less Expenses beginning at page F-10.


- - Total rental income from the Initial Properties for the year ended December 31, 1993, is assumed to be $13,914,344, which represents Base Rent of $12,770,601 and accrued rent of $1,143,743 from the Initial Properties under the terms of the Leases. Total rental income from the Initial Properties for the three months ended March 31, 1994, is assumed to be $3,478,586, which represents Base Rent of $3,192,650 and accrued rent of $285,936 from the Initial Properties under the terms of the Leases. Generally accepted accounting principles require that scheduled rent increases be recognized on a straight-line basis over the term of the lease. Each Lease is a Triple Net Lease and the Lessee is responsible thereunder, in addition to the rent, for all operating expenses including taxes, assessments, ground rents, utility charges and insurance premiums.

- - Depreciation of buildings and land improvements is calculated using the straight-line method and useful remaining lives of approximately 40 years and 20 years, respectively. Amortization of organization costs is calculated using the straight-line method over a five-year period. The Bank Credit Facility financing commitment fee is amortized using the straight-line method over the 24-month life of the Bank Credit Facility.


- - Estimated first year operating costs of $1,100,000 ($275,000 for three months) consist of compensation and related benefits, legal and accounting, travel, rent and other operating costs. Annual interest expense is calculated at a rate of 6.375% of the outstanding balance plus 0.375% of the unused portion of the Bank Credit Facility.


- - Issuance of 5,800,000 shares of Common Stock for $110,200,000 at $19.00 per share, less estimated underwriting discounts and commissions of $7,675,660.

- - Cost of the Initial Properties of $115,445,000.

- - Payment to the Partnership and its affiliates for reimbursement of actual costs incurred related to providing interim financing ($375,000), negotiating acquisition of the Initial Properties ($675,000), organizing the Company ($25,000), and preparing the Offering ($600,000).

- - Borrowings of $14,795,480 under the Bank Credit Facility. The Company has received a written commitment from a consortium of banks led by NationsBank in the amount of $60 million to finance, in part, the acquisition of the Initial Properties, the acquisition of additional properties and for other general corporate purposes.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

     The Company was incorporated in Maryland on March 31, 1994, and intends to make an election and qualify under the Code as a REIT commencing with its taxable year ending December 31, 1994. Substantially all of the Company's revenues are expected to be derived from: (i) Base and Additional Rents received under Triple Net Leases of healthcare related real property facilities; (ii) fees received in connection with property acquisitions and leasing transactions;
(iii) interest earned from the temporary investment of funds in short-term instruments; and (iv) property dispositions effected from time to time in accordance with requirements for maintaining status as a REIT. With respect to Leases for the Initial Properties, Base Rent is the minimum annual rental payment set forth in such Leases. All of such Leases also provide for Additional Rent commencing after the first year based on either a set percentage increase or on 67% to 100% of the percentage increase in the applicable consumer price index, with annual increases generally limited to a maximum of 5%.

     The Company will incur operating and administrative expenses including, principally, compensation expense for its executive officers and other employees, office rental and related occupancy costs and various expenses incurred in the process of acquiring additional properties. The Company will be self-administered and managed by its executive officers and staff, and will not engage a separate advisor or pay an advisory fee for administrative or investment services, although the Company will engage legal, accounting, tax and financial advisors from time to time.

     The Company also expects to leverage its portfolio of real estate equity investments and will incur long and short-term indebtedness, and related interest expense, from time to time. See "Risk Factors -- Risks of Leverage and Defaults."

     The Company intends to declare and pay dividends to its stockholders in amounts not less than the amounts required to maintain REIT status under the Code and, in general, in amounts exceeding taxable income. The Company's ability to pay dividends will depend upon its cash available for distribution.

RESULTS OF OPERATIONS

     The Company has had no operations prior to March 31, 1994, (the date of its incorporation) through the date of this Prospectus. The Company's future results of operations will depend upon the acquisition of the Initial Properties and other properties and the terms of any subsequent investments the Company may make.


ESTIMATED REVENUES LESS EXPENSES


  For The Year Ended December 31, 1993


     The Company estimates that after giving effect to the Offering and the acquisition of the Initial Properties, revenues would have been $13,914,344 and net income would have been $9,104,444 or $1.52 per share for the year ended December 31, 1993. Depreciation, amortization and other non-cash expenses would have been $2,677,171, accrued rent would have been $1,143,743 and cash available for distribution would have been $10,637,872 or $1.78 per Share.


  For The Three Months Ended March 31, 1994


     The Company estimates that after giving effect to the Offering and the acquisition of the Initial Properties, revenues would have been $3,478,586 and net income would have been $2,276,111 or $0.38 per share for the three months ended March 31, 1994. Depreciation, amortization and other non-cash expenses would have been $669,293, accrued rent would have been $285,936 and cash available for distribution would have been $2,659,468 or $0.44 per share.


LIQUIDITY AND CAPITAL RESOURCES

     Management believes that the net proceeds of this Offering along with the Bank Credit Facility will be sufficient to consummate the purchase of the Initial Properties and to reimburse the Partnership for expenses related to organizing the Company, negotiating the acquisition of the Initial Properties, performing due diligence investigation related to the Initial Properties, performing corporate work in contemplation of the Offering, preparing the Registration Statement and providing interim financing for and closing the acquisition of the Initial Properties. Management believes the Company will have adequate remaining credit under the Bank Credit Facility to meet its liquidity needs. See
"Business -- Initial Properties," "Investment and Other Policies," and Note 3 to Pro Forma Balance Sheet and Statements of Estimated Revenues Less Expenses.


     The Company may, under certain circumstances, borrow additional amounts in connection with the renovation or expansion of its Initial Properties, the acquisition of additional properties or, as necessary, to meet certain distribution requirements imposed on REITs under the Code. See "Investment and Other Policies." The Company may raise additional capital by issuing, in public or private transactions, equity or debt securities, but the availability and terms of any such issuance will depend upon market and other conditions. There can be no assurance that such additional financing or capital will be available on terms acceptable to the Company.

     Under the terms of the Leases, the Lessees are responsible for all operating expenses and taxes, including property and casualty insurance. See "Business -- Initial Properties" and "Business -- The Leases." As a result of these arrangements, the Company does not believe it will be responsible for any major expenses in connection with the Initial Properties during the terms of the respective Leases. The Company anticipates entering into similar leases with respect to additional properties. After the terms of the respective Leases, or in the event a Lessee is unable to meet its obligations, the Company anticipates that any expenditures it might become responsible for in maintaining the Initial Properties will be funded by cash from operations and, in the case of major expenditures, possibly by borrowings. To the extent that unanticipated expenditures or significant borrowings are required, the Company's cash available for distribution and liquidity may be adversely affected.

     The Company has obtained a written commitment from a consortium of banks led by NationsBank for a $60 million Bank Credit Facility to finance a portion of the purchase price for the Initial Properties, the acquisition of additional properties and for other general corporate purposes. The Bank Credit Facility is expected to be closed on or before the Effective Date with funds being advanced upon the closing of this Offering. See "Use of Proceeds." Interest on borrowings under the Bank Credit Facility will be paid at a rate chosen by the Company from either the base rate, which is the higher of (i) the Federal Funds Rate plus
1/2 of 1%, or (ii) the NationsBank prime lending rate, or LIBOR plus 1.75%. On May 27, 1994, the interest rate on the Bank Credit Facility would have been 6.375% under the LIBOR option. In addition, the Company will pay .375% per annum on the unused portion of funds available for borrowings under the Bank Credit Facility. The Company will pay a commitment fee of one-quarter of 1% of the committed amount at the closing of the Bank Credit Facility. The Bank Credit Facility will be available until the second anniversary of the closing of the facility. The Bank Credit Facility will be unsecured and will contain certain representations, warranties and financial and other covenants customary in such loan agreements. The Bank Credit Facility will mature two years from the date of its closing. The Company intends to renew the Bank Credit Facility or to repay the outstanding balance at that time from the proceeds of a refinancing or from the sale of debt or equity securities. There can be no assurance that NationsBank will renew the Bank Credit Facility on terms favorable to the Company or that the Company will be able to sell debt or equity securities at that time. See "Risk Factors -- Risks of Leverage and Default." The Company may enter into interest rate swaps in order to mitigate the effect of a rising interest rate environment on the cost of the Bank Credit Facility.

     Other than the purchase of the Initial Properties, the Company has no commitments or understandings with respect to capital expenditures. There can be no assurance that the Company will be able to purchase or lease additional properties or to make mortgage loans to others on suitable terms.


     Management believes that inflation should not have a materially adverse effect on the operating expenses of the Company because such expenses are relatively insignificant as a percentage of revenues. Because the Bank Credit Facility provides for a variable interest rate, inflation could have a materially adverse effect on the Company's interest expense if interest rates increase substantially during any year, because Additional Rent under the Leases would not be paid until the following year.

                                    BUSINESS

     The Company was organized to invest, either directly or through wholly-owned subsidiaries, in healthcare related properties located throughout the United States. The Company has signed letters of intent to purchase the 20 Initial Properties located in 10 states. The Initial Properties will be leased to 14 Lessees, which are HEALTHSOUTH, Integrated Health, OrNda, Quorum and Surgical Health, or their Subsidiaries pursuant to long-term, Triple Net Leases that will be guaranteed by the respective parent companies. The Initial Properties consist of 11 ancillary hospital facilities, one research facility, one long-term care facility, one sub-acute care facility, three ambulatory surgery centers and three outpatient rehabilitation facilities.

INITIAL PROPERTIES

     The following table sets forth certain information regarding the Initial Properties.

                                           INITIAL   INITIAL                  PERCENTAGE
                                          PROPERTY    LEASE      PURCHASE         OF       ANNUAL BASE     ANNUAL
    GUARANTOR/INITIAL PROPERTY NAME        TYPE(1)     TERM      PRICE(2)     PORTFOLIO(3)    RENT       COVERAGE(4)
- ----------------------------------------  ---------  --------  ------------   ----------   -----------   -----------
HEALTHSOUTH
  American Sports Medicine Institute....     RF         15     $  3,200,000        2.8%    $   359,919
  Birmingham Medical Building I.........     AHF        15        4,700,000        4.1         528,664
  Birmingham Medical Building II........     AHF        15        9,600,000        8.3       1,079,760
  One-7000 Building.....................     AHF        15       13,250,000       11.5       1,490,664
  Larkin Medical Building...............     AHF        15        2,250,000        1.9         253,093
  Richmond Medical Building I...........     AHF        15        2,100,000        1.8         236,237
  Richmond Medical Building II..........     AHF        15       10,000,000        8.7       1,125,137
  Little Rock...........................     ORF        15        2,060,000        1.8         231,723
  Coral Gables..........................     ORF        15        2,300,000        2.0         258,704
  Virginia Beach(5).....................     ORF        15        1,460,000        1.2         164,300(6)
                                                               ------------   --------     -----------     ---------
                                                                 50,920,000       44.1       5,728,201       6.01x
ORNDA
  Midway Medical Plaza..................     AHF        15       20,400,000       17.7       2,142,223       5.22x
                                                               ------------   --------     -----------     ---------
                                                                 20,400,000       17.7       2,142,223       5.22x
INTEGRATED HEALTH
  Mountain View.........................    LTCF        10        9,775,000        8.4       1,060,340
  Gravois...............................    SACF        10        8,500,000        7.4         922,287
                                                               ------------   --------     -----------     ---------
                                                                 18,275,000       15.8       1,982,627       1.59x
QUORUM
  Goodyear Clinic.......................     AHF        10        1,607,160        1.4         180,805
  Hamiter Building......................     AHF        10        4,382,520        3.8         493,034
  Gadsden Medical Building II...........     AHF        10        5,810,320        5.0         653,661
  Desert Springs........................     AHF        10        4,700,000        4.1         528,750
                                                               ------------   --------     -----------     ---------
                                                                 16,500,000       14.3       1,856,250      18.31x
SURGICAL HEALTH
  South County Medical Center(5)(7).....     ASF        15        7,400,000        6.4         832,500        N/A(8)
  Northlake.............................     ASF        13        1,040,000        0.9         119,600(6)      N/A(8)
  North Shore...........................     ASF        15          910,000        0.8         109,200       6.86x
                                                               ------------   --------     -----------     ---------
                                                                  9,350,000        8.1       1,061,300        N/A
                                                               ------------   --------     -----------
         Total...............................................  $115,445,000      100.0%    $12,770,601
                                                               ============   ========     ============

[/R]

- ---------------

(1) RF means research facility, AHF means ancillary hospital facility, ORF means outpatient rehabilitation facility, LTCF means long-term care facility, SACF means sub-acute care facility and ASF means ambulatory surgery facility.
(2) Includes the purchase price for land, improvements and fixtures but does not include estimated net capitalized acquisition costs, aggregating approximately $1.05 million.
(3) Based upon purchase price.

(4) Annual coverage, which is a measure of the amount of cash available to pay rent under the Leases, is calculated as Lessee's earnings before depreciation, amortization, taxes, interest (only on debt to be repaid from proceeds of the purchase price payable by the Company for the applicable property) and certain non-cash intercompany charges divided by the Lessee's Annual Base Rent. These coverages are derived from the financial information for the most recent fiscal year of the Lessees provided to the Company by the Lessees or Guarantors. In the case of the HEALTHSOUTH, Integrated Health and Quorum facilities, the coverage is calculated on an aggregate basis because the properties are leased or guaranteed by the same entity and have cross-default provisions. In the case of ancillary hospital facilities, the coverage is calculated based upon the financial information provided for the related hospital, the operator of which is either the Lessee or the Guarantor of the Lease.

(5) Purchase is subject to the receipt of certain approvals, which are expected to be received in June 1994.

(6) Excludes ground rent, which will be paid by the applicable Lessee as sublessee under the land lease.
(7) Construction is substantially completed and a certificate of occupancy is expected to be issued in June 1994. As of May 25, 1994, leases had been signed for over 93% of the rentable space.
(8) Coverage ratios cannot be included for the South County Medical Center facility or the Northlake facility due to the lack of operating history for either facility.

DESCRIPTION OF GUARANTORS, LESSEES AND INITIAL PROPERTIES


     The following is a description of each of the Guarantors and Lessees and the Initial Properties to be acquired by the Company. Unless otherwise indicated, all information is given as of December 31, 1993. All of the Guarantors are subject to the reporting requirements of the SEC and file annual reports containing audited financial information and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information with the SEC, except Surgical Health, which filed a registration statement with the SEC on March 30, 1994. With respect to such companies, the information provided is derived for the limited purposes of this Prospectus from filings made with the SEC.



     The Company has determined the creditworthiness of the Lessees and Guarantors based upon a review of publicly available financial and other information, due diligence review of the individual financial statements and other non-financial information provided by the Lessees and Guarantors, to the extent available, and other data customarily reviewed when a company makes an acquisition or significant investment. While the Company believes the information has been provided in good faith and has no reason to believe that any of such information is inaccurate in any material respect, in most instances, the Company has not and cannot make an independent investigation of such information.


HEALTHSOUTH INITIAL PROPERTIES

     HEALTHSOUTH, headquartered in Birmingham, Alabama, is the nation's largest provider of rehabilitative healthcare services. In its outpatient and inpatient rehabilitation facilities, HEALTHSOUTH has established interdisciplinary programs for the rehabilitation of patients experiencing disability due to a wide variety of physical conditions, such as stroke, head injury, orthopaedic problems, neuromuscular disease and sports-related injuries. HEALTHSOUTH's rehabilitation services include physical therapy, sports medicine, work hardening, neurorehabilitation, occupational therapy, respiratory therapy, speech-language pathology and rehabilitation nursing. In addition to rehabilitation services, HEALTHSOUTH's medical center facilities also provide general and specialty medical and surgical healthcare services.

     Effective December 31, 1993, HEALTHSOUTH acquired substantially all of the assets of the rehabilitation services division of National Medical Enterprises, Inc. ("NME"), consisting of 28 inpatient rehabilitation facilities and 45 outpatient rehabilitation locations. HEALTHSOUTH currently has 288 locations in 31 states, the District of Columbia and Ontario, Canada, including 172 outpatient rehabilitation centers (including 79 associated satellite clinics), 42 rehabilitation hospitals with 49 associated satellite clinics (including two rehabilitation hospitals under construction), four medical centers and 21 locations providing other patient care services.

     Six ancillary hospital facilities, one research facility and three outpatient rehabilitation centers are being acquired from and will be leased to HEALTHSOUTH or Subsidiaries of HEALTHSOUTH. See "Risk Factors -- Conflicts of Interest." The Leases for the HEALTHSOUTH Initial Properties to Subsidiaries of HEALTHSOUTH will be guaranteed by HEALTHSOUTH, whose shares are listed on the New York Stock Exchange under the symbol HRC. As of December 31, 1992 and 1993, and March 31, 1994, HEALTHSOUTH had assets of $641,799,000, $1,168,068,000 and
$1,238,771,000 and stockholders' equity of $290,132,000, $294,972,000 and
$313,127,000, respectively, and for the years ended December 31, 1992 and 1993 and for the three-month period ended March 31, 1994, had revenues of $406,968,000, $482,304,000 and $231,296,000 and net income of $29,738,000,
$6,687,000 (after the one time charge of $49,742,000 related to the NME transaction), and $12,123,000, respectively.

ANCILLARY HOSPITAL FACILITIES AND RESEARCH FACILITY

     Upon completion of the Offering, the Company intends to acquire six ancillary hospital facilities and one research facility from HEALTHSOUTH, all of which are associated with three of the four medical centers owned and operated by HEALTHSOUTH.

     HEALTHSOUTH's four medical centers are located in three urban areas of the country, one each in Birmingham, Alabama and Richmond, Virginia and two in the Miami, Florida area. These facilities provide general and specialty medical and surgical healthcare services, emphasizing orthopaedics, sports medicine and rehabilitation. HEALTHSOUTH acquired the medical centers as an outgrowth of its ambulatory rehabilitative healthcare services. Often, patients require medical and surgical intervention prior to the initiation of their rehabilitative care. In each of the markets in which HEALTHSOUTH has acquired a medical center, HEALTHSOUTH had well-established relationships with the medical communities servicing each facility. As a result of these relationships, HEALTHSOUTH was able to respond to opportunities to enhance its capabilities to better serve the patients and physicians in those markets. Because HEALTHSOUTH's facilities enjoy a national and international reputation for orthopaedic surgery and sports medicine, HEALTHSOUTH believes the level of service and continuum of care offered by its medical centers enable them to compete successfully.

Initial Properties Associated with HEALTHSOUTH Medical Center -- Birmingham

     HEALTHSOUTH Medical Center -- Birmingham is a 219-bed specialty medical center located in Jefferson County, Alabama that was acquired in October 1989 and expanded and renovated in 1991. HEALTHSOUTH Medical Center concentrates on orthopaedics, sports medicine, and rehabilitation. The Medical Center's primary market is the Birmingham Metropolitan Statistical Area ("MSA"), which consists of five counties with an estimated population of 1,000,000. The Birmingham MSA is served by 18 acute-care hospitals with a total of 5,323 licensed beds. HEALTHSOUTH Medical Center -- Birmingham draws patients locally and from across the nation due to its nationally recognized expertise in the fields of orthopaedics and sports medicine. The HEALTHSOUTH Medical Center -- Birmingham campus consists of the hospital, ASMI, Birmingham Medical Building I and Birmingham Medical Building II.

     ASMI. The American Sports Medicine Institute ("ASMI"), a research facility which was constructed in 1992, is a 27,800 net rentable square foot multi-story facility located on 1.02 acres. The facility is adjacent to the HEALTHSOUTH Medical Center -- Birmingham. ASMI is 90% occupied by a not-for-profit corporation whose purpose is to conduct research and promote education in the field of orthopaedics and sports medicine.

     Birmingham Medical Building I. Birmingham Medical Building I, an ancillary hospital facility which was constructed in 1981, is a 42,500 net rentable square foot, multi-story commercial condominium situated on .92 acres. The building is occupied primarily by physicians and physician practice groups that practice at the Medical Center. The building is connected to the HEALTHSOUTH Medical
Center -- Birmingham and includes a six-story parking deck with spaces for approximately 180 cars located adjacent to the building. The leases of two of the current occupants of the building permit such occupants to purchase 6.46% of the condominium units.

     Birmingham Medical Building II. Birmingham Medical Building II, an ancillary hospital facility constructed in 1991 as part of the renovation and expansion of HEALTHSOUTH Medical Center -- Birmingham, is an 81,800 net rentable square foot, multi-story ancillary hospital facility located on 2.5 acres. The facility shares common areas with the HEALTHSOUTH Medical Center -- Birmingham, and subject to approval by the appropriate governmental authority, the portions occupied by each of Birmingham Medical Building II and the HEALTHSOUTH Medical Center -- Birmingham will become separate condominiums. Tenants include Alabama Sports Medicine and other physician practice groups, as well as HEALTHSOUTH Rehabilitation Outpatient Center of Birmingham. All of the physicians located in the facility practice at the HEALTHSOUTH Medical Center -- Birmingham.

     HEALTHSOUTH Medical Center, Inc., a Subsidiary of HEALTHSOUTH, will be the sole Lessee of ASMI, Birmingham Medical Building I and Birmingham Medical Building II, which will continue to be operated as integral parts of HEALTHSOUTH Medical Center -- Birmingham. HEALTHSOUTH Medical Center, Inc. will lease the three properties under a 15-year lease with three five-year renewal options. The Base Rent per square foot (which does not include an allocation of rent for 180 structured parking spaces) will be $12.95, $12.45 and $13.20 for ASMI, Birmingham Medical Building I and Birmingham Medical Building II, respectively.

Initial Properties Associated with HEALTHSOUTH Medical Center -- Richmond

     HEALTHSOUTH Medical Center -- Richmond is a 200-licensed bed specialty medical center located in Henrico County, Virginia that was acquired in 1991 and concentrates on orthopaedics, sports medicine, and rehabilitation. The hospital's primary market is the 9-county Richmond-Petersburg MSA which has an estimated population of 825,000. There are 15 acute care hospitals serving the Richmond MSA with a total of 4,183 licensed beds. The HEALTHSOUTH Medical
Center -- Richmond campus consists of the hospital, Richmond Medical Building I and Richmond Medical Building II.

     Richmond Medical Building I. Richmond Medical Building I, an ancillary hospital facility constructed in 1977, is a 23,200 net rentable square foot, multi-story facility located on 6.165 acres together with Richmond Medical Building II. This facility is adjacent to HEALTHSOUTH Medical Center -- Richmond and is occupied by physician groups that practice at the Medical Center.

     Richmond Medical Building II. Richmond Medical Building II, an ancillary hospital facility constructed in 1992 as part of the renovation and expansion of HEALTHSOUTH Medical Center -- Richmond, is a 62,400 net rentable square foot, multi-story facility with 60 structured parking spaces located on the 6.165 acres together with Richmond Medical Building I. The facility is adjacent to the HEALTHSOUTH Medical Center -- Richmond and is occupied by physician groups that practice at the Medical Center.

     HEALTHSOUTH Virginia, Inc., a Subsidiary of HEALTHSOUTH, will be the sole Lessee of Richmond Medical Building I and Richmond Medical Building II, which will continue to be operated as integral parts of HEALTHSOUTH Medical
Center -- Richmond. HEALTHSOUTH of Virginia, Inc. will lease the two properties under a 15-year lease (with three five-year renewal options). The Base Rent per square foot (which does not include an allocation of rent for 60 structured parking spaces) will be $10.18 and $18.04 for Richmond Medical Building I and Richmond Medical Building II, respectively.

Initial Properties Associated with HEALTHSOUTH Larkin Hospital

     HEALTHSOUTH Larkin Hospital located in South Miami, Dade County, Florida is a 112-licensed bed specialty medical center acquired in February 1992. This facility specializes in orthopaedics, sports medicine and rehabilitation. The hospital's primary market is Dade County, Florida, which encompasses 26 municipalities with a population of approximately 2,000,000. There are 20 acute care hospitals serving the Dade County area with a total of approximately 6,100 licensed beds. The HEALTHSOUTH Larkin Hospital campus consists of the hospital, the One-7000 Building and Larkin Medical Building.

     One-7000 Building. The One-7000 Building, an ancillary hospital facility that was constructed in 1973, with a total renovation completed in 1990, is a 106,400 net rentable square foot, multi-story facility with 345 structured parking spaces on 1.12 acres adjacent to HEALTHSOUTH Larkin Hospital. The primary occupants are physician groups that practice at the adjacent HEALTHSOUTH Larkin Hospital and nearby HEALTHSOUTH Doctors' Hospital.

     Larkin Medical Building. The Larkin Medical Building, an ancillary hospital facility that was constructed in 1970 and remodeled in 1980, is a 10,250 net rentable square foot, two-story facility on 1.072 acres. The facility is located adjacent to HEALTHSOUTH Larkin Hospital and currently houses the administrative and support staff offices of the hospital while the surplus land is used for parking by the hospital's employees.

     Because of a unity of title issue, the Company initially will acquire a leasehold interest from Doctors' Hospital of South Miami, Ltd. a Subsidiary of HEALTHSOUTH under a 30-year ground lease. The Company intends subsequently to take appropriate legal action to obtain fee title.

     HEALTHSOUTH will be the sole lessee and Doctors' Hospital of South Miami, Ltd., a Subsidiary of HEALTHSOUTH, will be the sole sublessee of One-7000 Building and Larkin Medical Building, which will continue to be operated as integral parts of HEALTHSOUTH Larkin Hospital. Doctors' Hospital of South Miami, Ltd. will sublease the two properties under a 15-year lease with three five-year renewal options. The Base Rent per square foot (which does not include an allocation of rent for 345 structured parking spaces) will be $14.01 and $24.68 for One-7000 Building and Larkin Medical Building, respectively.

OUTPATIENT REHABILITATION FACILITIES

     HEALTHSOUTH operates the largest group of affiliated proprietary outpatient rehabilitation facilities in the United States. HEALTHSOUTH's outpatient rehabilitation centers offer a comprehensive range of rehabilitative healthcare services, including physical therapy and occupational therapy, that are tailored to the individual patient's needs, focusing predominantly on orthopaedic injuries, sports injuries, work injuries, hand and upper extremity injuries, back injuries, and various neurological/neuromuscular conditions. As of December 31, 1993, HEALTHSOUTH provided outpatient rehabilitative healthcare services through 93 outpatient centers and their 79 associated satellite clinics as well as through the 49 satellite outpatient clinics associated with its inpatient facilities. HEALTHSOUTH's outpatient rehabilitation services play a significant role in the continuum of care because they provide hospital-level services, in terms of intensity, quality and frequency, in a more cost efficient setting.

     Coral Gables. Coral Gables, an outpatient rehabilitation facility constructed in 1960 and completely renovated in 1986, is a 14,538 net rentable square foot, two-story building located on 0.46 acres in Dade County, Florida. Outpatient rehabilitation services include therapy for orthopaedic injuries, neuromuscular disease, and programs for work hardening, neurorehabilitation, occupational therapy, respiratory therapy, and speech-language pathology. The facility's primary market is Dade County, Florida, which encompasses 26 municipalities, with a total population of approximately 2,000,000. The facility will be purchased from and leased to HEALTHSOUTH, which will in turn sublease the facility leased to HEALTHSOUTH Rehabilitation Center of Coral Gables Limited Partnership, a Subsidiary of HEALTHSOUTH. The Base Rent per square foot will be $17.80.

     Little Rock. Little Rock, an outpatient rehabilitation facility constructed in 1991, is an 11,963 net rentable square foot, one-story building located on 1.6 acres in Pulaski County, Arkansas. Outpatient rehabilitation services include therapy for orthopaedic injuries, strokes, head injuries, or neuromuscular disease, and programs for work hardening, neurorehabilitation, occupational therapy, respiratory therapy, and speech-language pathology. The facility's primary market is the Greater Little Rock MSA encompassing a four-county region with a population of approximately 500,000. The facility will be purchased from and leased to HEALTHSOUTH, which will in turn sublease to HEALTHSOUTH Rehabilitation Center of Little Rock, Ltd., a Subsidiary of HEALTHSOUTH. The Base Rent per square foot will be $19.37.


     Virginia Beach. Virginia Beach, an outpatient rehabilitation facility constructed in 1993, is a 10,000 net rentable square foot, one-story building that will become a unit in commercial condominium when it is formed, which is expected to occur in June 1994. The facility is situated on 1.10 acres in Lynnhaven Borough, Virginia. Outpatient rehabilitation services include therapy for orthopaedic injuries, strokes, head injuries, or neuromuscular disease and programs for work hardening, neurorehabilitation, occupational therapy, respiratory therapy and speech-language pathology. The Virginia Beach facility's primary market is the Tidewater region of Virginia which includes three counties with population of approximately 1,400,000. The Virginia Beach facility is located on real estate being ground leased from Holcar, Inc. ("Holcar"). The Company will acquire the seller's leasehold interest in the facility through an assumption of the existing ground lease of the commercial condominium unit, between the seller, as tenant, and Holcar, as landlord. The Company will sublease the outpatient rehabilitation facility to HEALTHSOUTH, which will in turn sub-sublease to HEALTHSOUTH Rehabilitation Center of Virginia Beach Limited Partnership, a Subsidiary of HEALTHSOUTH. The Base Rent per square foot will be $16.43, exclusive of the ground rent, which will be paid by the Lessee as sublessee under the ground lease.


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

ORNDA INITIAL PROPERTIES

     OrNda, headquartered in Nashville, Tennessee, is a healthcare services company that owns and operates acute care hospitals and related healthcare facilities. American Healthcare Management, Inc. and Summit Health Ltd. were merged into OrNda in April 1994. As a result of the mergers, OrNda, through its subsidiaries and affiliated partnerships, owns or operates 44 acute care hospitals with 7,712 licensed beds, including one managed for another, and two under leases, and two psychiatric hospitals with 138 licensed beds. OrNda's hospitals are located in California, Florida, Georgia, Indiana, Louisiana, Mississippi, Missouri, Oregon, Nevada, Tennessee, Texas, West Virginia and Wyoming. OrNda also owns 43% of Horizon Mental Health Services, Inc., which operates one psychiatric hospital with 60 licensed beds and 53 specialty psychiatric and chemical dependency units with 1,101 licensed beds. Subsequent to the mergers, OrNda controls Health Choice Arizona, Inc., a Medicaid health maintenance organization, which has an enrollment of approximately 21,000 in the state of Arizona. OrNda also provides healthcare services through its majority-owned subsidiary, Summit Care Corporation, which operates 20 skilled nursing centers with 2,534 licensed beds and four retirement centers with 468 beds.

     On April 19, 1994, Midway Medical Plaza was purchased by Midway Acquisition Company, Inc. ("MACI"), an Alabama corporation all of the stock of which is owned by Richard M. Scrushy, John W. McRoberts, and Michael D. Martin. MACI will be merged into the Company on or before the Effective Date of the Offering pursuant to the Merger Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Transactions." The consideration for the Merger will be the cancellation or assumption by the Company of the indebtedness incurred by MACI in the acquisition of Midway Medical Plaza and the related parking facility. The Company will lease the Midway ancillary hospital facility and a 755-space parking deck to a Subsidiary of OrNda. The Lease will be guaranteed by OrNda, whose shares are traded on the Nasdaq National Market System under the symbol ORND. As of August 31, 1992 and 1993, and February 28, 1994, OrNda had assets of $649,322,000, $830,564,000 and
$936,694,000, and stockholders' equity of $61,172,000, $78,287,000 and
$170,990,000, respectively, and for the years ended August 31, 1992 and 1993, and for the six-month period ended February 28, 1994, had net revenues of $501,770,000, $624,847,000 and $378,327,000, and net income (loss) of
($91,759,000), $770,000 and ($923,000), respectively.

Initial Properties Associated with Midway Hospital

     Midway Hospital is licensed for 230 general acute care beds, including 206 medical/surgical beds and 24 ICU/CCU beds. Midway Hospital provides general acute care and includes a Spine Center, Industrial and Occupational Medicine Center and a center for treatment of AIDS patients. Midway Hospital is the third largest hospital in the west Los Angeles area. There are six hospitals with a combined 1,552 acute-care beds serving the west Los Angeles area. The Midway Hospital campus consists of the hospital and the Midway Medical Plaza.

     Midway Medical Plaza. Midway Medical Plaza, an ancillary hospital facility which was constructed in 1985, is an 87,000 net rentable square foot, multi-story facility on 0.59 acres. The related parking structure was constructed in 1984 and contains 755 structured parking spaces on a 0.65 acre parcel of land adjacent to both Midway Hospital and the Midway Medical Plaza in Los Angeles County, California. Other than a pharmacy, the tenants of the Midway facility are all physicians or physician groups that practice on the medical staff of Midway Hospital.

     A Subsidiary of OrNda will be the sole Lessee of the Midway facility which will continue to be operated as an integral part of Midway Hospital. The Midway facility will be leased under a 15-year lease with three five-year renewal options. The Base Rent per square foot (which does not include an allocation of rent for 755 structured parking spaces) will be $24.62.

INTEGRATED HEALTH INITIAL PROPERTIES

     Integrated Health, formed in 1986, and headquartered in Owings Mills, Maryland, is one of the nation's leading providers of long-term and sub-acute healthcare services. Integrated Health's strategy is to use geriatric care facilities as platforms to provide a wide variety of medical and rehabilitative services more typically delivered in the acute care hospital setting. Integrated Health's focus on providing sub-acute care is designed to address the fact that cost containment measures implemented by private insurers and limitations on government reimbursement of hospital costs have resulted in the discharge from hospitals of many patients who continue to require sub-acute care. These patients often cannot be effectively cared for in the home because of the complex monitoring and specialized medical treatment required. Because geriatric care facilities have lower capital and operating costs than acute care hospitals, Integrated Health is able to offer these complex medical services at a significantly lower cost than acute care hospitals.

     On December 1, 1993, Integrated Health acquired substantially all of the United States operations of Central Park Lodges, Inc., consisting of 30 geriatric care facilities, nine retirement facilities and divisions which provide pharmacy, healthcare personnel, and support services through branch locations.

     Integrated Health provides sub-acute care through medical specialty units ("MSUs"), which are typically 20 to 75 bed specialty units with physical identities, specialized medical technology and staff separate from the geriatric care facilities in which they are located. MSUs are designed to provide comprehensive medical services to patients who have been discharged from acute care hospitals but who still require sub-acute or complex medical treatment.

     The levels and quality of care provided in Integrated Health's MSUs are similar to those provided in the hospital but at per diem treatment costs which Integrated Health believes are generally 30% to 60% below the cost of such care in acute care hospitals. Because of the high level of specialized care provided, Integrated Health's MSUs generate substantially higher net revenue and operating profit per patient day than traditional geriatric care services.

     As of December 31, 1993, Integrated Health operated 97 geriatric care facilities (66 owned or leased and 31 managed) and 60 MSUs located in 33 of these facilities.

     The Company will acquire and lease back one long-term care facility and one sub-acute care facility from Subsidiaries of Integrated Health. The Leases will be guaranteed by Integrated Health, whose shares are listed on the New York Stock Exchange under the symbol IHS. As of December 31, 1992 and 1993, and March 31, 1994, Integrated Health had assets of $311,973,000, $767,664,000 and
$758,537,000, and stockholders' equity of $145,596,000, $209,338,000 and
$217,805,000, respectively, and for the years ended December 31, 1992 and 1993, and for the three-month period ended March 31, 1994, had net revenues of $195,262,000, $282,160,000 and $132,323,000 and net income of $9,141,000,
$15,471,000 and $6,394,000, respectively.

     Gravois. Gravois, a sub-acute care facility constructed in 1966 with additions and renovations in 1975, 1987 and 1993-94, is a 167-licensed bed sub-acute care facility containing a 49,700 net rentable square foot, multi-story building located on 5.2 acres in St. Louis County, Missouri. Although the Gravois facility has historically been used as a skilled nursing facility, Integrated Health recently divided the market between skilled nursing care and sub-acute care, dedicating the Gravois facility as the sub-acute care provider and the other Integrated Health facility, Integrated Health of St. Louis at Big Bend Woods, as the skilled nursing provider. This change will create more efficient operations at both facilities and should result in more sub-acute care patients for the Gravois facility. The total population within a ten mile radius of the facility is approximately 640,000 and the population 65 years and older within the ten mile radius is approximately 96,800. There are 36 additional facilities within a ten mile radius that provide various levels of intermediate and long-term care.

     Gravois Health Care, Inc., a Subsidiary of Integrated Health, will be the sole Lessee of the Gravois facility pursuant to a ten-year lease with three five-year renewal options. The Base Rent per square foot will be $18.55.

     Mountain View. Mountain View, a long-term care facility constructed in 1971 and renovated in 1981, is a 137-licensed bed long-term care facility containing 52,700 net rentable square feet in a multi-story building located on
8.2 acres in Unity Township, Pennsylvania, near Pittsburgh. Integrated Health will provide a full range of services at the Mountain View facility, including skilled nursing, complex care (post surgery, cancer, etc.), respiratory therapy and physical therapy. The total population within a ten mile radius is approximately

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

166,500 and the population 65 years and older within a ten mile radius is approximately 27,300. There are other skilled nursing care providers servicing the market; however, entry into the market is regulated through Pennsylvania's CON process. There are 25 additional facilities within a ten-mile radius that provide various levels of intermediate and long-term care.

     Mountain View Nursing Center, Inc., a Subsidiary of Integrated Health, will be the sole Lessee of the Mountain View facility pursuant to a ten-year lease with three five-year renewal options. The Base Rent per square foot will be $20.11.

QUORUM INITIAL PROPERTIES

     Quorum, headquartered in Brentwood, Tennessee, owns, operates, manages and provides consultation services for acute care hospitals nationwide. Quorum is the nation's largest manager of acute care hospitals, having over 250 management contracts throughout the country. In December 1993, Quorum acquired Baptist Hospital in Gadsden, Alabama, renamed Gadsden Regional Medical Center, ("GRMC"), a 346 bed acute care hospital and in September 1993, Quorum acquired ten acute care hospitals from Charter Medical Corporation, including the Desert Springs Hospital, a 225 bed acute care hospital in Las Vegas, Nevada.

     The Company will purchase and lease back four ancillary hospital facilities from two subsidiaries of Quorum. The Leases will be guaranteed by Quorum whose shares are traded on the Nasdaq National Market System under the symbol QHGI. As of June 30, 1992 and 1993, and March 31, 1994, Quorum had assets of $220,603,000, $275,037,000 and $663,648,000 and stockholders' equity of
$43,990,000, $79,561,000 and $172,584,000, respectively, and for the years ended
June 30, 1992 and 1993, and the nine months ended March 31, 1994, had net revenues of $173,219,000, $343,132,000 and $454,466,000 and net income of
$4,048,000, $14,299,000 (including a $3,559,000 gain in 1992 realized from cumulative effect of a change in accounting principles and a non-recurring loss of $1,591,000 in 1993 realized from early extinguishment of debt), and $25,736,000, respectively.

Initial Properties Associated with Gadsden Regional Medical Center

     GRMC, located in Gadsden, Alabama, approximately 65 miles east of Birmingham, is the leading hospital in a six-county area in northeast Alabama. GRMC sits on a 23 acre campus which also contains a four story ancillary hospital facility ("Hamiter Building"), a new five story ancillary hospital facility ("Gadsden Medical Building II"), a cancer treatment center, a mental health treatment center, a day care center as well as a single story primary care clinic ("Goodyear Clinic").

     GRMC is the dominant provider in the area of medical services such as general, neurological, and cardiovascular surgery, obstetrics, gynecology, pediatrics, orthopaedics and psychiatry. The medical staff is comprised of 155 physicians. A total of 30 specialties and sub-specialties are represented on the staff.

     Goodyear Clinic. The Goodyear Clinic, an ancillary hospital facility constructed in 1977, is a 14,000 net rentable square foot, single-story building located on 1.19 acres. The facility is operated as a primary care clinic for the 2,500 employees of the Goodyear Tire & Rubber Company ("Goodyear") plant located less than a mile from the campus of GRMC. Three family practice physicians employed by Goodyear provide care to the Goodyear employees at the clinic.

     Hamiter Building. The Hamiter Building, an ancillary hospital facility constructed in 1979, is a 38,200 net rentable square foot, four story building located on 1.3 acres. The facility is connected to GRMC via an enclosed skywalk. Tenants of the Hamiter Building facility are physician groups who practice on the medical staff of GRMC.

     Gadsden Medical Building II. Gadsden Medical Building II, an ancillary hospital facility constructed in 1993, is a 50,600 net rentable square foot, multi-story building located on 0.65-acres and is connected to GRMC via enclosed skywalks and hallways. Tenants of the Gadsden Medical Building II facility are physician groups who practice on the medical staff of GRMC.

     QHG of Gadsden, Inc., a Subsidiary of Quorum, will be the sole Lessee of Goodyear Clinic, Hamiter Building and Gadsden Medical Building II under a ten-year lease with three five-year renewal options. The

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

Base Rent per square foot will be $12.92 for each of the Goodyear Clinic, Hamiter Building and Gadsden Medical Building II, respectively.

Initial Properties Associated with the Desert Springs Hospital

     The Desert Springs facility is located adjacent to the 225-licensed bed Desert Springs Hospital in the southern section of Las Vegas, approximately two miles from the "Las Vegas Strip." The Las Vegas MSA has an estimated population of 870,000. Desert Springs Hospital was established in 1971 and has grown to its current operating capacity through its diversified and specialized product lines and medical staff, including cardiac specialty services. There are eight acute care hospitals serving the Las Vegas MSA with a total of 2,018 licensed beds. The hospital sits on a 17.5-acre campus, which also contains the two-story ancillary hospital facility which will be purchased by the Company.

     Desert Springs. Desert Springs, an ancillary hospital facility constructed in 1974, is a 26,700 net rentable square foot, multi-story building located on
3.53 acres in Clark County, Nevada. Current tenants of the facility include physicians who practice on the medical staff of Desert Springs Hospital. Quorum has current plans to develop a portion of the foregoing 3.34 acre tract that is currently used as parking lots into a multi-level parking deck for use by the Desert Springs Hospital as well as the Desert Springs ancillary hospital facility. The Company will grant NC-DSH, Inc., a Subsidiary of Quorum ("NC-DSH"), an option to purchase such parking lots provided that certain assurances are made with respect to construction of the parking deck and availability of the deck to the ancillary hospital facility on an ongoing basis.

     NC-DSH will be the sole Lessee of Desert Springs under a ten-year lease with three five-year renewal options. The Base Rent per square foot is $19.80.

SURGICAL HEALTH INITIAL PROPERTIES

     Surgical Health, headquartered in Atlanta, Georgia, and formed in 1991, is a leading operator of freestanding outpatient surgery centers. Surgical Health's surgery centers provide the facilities and medical support staff necessary for physicians to perform on an outpatient basis non-emergency surgical procedures. Surgical Health owns and operates a network of 30 freestanding surgery centers in 11 states with an aggregate of 123 operating and procedures rooms and is developing an additional eight surgery centers in three states. Based on industry sources, Surgical Health believes that it is the third-largest operator of freestanding outpatient surgery centers in the United States.

     Surgical Health's strategy is to establish networks of high quality freestanding surgical centers in selected markets. Surgical Health has established regional networks in eight markets. This strategy is designed to enhance Surgical Health's ability to contract with managed care companies, enable Surgical Health to implement effective sale and marketing programs at lower marginal costs and provide physicians and patients with increased accessibility to its surgery centers. Surgical Health pursues a marketing strategy of developing relationships with associations of prominent primary care and specialist physicians in its market areas and utilizing these relationships to establish affiliations with managed care companies. Surgical Health is also exploring joint ventures with hospitals.

     The Company will acquire three ambulatory surgery centers from Surgical Health. Surgical Health will guarantee the Leases of the facilities leased to Subsidiaries of Surgical Health. On March 30, 1994, Surgical Health filed a registration statement with the SEC related to the issuance of $75 million principal amount of senior subordinated notes that are expected to be listed on the New York Stock Exchange. As of December 31, 1992 and 1993, and March 31, 1994, Surgical Health had assets of $94,157,000, $162,896,000 and $166,102,000 and stockholders' equity of $21,046,000, $36,140,000 and $35,902,000, respectively, and for the years ended December 31, 1992 and 1993, and the three-month period ended March 31, 1994, had net revenues of $36,561,000, $80,883,000 and $22,869,000 and net income (loss) of $187,000, $3,909,000 and
($719,000) (after pre-tax merger costs of $3,265,000), respectively.

     South County Medical Center. The South County Medical Center facility is a multi-story, ambulatory surgery center. Construction of the facility is substantially completed and a certificate of occupancy is expected to be issued in June 1994. As of May 25, 1994, leases had been signed for over 93% of the rentable space, and temporary certificates of occupancy have been issued as present tenants move in. The facility, situated on approximately 10 acres of land in St. Louis County, Missouri, contains approximately 45,200 net rentable square feet, with Surgical Health's surgery center and related activities occupying approximately 25,000 square feet. Physicians practicing the following specialties use the four surgery suites at the facility: general surgery, gastroenterology, orthopaedic, urology, ENT and gynecology. A Subsidiary of HEALTHSOUTH will lease approximately 4,300 square feet to use as an outpatient rehabilitation facility. The remaining space will be leased to physicians. There are five other free-standing ambulatory surgery facilities and 21 hospitals in the St. Louis MSA.

     Surgical Health will be the sole Lessee and Healthcare Real Estate Holdings II, Inc., a Subsidiary of Surgical Health, will be the sole sublessee of South County Medical Center under a 15-year lease with three five-year renewal options. The Base Rent per square foot is $18.42.

     Northlake. Northlake, an ambulatory surgery facility constructed in 1993, is an 8,749 square foot, single-story facility located on approximately 2.16 acres in Dekalb County, Georgia. Physicians practicing the following specialties are expected to use the four surgery suites located at the facility: general surgery, podiatry, ophthalmology, ENT, gynecology and oral surgery. One of Surgical Health's Subsidiaries will sublease the facility from the Company under a 13 year sublease with two five-year renewal options, which will be guaranteed by Surgical Health. The Northlake facility is located on real estate being ground leased from J. T. Honea, Sr. and J. T. Honea, Jr. The Company will assume the existing ground lease between the seller and the Honeas, including the right of first refusal in favor of the seller, and will sublease the real property to Surgical Health, which will sublease the facility to one of Surgical Health's Subsidiaries. The Base Rent will be $13.67 per square foot, exclusive of ground rent, which will be paid by the sublessee. There are 16 other free-standing ambulatory surgery facilities and 22 hospitals in the Atlanta MSA.

     The CON for the Northlake facility has been challenged by HCA Health Services of Georgia, Inc., d/b/a/ Northlake Regional Medical Center in two related Georgia state court proceedings on the basis that the Georgia State Health Planning Agency did not have authority by statute or regulation to permit the relocation of the facility without a new CON. Regulations have since been proposed that would permit such a relocation which contain a grandfather provision that would be applicable to the Northlake facility. If the proposed regulations are not finally adopted as published or are challenged and held invalid, or if Surgical Health does not prevail on the issue of whether the facility was properly grandfathered from the CON requirements, Surgical Health may be required to discontinue operation of the Northlake facility and apply for a new CON. In such event the Company can require Surgical Health to substitute one or more comparable properties for the Northlake facility.

     North Shore. North Shore, an ambulatory surgery facility constructed in 1963, completely remodeled in 1988 and acquired in 1992 by Surgical Health, is a 5,100 net rentable square foot, single-story facility located on approximately
2.2 acres in Cook County, Illinois. Physicians practicing the following specialties are expected to use the two surgery suites located at the facility: general surgery, gastroenterology, urology, gynecology and orthopaedics. The Company will lease the facility to Surgical Health and one of Surgical Health's Subsidiaries will sublease the facility. The Base Rent per square foot will be $21.41. There are 19 other ambulatory surgery facilities and 57 hospitals in the Chicago MSA.

ACQUISITION OF INITIAL PROPERTIES

     The Company has entered into Purchase Agreements to acquire the 20 Initial Properties. The Purchase Agreements include customary representations and warranties from each current owner of the particular Initial Property relating to such matters as title (except for Surgical Health Initial Properties), compliance with laws, condition of the properties and other similar items. The warranties may be qualified to the best of the Sellers' knowledge and may not afford the Company as much protection as unqualified warranties. The Company is obtaining title insurance on all of the Initial Properties and believes that such insurance is adequate to provide as much protection as unqualified warranties.

     The Company intends to close the purchase of all of the Initial Properties into escrow on or before the Effective Date of the Offering and to release the Initial Properties from escrow immediately after the closing of the Offering. The release from escrow of the South County and Virginia Beach facilities is expected to occur as soon as possible following the receipt of certain approvals with respect to each property, which are currently expected to be received in June 1994. If the acquisition of any of the Initial Properties does not occur by the date specified in the applicable Purchase Agreement, the seller of such Initial Property will no longer be contractually bound to sell such property to the Company. The Company has no reason to believe that it will not be able to acquire the Initial Properties under the terms of the Purchase Agreements. The consummation of the closings of the Initial Properties held in escrow is contingent only upon the closing of the Offering no later than June 30, 1994.

     The purchase price for each of the Initial Properties has been determined by negotiation with the sellers after taking into consideration the rentals, operating history, age and condition of each of the Initial Properties, and other relevant factors, including appraisals. The applicable Disinterested Directors have approved the purchase price and other terms relating to the acquisition of each of the Initial Properties. In the opinion of management, each of the Initial Properties is well maintained, in good repair, and suitable for its intended use.

APPRAISALS

     Current appraisals for each of the Initial Properties have been prepared for the Company by Valuation Counselors Group, Inc. ("Valuation Counselors"), a company unrelated to the Company or any of the sellers or Guarantors. All of the appraisals have been prepared since September 29, 1993, and indicate that the Initial Properties have an aggregate current fair market value of $120,540,000. Each of the Initial Properties will be purchased at a purchase price not greater than its appraised value. Reference is made to the appraisals submitted by Valuation Counselors, which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     The appraised values of the Initial Properties represent a limited scope analysis and were generally developed based on the "income" approach. The income approach develops a going concern value of the Initial Properties by capitalizing their projected operating income. The income approach normally provides the most reliable value estimate for multi-tenant professional office buildings. The value of the property is strongly related to the expected income stream of the property. Although the buyers of professional office buildings are usually owner/occupants, these buyers are generally aware of the property's cash flow potential and its value from an investor's perspective. For this reason, appraisers consider the income approach the best indicator of value for the subject. Appraisals based upon the "liquidation" approach may produce values lower than those produced by the income approach. The appraisals of the Initial Properties were also not based on the "cost" and "sales comparison" approaches. There can be no assurances that appraisals based on these other approaches would be similar.

     Valuation Counselors assumed the accuracy and correctness of operating data, financial data and legal descriptions provided to it, however, no audit or verification was undertaken by the appraiser in connection with its report. The appraiser did not assume responsibility for matters of title.

     Because the appraisals represent only an estimate of value, and are subject to numerous assumptions, the appraisals do not purport to represent precise measures of realizable value and should not be relied upon for purposes of determining such value at any particular time. The appraisals assume that the appraised facilities could be sold on an orderly basis under stable market conditions. The estimate of the aggregate value of the appraised facilities is the sum of the values determined for the individual facilities. No adjustment was made with respect to a bulk sale of a group of facilities.

LEASES

     The following description of the Leases does not purport to be complete, but rather contains a general summary of certain provisions thereof. Reference is made to the Leases filed with the SEC as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by such reference.

     Each Lease relates to a healthcare facility, comprised generally of the land, buildings, other improvements and certain fixtures, for a use, in most cases, restricted to the intended healthcare related use and for such other uses as may be necessary in connection with or incidental to such use (the "Primary Intended Use"). Generally, personal property is not being purchased or leased, although the Company has been granted an option to purchase any personal property necessary or appropriate for the operation of the Initial Properties for an amount equal to the then-current book value (original cost less accumulated depreciation on the books of the Lessee). The Leases have initial terms ranging from 10 to 15 years with one or more renewal terms exercisable by the Lessee of at least 10 additional years. The Leases are subject to earlier termination upon the occurrence of certain contingencies. Base Rent varies by Lease, taking into consideration many factors, including the credit of the Lessee, purchase price of the property, operating performance of the facility, location, type and physical condition of the facility. All of the Leases provide for Additional Rent commencing after the first year based on either a set percentage increase or on 67% to 100% of the percentage increase in the applicable consumer price index, with annual increases generally limited to a maximum of 5%.

     Each Lease is a Triple Net Lease and the Lessee is responsible thereunder, in addition to Base Rent and any Additional Rent, for all additional charges, including every fine, penalty, interest and cost which may be levied for nonpayment or late payment thereof, all taxes, assessments, levies, fees, water and sewer rents and charges, all governmental charges with respect to each of the Initial Properties, all utility and other charges, including insurance premiums, incurred in connection with the operation of the Initial Property and including ground rent in the case of the Larkin Medical Building, Virginia Beach and North Shore facilities.

     Each Lessee is required, at its expense, to maintain its leased property in good order and repair. The Company is not required to repair, rebuild or maintain the Initial Properties. Under certain Leases, the Company must purchase from the Lessees certain structural capital improvements and replacements made by such Lessees.


     Except for the Surgical Health Leases, the Leases also contain provisions which generally permit the Lessees, under certain circumstances, to terminate the Leases and to repurchase the leased property for a price equal to the Minimum Repurchase Price (as defined in the Leases) or to substitute another property or properties for the applicable Initial Property. These circumstances include (i) the occurrence of certain damage to or destruction of one of the Initial Properties, (ii) condemnation, and (iii) mutual agreement of the parties. In addition, the Integrated Health Leases contain an option, commencing at the end of the fifth year, to repurchase the leased property for a purchase price equal to the Minimum Repurchase Price (as defined is the Leases). The Lessees also have a right of first refusal to purchase the leased property during the terms of the Leases and for a short period of time following the expiration of the terms of the Leases on the same terms and conditions as the Company may propose to sell one of the Initial Properties.


INSURANCE

     The Company will require the Lessees to obtain title insurance with respect to each of the Initial Properties in amounts equal to their respective purchase prices, insuring that the Company holds title to each of the Initial Properties free and clear of all liens and encumbrances, except those approved by the Company. In the opinion of the management of the Company, the Initial Properties will be adequately covered by comprehensive liability, fire, flood (if available) and extended coverage with respect to the Initial Properties with policy specifications and insured limits customarily carried for similar properties. While the Company believes that its insurance coverage will be adequate, there are certain types of losses which may either be uninsurable or not economically insurable. Except with respect to the Midway facility, the Company generally does not require the Lessees to carry earthquake insurance with respect to its Initial Properties. This decision was based upon a number of factors, including the structural design of the buildings and the general lack of seismic activity in the areas where the Initial Properties are located. Should an uninsured loss occur the Company could lose its investment in, and anticipated profits and cash flow from, an Initial Property.

MEDICAID, MEDICARE, BLUE CROSS AND OTHER REVENUE


     Payments for patient care earned by Lessees and sublessees are received from the federal Medicare program, state Medicaid programs, private insurance carriers, employers and Blue Cross plans, health maintenance organizations, preferred provider arrangements and directly from patients. Medicare payments to acute care hospitals for inpatient services are made pursuant to the Prospective Payment System under which a hospital is paid a prospectively established rate based on diagnosis. In general, Medicare payments for psychiatric care and rehabilitative care are exempt from PPS and continue to be reimbursed on a cost basis system.

     Under regulations effective November 1, 1991, the capital related costs of PPS hospitals are to be reimbursed by the Medicare program on a prospective basis, phased in over a ten-year transition period, eventually to be a set federal rate. The effects of the new payment methodology on actual levels of reimbursement cannot yet be predicted. Properties not subject to PPS will continue to be reimbursed by Medicare for capital costs on a percentage of cost basis. Payments from state Medicaid programs for acute care, rehabilitative and psychiatric care are based on reasonable costs or are at fixed rates. Medicare and Medicaid payments are generally below a facility's actual charge schedule and in some cases payments are limited, delayed or reduced because of federal and sometimes state budget deficits.

     In recent years, fundamental changes in the Medicare program (including the implementation of a PPS for inpatient services at medical surgical hospitals) have resulted in reduced levels of payment for a substantial portion of healthcare services. Moreover, healthcare facilities have experienced increasing pressures from private payors attempting to control healthcare costs, that have reduced reimbursement to levels approaching that of government payors. Considerable uncertainties surround the future determination of payment levels under the Medicare program for inpatient hospital services as well as outpatient services.

     Blue Cross payments in different states and areas are based on costs, negotiated rates or retail rates. Payments from health maintenance organizations and preferred provider organizations generally are negotiated, usually at a discount from published charge schedules, which may take the form of a flat payment per enrollee in the plan offered by such organizations.

FUTURE ACQUISITIONS OF HEALTHCARE FACILITIES

     The Company's strategy is to become an important source of healthcare facility capital by investing in a high quality portfolio of properties managed by established operators including long-term care, hospital management, rehabilitation and alternate-site care companies. The Company intends to diversify its portfolio by operator, geography, facility type and healthcare industry segment. Its investment criteria emphasize the creditworthiness of the guarantor, competitive position of the property, attractiveness of the industry segment, and fit with the Company's existing portfolio.


     The Company will determine the creditworthiness of potential lessees and guarantors based upon a review of publicly available financial and other information, due diligence review of the individual financial statements and other non-financial information provided by the potential lessees and guarantors, to the extent available, and other data customarily reviewed when a company makes an acquisition or significant investment. While the Company believes such information will be provided in good faith, the Company will not and cannot make an independent investigation of such information.



     The Company believes that there currently is significant demand for REIT financing capital in the healthcare industry. In addition, the Company believes the substantial healthcare industry experience and numerous relationships of its management and directors will help the Company identify, evaluate and complete additional investments. Management believes that opportunities for property acquisitions are currently particularly attractive because of the increasing demand for alternate site and outpatient healthcare services, anticipated capital requirements by the healthcare industry to fund these and other properties, and the reduced supply of available financing from traditional sources. Management also believes that there are opportunities to provide development funding to established healthcare industry operators on a selective basis.


     The following are brief descriptions of the types of healthcare facilities in which the Company will seek additional investment:

Ancillary Hospital Facilities and Acute Care Hospitals

     Ancillary hospital facilities are generally not subject to separate licensing requirements, although certain hospital ancillary services may be subject to licensing, CON and other regulatory requirements in addition to those applicable to acute care hospitals. The success of an ancillary hospital facility is dependent on its proximity to a hospital. The Company may purchase one or more hospital properties in the future. Acute care hospitals are subject to extensive federal, state and local legislation and regulation. Acute care hospitals undergo periodic inspections regarding standards of medical care, equipment and hygiene as a condition of licensure. Various licenses and permits also are required for narcotics, laboratories, pharmacies, radioactive materials and certain equipment. Accreditation by the Joint Commission on Accreditation of Healthcare Organizations is generally required for participation in government sponsored provider programs. Acute care hospitals are subject to and comply with various forms of utilization review. In addition, under PPS, each state must have a Professional Review Organization to carry out a federally mandated system of review of Medicare patient admissions, treatment and discharges in acute care hospitals. Medical and surgical services and practices are extensively supervised by committees of staff doctors at each acute care hospital, and are reviewed by each acute care hospital's local governing board and quality assurance personnel. New regulations governing the control of disposal of hazardous wastes may increase the costs of operating acute care facilities.

Physician Clinics

     Physician clinics are subject to extensive federal, state, and local legislation and regulation. Every state imposes licensing requirements on individual physicians and on facilities and services operated by physicians. In addition, federal and state laws regulate health maintenance organizations and other managed care organizations with which the physician groups may have contracts. Many states require regulatory approval, including CONs, before establishing certain types of physician-directed clinics, offering certain services or making expenditures in excess of statutory thresholds for healthcare equipment, facilities, or programs. In connection with the expansion of existing operations and the entry into new markets, physician clinics and affiliated practice groups may become subject to compliance with additional regulation.

Ambulatory Surgery Centers

     Ambulatory surgery centers are subject to extensive federal, state and local legislation and regulation. Ambulatory surgery centers undergo periodic inspections regarding standards of medical care, equipment and hygiene as a condition of licensure. Many states require regulatory approval, including CONs, before establishing certain types of healthcare facilities, offering certain services or making expenditures in excess of statutory thresholds for healthcare equipment, facilities or programs. License and certification standards vary by jurisdiction and undergo periodic revision. In connection with the expansion of existing operations and the entry into new markets, ambulatory surgery centers may become subject to compliance with additional regulation.

Long-Term Care and Sub-Acute Care Facilities.

     Long-term care and sub-acute care facilities are licensed by state healthcare agencies, and are subject to extensive federal, state, and local regulatory and inspection requirements. License, CON and certification standards and requirements vary by jurisdiction and undergo periodic revision. These requirements relate to, among other things, the quality of the nursing care, the qualifications of administration personnel and nursing staff, the condition of the long-term care facility and the adequacy of its equipment, and continuing compliance with laws and regulations to the operation of the facilities.

GOVERNMENT REGULATION AND RECENT DEVELOPMENTS

     The financial condition of Lessees or sublessees may be affected by changes in the reimbursement, licensing and certification policies of federal, state and local governments for healthcare related facilities. Certain of the Initial Properties may also be affected by changes in accreditation standards or procedures of accrediting agencies that are recognized by governments in the certification process. In addition, expansion (including the addition of new beds or services or acquisition of medical equipment) and occasionally the discontinuation of services of healthcare facilities is generally subjected to state regulatory approval through CON programs.

     Rental arrangements are subject to federal and state laws and regulations governing illegal rebates and kickbacks where co-investors are physicians or others in a position to refer patients to the facilities. The effect of these laws and regulations is generally to prohibit, through the imposition of criminal and civil penalties (including program exclusion), payment arrangements that are construed to include compensation for patient referrals. Although there can be no assurance that government enforcement agencies' and courts' interpretations of these laws will be consistent with that of the Company, the Company does not believe it or any of the Lessees or sublessees of the Initial Properties has any Base Rent arrangements that do not comply in all material respects with these laws. Legislative and regulatory proposals may be enacted or adopted in the future that adversely affect physicians and other healthcare providers that invest in healthcare facilities, regardless of whether there is compensation for referrals, by limiting reimbursement by the Medicare and Medicaid programs of otherwise covered services, requiring disclosures of such interests, or imposing civil monetary and criminal penalties for violations of proscriptions against referrals to such facilities.

     State CON statutes generally provide that, prior to the addition of new beds, the construction of new facilities or the introduction of new services, a state health planning designated agency ("SHPDA") must determine that a need exists for those beds, facilities or services. The CON process is intended to promote comprehensive healthcare planning, assist in providing high quality healthcare at the lowest possible cost and avoid unnecessary duplication by ensuring that only those healthcare facilities that are needed will be built.

     Typically, the provider of services submits an application to the appropriate SHPDA with information concerning the area and population to be served, the anticipated demand for the facility or service to be provided, the amount of capital expenditure, the estimated annual operating costs, the relationship of the proposed facility or service to the overall state health plan and the cost per patient day for the type of care contemplated. Whether the CON is granted is based upon a finding of need by the SHPDA in accordance with criteria set forth in CON statutes and state and regional health facilities plans. If the proposed facility or service is found to be necessary and the applicant to be the appropriate provider, the SHPDA will issue a CON containing a maximum amount of expenditure and a specific time period for the holder of the CON to implement the approved project.

     Licensure and certification are separate, but related, regulatory activities. The former is usually a state or local requirement and the latter is a federal requirement. In almost all instances, licensure and certification will follow specific standards and requirements that are set forth in readily available public documents. Compliance with the requirements is monitored by annual on-site inspections by representatives of various government agencies. The Gravois facility and the Mountain View facility are currently required to be licensed. All of the hospitals affiliated with the ancillary hospital facilities have obtained all necessary CONs and are fully accredited. All of the Initial Properties, Lessees and any hospitals owned by the Lessees and their Subsidiaries have obtained CONs, where applicable. However, the CON approval for the Northlake facility is being contested. See "-- Surgical Health Initial Properties -- Northlake."

     Loss by a facility of its ability to participate in government sponsored programs because of licensing, certification or accreditation deficiencies or because of program exclusion resulting from violations of law would have adverse effects on its revenues.

     In December 1992, the American Medical Association modified its ethical position on physician referrals to facilities in which they have an ownership interest. Generally, physicians are prohibited from making referrals to facilities in which they have an ownership interest unless they provide services at the facility (such as surgeons at surgery centers and physicians with staff privileges at hospitals). A narrow exception to this rule is permitted when a facility is clearly needed in a community and alternative financing is not available if certain strict conditions are satisfied. While it is generally believed that these regulations are not intended to affect physician ownership in large, publicly-traded companies such as the Company, physicians considering an investment to the Company should be aware of the existence of these ethical considerations and consider the potential applicability to the proposed investment.

     In recent years, a number of proposals have been introduced in Congress that would reform various aspects of the healthcare system, including malpractice reform, universal access to healthcare, global budgeting of public and private healthcare spending. Medicare payment reform and establishment of national health or single payor insurance programs financed by the federal government. Legislation introduced in Congress known as "The Managed Competition Act of 1992" would have, if enacted, (i) provided tax incentives to employers who provide basic healthcare benefits coverage for their employees, but would limit deductions for providing additional benefits; (ii) provided universal access to coverage through varying levels of direct government subsidies for individuals with incomes below 200% of the poverty level; (iii) incorporated insurance reform and malpractice reform to reduce costs; and (iv) encouraged through tax incentives the establishment of accountable health plans consisting of providers and insurance companies that compete on the basis of offering high quality, low cost healthcare.

     President Clinton and certain members of Congress have proposed plans for healthcare reform. Although elements of the Managed Competition Act, along with other health reform initiatives, are being considered, no assurance can be given as to what elements will be included in the President's or other comprehensive national healthcare reform package, whether such proposal will be enacted into law, or what effect such proposals would have on the operations of Initial Properties.

REGULATORY COMPLIANCE

     The Company believes that healthcare regulations will continue to change and, therefore, regularly monitors developments in healthcare law. There can be no assurance that all facilities to be subject to Leases can remain in compliance with applicable law.

ENVIRONMENTAL MATTERS

     Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances (including fines and injuries to persons and adjacent property). Most, if not all, of these laws, ordinances and regulations contain stringent enforcement provisions including,but not limited to, the authority to impose substantial administrative, civil and criminal fines and penalties upon violators. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances and may be imposed on the owner in connection with the activities of an operator of the property. The cost of any required remediation, removal, fines or personal or property damages and the owner's liability therefor could exceed the value of the property and/or the aggregate assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner's ability to sell or lease such property or to borrow using such property as collateral.

     Operations at the Initial Properties have been and will continue to be subject to numerous federal, state, and local environmental laws, ordinances and regulations, including those relating to the generation, segregation, handling, packaging and disposal of medical wastes as well as facility siting, construction, occupational training and safety, disposal of non-medical wastes, underground storage tanks and ash emissions from incinerators. Operations of nuclear medicine departments at some of the Initial Properties also involve the use and handling, and subsequent disposal of, radioactive isotopes and similar materials, activities which are closely regulated by the Nuclear Regulatory Commission and state regulatory agencies. In addition, several of the Initial Properties were built prior to the time prohibitions on the use of asbestos in building construction were enacted and other such facilities may be acquired by the Company in the future.


     The Company has had Phase I environmental audits conducted on all of the Initial Properties. The audits determined that none of the Initial Properties contained indications of environmental concerns with the exception of the presence of non-friable asbestos in eight of the Initial Properties and a small amount of friable asbestos in three of those properties. Phase I environmental audits involve preliminary reviews of title and uses of real property with little or no sampling, except in the case of the suspected presence of asbestos or lead paint, and should not be relied upon as the final determination of the absence of environmental concerns. The environmental audits recommended that operations and maintenance programs be implemented at the properties containing asbestos. These programs are being implemented, and the costs will be paid by the Lessees under the Leases. Remedial action was also taken with respect to one of the Initial Properties containing friable asbestos at the cost of the owner. Any remedial action taken in the future with respect to other Initial Properties containing asbestos are required to be paid by the Lessees under the Leases. In addition, all of the Purchase Agreements and Leases contain indemnification provisions relating to environ-mental liabilities or conditions, although there can be no assurances that the seller will be able to fulfill its indemnification obligations. Moreover, the scope of such indemnification obligations may be limited and there can be no assurances that such indemnification obligations will apply to all environmental costs or liabilities incurred by the Company. The Leases do not give the Company control over the operations of the Lessees, nor will the Company monitor the Lessees with respect to environmental matters.

     No assurance can be given that the provisions of either the Purchase Agreements or the Leases will fully protect the Company or that any prior owner, Lessee or future lessee of a Initial Property did not and will not create environmental conditions not known to the Company. However, the Company is not aware of any such condition or liability that would have a material adverse effect on the Company's earnings, expenditures or continuing operations.

COMPANY OFFICES


     The Company's headquarters are located in offices at One Perimeter Park South, Suite 335-S, Birmingham, Alabama 35243, which are leased by the Company from an unaffiliated party on a month-to-month basis. Annual rent is $7,755.00. The office lease covers approximately 1,500 square feet at rent of $5.17 per square foot. The Company expects to enter into a new long-term lease for office space at market rate.


LEGAL PROCEEDINGS

     On June 16, 1993, Mr. Gerald Chandler filed a lawsuit in the Circuit Court for Jefferson County, Alabama, against Richard M. Scrushy, Larry R. House, Michael D. Martin and a to-be-formed REIT, seeking damages arising out of the defendants' alleged breaches of alleged verbal agreements to employ Mr. Chandler in some capacity in a to-be-formed REIT. Mr. Chandler is seeking monetary damages. The Company is of the opinion that this lawsuit is without merit and will not have a material adverse effect on the Company and is defending the lawsuit vigorously.

     The CON for the Northlake facility has been challenged by HCA Health Services of Georgia, Inc., d/b/a/ Northlake Regional Medical Center in two related Georgia state court proceedings on the basis that the Georgia State Health Planning Agency did not have authority by statute or regulation to permit the relocation of the facility without a new CON. Regulations have since been proposed that would permit such a relocation which contain a grandfather provision that would be applicable to the Northlake facility. If the proposed regulations are not finally adopted as published or are challenged and held invalid, or if Surgical Health does not prevail on the issue of whether the facility was properly grandfathered from the CON requirements, Surgical Health may be required to discontinue operation of the Northlake facility and apply for a new CON. In such event the Company can require Surgical Health to substitute one or more comparable properties for the Northlake facility.

                         INVESTMENT AND OTHER POLICIES

     The following is a summary of the Company's investment policy and policies with respect to certain other activities.

INVESTMENT POLICY

     The Company's investment objectives are to (i) generate current income for stockholders, (ii) provide increased returns to stockholders through the acquisition and development of additional properties, which may require the use of additional debt or equity financing, (iii) provide the opportunity to realize capital growth resulting from appreciation, if any, in the residual values of any properties acquired and (iv) preserve and protect stockholders' capital. There can be no assurance that any of these objectives will be realized.

     The Bylaws of the Company permit the Board of Directors with the consent of a majority of the Executive Committee, but without the approval of the stockholders, to alter the Company's investment policies if they determine in the future that such a change is in the best interests of the Company and its stockholders. The methods of implementing the Company's investment policies may vary as new investment and financing techniques are developed.

     The Company intends to invest in real property, principally for the production of income, although the prospect for capital appreciation is a factor that will be considered in making such investments. The Company's present policy is not to have any single property or lease account for more than 20% of either its assets or annualized rental revenue. There are no limitations on the number or amount of mortgages that may be placed on any single property, but the Company's present policy prohibits aggregate debt (secured or unsecured) in excess of 50% of the Company's total capitalization. The Company intends to close all of the Initial Properties in escrow on or before the Effective Date of the Offering and to release the Initial Properties from escrow immediately after the closing of this Offering, except for the South County Medical Center facility which will be purchased after the completion of its construction and the issuance by the proper authority of a certificate of occupancy. Thereafter, the Company intends to seek growth through the acquisition of additional income-producing projects developed by third parties. The Company will concentrate on investments in healthcare-related facilities, including acute care hospitals, rehabilitation hospitals, physician clinics, ambulatory surgery centers, clinical laboratories, ancillary hospital facilities, long-term care facilities, and medical centers, but may also consider opportunities in other kinds of income-producing real property. Management has no present intention to invest in properties unrelated to the healthcare industry.

     The Company may acquire additional income-producing properties, expand and improve its properties or sell such properties when, in the opinion of the Company, circumstances warrant. The Company may also participate with other entities in property ownership, through joint ventures or other types of co-ownership, so long as the Company is the controlling party in any such venture. While the Company presently intends to acquire equity investments in real estate, it may, in its discretion, invest in mortgages and other types of interests in real estate. The Company may also invest in securities of concerns engaged in real estate activities or securities of other issuers, either for investment purposes or for the purpose of exercising control, subject to limitations on such investments necessary for REIT qualification. The Company has the authority but has no present plans to invest in mortgages, to make loans to other persons, or to underwrite the securities of other issuers. The Company has the authority to invest in securities of other issuers but has no present plans to do so. Except for the policy that no one property may account for more than 20% of the Company's assets or annualized rental revenue, there is no limit to the percentage of assets that may be invested in securities or interests in real estate.

     The Company may enter into build-to-suit type agreements that by their terms require conversion to leases upon the completion of the development of the facility. During the term of the development of the facility, funds will be advanced pursuant to requests made by the developer in accordance with the terms and conditions of the applicable development agreement. Simultaneously with the commencement of the development of a facility, the Company will enter into a lease with the developer. The Base Rent under such a lease will be established at a specified rate or at a specified number of basis points over an agreed-upon United States treasury security's yield in effect at the time of certified substantial completion of the facility.

     The Company's development program will generally include a variety of additional forms of security and collateral beyond that provided by the Leases, such as irrevocable letters of credit from financial institutions, payment and performance completion bonds or completion guarantees. In addition, prior to any advance of funds by the Company under a development agreement, the developer generally must provide: (i) satisfactory evidence in the form of an endorsement to the Company's title insurance policy that no intervening liens have been placed on the property since the date of the Company's previous advance; (ii) a certificate executed by the architect-of record that indicates that all construction work completed on the facility conforms with the requirements of the plans, specifications, and any change orders previously approved by the Company; (iii) a certificate executed by the general contractor or construction manager that all work requested for reimbursement has been completed; and (iv) satisfactory evidence that the funds remaining unadvanced are sufficient for the payment of all costs necessary for the completion of the facility in accordance with the terms and provisions of the agreement. As a further safeguard during the development period, the Company will generally retain a percentage of construction costs incurred until it has received satisfactory evidence that the facility has been substantially completed in accordance with the applicable plans, specifications, and approved change-orders, and the period during which liens may be perfected with respect to any work performed, or labor or materials supplied, in connection with the construction of the facility has expired. The Company anticipates that it will also monitor the progress of the development of each facility and the accuracy of the developer's requests for funds by having a third-party inspector perform monthly on-site inspections.

     In evaluating potential investments, the Company will consider such factors as: (i) the geographic area, type of property and demographic profile; (ii) the location, construction quality, condition and design of the property; (iii) the current and anticipated cash available for distribution and its adequacy to meet operational needs and lease obligations and to provide a competitive market return on equity to the Company's investors; (iv) the potential for capital appreciation, if any; (v) the growth, tax and regulatory environment of the communities in which the properties are located; (vi) the occupancy and demand for similar health facilities in the same or nearby communities; (vii) an adequate mix of private and government sponsored patients; (viii) any potential alternative uses of the facilities; (ix) prospects for liquidity through financing or refinancing; (x) industry segment and operator diversification; and
(xi) the suitability of the potential investments in light of maintaining REIT status.

     In making future investments, the Company intends to focus on established, creditworthy potential lessees which meet the Company's standards for quality and experience of management. In order to determine creditworthiness of potential lessees, the Company will review historical and prospective financial information of the lessee, together with appropriate financial information of any guarantor. Factors considered in connection with such financial review with respect to the lessee and any guarantor will include the net worth, profitability and cash flow, debt position, and the ability of the lessee and any guarantor to provide additional credit enhancements.

     The Company will actively seek to maintain diversification of its investments in terms of geographic location, lessee and facility types, although investments are not limited (as to percentage of assets or otherwise) to any geographic area or any specific type of property. A fundamental investment objective of the Company will be to obtain contractual Base Rent escalations under long-term, noncancellable, Triple Net Leases and to obtain credit enhancements based upon the credit of the Lessee or its parent.

     Management of the Company will conduct market research and analysis for all potential investments. Management also will review the value of the property, the interest rates and debt service coverage requirements of any debt to be assumed and the anticipated sources of repayment for the investment. There are no limitations on the percentage of the Company's total assets that may be invested in any one property or joint venture or other investment. The Board of Directors may establish limitations as it deems appropriate from time to time without a vote of the stockholders of the Company. No limits have been set on the number of properties in which the Company will seek to invest, or on the concentration of investment in any one property or any one city or state.

     The Company may determine to finance acquisitions through the exchange of properties or the issuance of shares of its capital stock to others, if such transactions otherwise satisfy the Company's investment criteria. The Company also has authority to repurchase or otherwise reacquire its Common Stock or any other securities and may determine to do so in the future.

     To the extent that the Company's Board of Directors determines to obtain additional capital, the Company may raise such capital through additional equity offerings, debt financings or retention of cash available for distribution (subject to provisions of the Code concerning the taxability of undistributed income of REITs), or a combination of these methods. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and " -- Other Policies" below.

     The Company expects to hold its properties as long-term investments and has no maximum period for retention of each investment. To the extent that the Company holds its properties for long periods, it may not have sufficient funds available to acquire additional properties unless such funds are available through the Bank Credit Facility or other borrowings, or are raised through additional equity or debt financing, including debt incurred by mortgaging existing properties.

     The Company may invest its cash in certain short-term investment grade instruments. Such investments may be in interest-bearing bank accounts, certificates of deposit, money-market securities, United States government securities, mortgage-backed securities guaranteed by the Government National Mortgage Association, mortgages insured by the Federal Housing Administration or guaranteed by the Veterans Administration, mortgage loans, mortgage loan participation and certain other similar investments. The Company's ability to make certain of these investments may be limited by tax considerations.

     The Company may sell a property if such property has significantly appreciated in value. The Company anticipates that the value of the properties that it intends to acquire will appreciate over the term of its ownership. Appreciation of the properties is dependent upon many factors, including: (i) growth of the healthcare industry in general, which in turn is dependent upon a rising demand for healthcare services, (ii) availability of financial resources to pay for increased healthcare services, and (iii) supply of healthcare facilities within the geographical area of the Company's properties which is available to satisfy the demand for such facilities. Supply and demand for healthcare facilities within the geographical area of the Company's properties is dependent, among other considerations, upon (i) availability of capital for construction of new healthcare facilities; (ii) competing healthcare facilities; and (iii) population growth and the demographic composition thereof. The Company, in employing its investment criteria, has selected properties for acquisition with respect to which it believes there is reasonable likelihood for appreciation based upon the foregoing considerations.

     In the event the Company sells or otherwise disposes of any of its properties, the Board of Directors will determine whether and to what extent the Company will acquire additional properties or distribute the proceeds to the stockholders.

OTHER POLICIES

     The Company may incur indebtedness when, in the opinion of the Board of Directors, it is advisable to do so subject to the limitation described in " -- Investment Policy" and limitations imposed by financing as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company has obtained a written commitment from a consortium of banks led by NationsBank for the $60 million Bank Credit Facility, which will be used to purchase the Initial Properties, acquire additional properties and for general corporate purposes. The Company may from time to time negotiate lines of credit or arrange for other short-term borrowings from banks or otherwise. The Company may also arrange for long-term borrowings from public offerings, banks or other institutional investors. Such borrowings may be for general corporate purposes, to improve or expand existing properties, to acquire additional properties or to fund any shortfall of cash necessary to meet its cash distribution requirements that could arise if its taxable income exceeds it cash available for distribution.

     In addition, the Company may incur mortgage indebtedness on real estate which it owns. Where terms are deemed favorable, the Company may invest in properties subject to existing mortgages, deeds of trust or similar liens on the properties. The Company also may obtain non-recourse or other mortgage financing for unleveraged properties in which it has invested or may refinance properties acquired on a leveraged basis. There is no limitation on the number or amount of mortgages which may be placed on any one property, although the Company's policy is not to incur indebtedness in excess of 50% of its total capitalization.


     The Company has no present intention to issue senior securities; however, its Charter authorizes the Board of Directors to classify or reclassify any unissued shares of stock, including the right to issue up to 10,000,000 shares of preferred stock in series, and the Company may in the future issue senior securities to raise equity or debt capital, to acquire real estate or other assets or in connection with a merger or other business acquisition or for any other corporate purposes. The Company may repurchase or otherwise reacquire its own shares, although it may not issue stock that is redeemable at the option of the holder.


     The Company intends to hold the properties it acquires for long-term investment. The Company will seek to sell the properties it owns when management determines that the continued ownership no longer meets its then current criteria or where a higher yield would be achieved through another investment. Proceeds from the sale of properties may be used by the Company to acquire additional investments.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are:


                NAME                    AGE                      POSITION
- ------------------------------------    ---     ------------------------------------------
John W. McRoberts(1)(3)                 41      President, Chief Executive Officer and
                                                Director
William C. Harlan                       43      Senior Vice President and Head of
                                                Acquisitions
Andrew L. Kizer                         37      Vice President, Chief Financial Officer,
                                                Secretary and Treasurer
Richard M. Scrushy(1)(3)                41      Chairman of the Board
Michael D. Martin(1)(3)                 33      Director
Robert N. Elkins(2)                     51      Director
William B. Luttrell(2)                  49      Director
Eric R. Hanson(3)                       39      Director
Larry D. Striplin, Jr.(2)               64      Director
W. Barry Morton(1)                      56      Director
George E. Bogle(2)                      56      Director


- ---------------

(1) Member of Executive Committee
(2) Member of Audit Committee
(3) Member of Compensation Committee

     Officers are appointed by and serve at the discretion of the Board of Directors. All current officers were appointed on March 31, 1994. The officers will devote substantially all of their full business time to the business and affairs of the Company.

     Mr. McRoberts was a senior officer of AmSouth Bank N.A., headquartered in Birmingham, Alabama, prior to becoming a co-founder, President and Chief Executive Officer of the Company. He was employed by AmSouth Bank from 1977 to 1993 and most recently was head of Corporate Banking for the Birmingham area. Mr. McRoberts' responsibilities at AmSouth also included oversight of the bank's entire healthcare lending portfolio and the Birmingham based real estate lending portfolio.

     Mr. Harlan was a senior officer of SouthTrust Bank, N.A., headquartered in Birmingham, Alabama, prior to becoming employed by the Company. He was employed by SouthTrust Bank from 1976 to 1993 and was most recently head of the bank's healthcare lending area. Mr. Harlan serves on the advisory board of Carraway Medical Center, Inc.

     Mr. Kizer, a CPA, was a senior manager with KPMG Peat Marwick in their Birmingham office prior to becoming employed by the Company. Mr. Kizer was employed by KPMG Peat Marwick from 1984 to 1993. Prior to that time he was employed by Arthur Andersen in their Birmingham office.

     Mr. Scrushy is Chairman, President and Chief Executive Officer of HEALTHSOUTH Rehabilitation Corporation and is a co-founder of the Company. Prior to founding HEALTHSOUTH in 1983, Mr. Scrushy served as a Vice President of Lifemark Corporation, a NYSE listed company. He also serves on the Board of Directors of Surgical Health Corporation, Integrated Health Services, Inc., Diagnostic Health Corporation, MedPartners, Inc., Caretenders Healthcorp, Omega Pharmaceuticals, Inc., and Scandipharm, Inc.

     Mr. Martin, is Senior Vice President and Treasurer of HEALTHSOUTH Rehabilitation Corporation and a co-founder of the Company. Prior to joining HEALTHSOUTH in 1989, he had been employed by AmSouth Bank N.A. since 1982. At the time of his departure from AmSouth Bank, Mr. Martin was Vice President and served in a corporate lending function. Mr. Martin serves on the Board of Directors of Caretenders Healthcorp.

     Mr. Elkins has served as Chairman and Chief Executive Officer of Integrated Health Services, Inc., since March 1986. Prior to his founding Integrated Health, Mr. Elkins served as a co-founder and Vice President of Continental Care Centers, Inc., an operator of long-term healthcare facilities.

     Mr. Luttrell has been President and Chief Executive Officer of Surgical Health Corporation, a privately held company that operates outpatient surgery centers throughout the country, since its inception in April 1991. Prior to co-founding Surgical Health Corporation, Mr. Luttrell was Chief Executive Officer and a member of the Board of FLR Health Resources, a national healthcare consulting company. From 1981 through 1987, Mr. Luttrell was associated with Surgical Care Affiliates, Inc., a publicly held company that operates surgery centers in partnership with physicians and hospitals.

     Mr. Hanson is Chairman and Chief Executive Officer of U.S. Strategies Corp., a national public affairs and development company specializing in healthcare and urban affairs. Mr. Hanson founded U.S. Strategies Corp. in 1984 and has served U.S. Strategies Corp. in his current capacity since that time.

     Mr. Striplin is President and Chief Executive Officer of Circle "S" Industries, a holding company with headquarters in Selma, Alabama. Among the Circle "S" companies are Nelson/Brantley Glass Company, DISCO Aluminum Products, American Fine Wire, Clearview Properties, Aim Leasing Company. Mr. Striplin serves on the boards of directors of Omega Pharmaceuticals, Inc. and Med Partners, Inc.

     Mr. Morton is President and Chief Executive Officer of The Robins & Morton Group, a Birmingham-based construction company that specializes in the construction of hospitals and related healthcare facilities throughout the southeast. Mr. Morton has served in his current capacity since 1982 and has been affiliated with The Robins & Morton Group his entire career.

     Mr. Bogle is Chairman and Chief Executive Officer of USA Health Holding, Inc. USA Health Holding, Inc. is the parent of USA Health Network, the nation's largest preferred provider organization; USA Workers Insurance Network (WIN), the nation's largest workers compensation network; and USA Transnet, the nation's largest trauma and transplant network. Mr. Bogle founded USA Health Network in 1984.

     A director holds office until the next annual meeting and until his successor is elected and qualified. A director may be removed from office with or without cause only at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of not less than two-thirds of the shares then outstanding and entitled to vote on the election of directors.

     The Company's Bylaws provide that a majority of the Company's directors not interested in a transaction, including a majority of the Disinterested Directors, is required to approve any transactions between the Company and any of its officers, directors, or their affiliates. The Company's Bylaws do not otherwise limit transactions between the Company and interested persons. No family relationship exists among the officers and directors.

EXECUTIVE COMPENSATION

     The Company was organized on March 31, 1994, and has had no operations since that time.

     The Company has agreed to reimburse the Partnership up to $1,675,000 upon closing of the Offering for actual costs related to organizing the Company, negotiating the Initial Property acquisitions, performing due diligence investigations related to the Initial Properties, performing corporate work in contemplation of the Offering, preparing the Registration Statement and providing interim financing for and closing the acquisition of the Initial Properties. These costs include certain costs related to performing property due diligence, certain property closing and financing costs, employee compensation, travel and overhead. These costs include salaries of executive officers from January 1, 1994, through June 30, 1994, to John W. McRoberts ($100,000), William
C. Harlan ($50,000), and Andrew L. Kizer ($35,000). All other amounts paid in connection with pre-formation activities were paid by the Partnership to unaffiliated third parties for services rendered on behalf of the Company.

     The following table sets forth certain summary information concerning the annual base salaries to be paid to the Company's chief executive officer and the two other executive officers of the Company for 1994:

                           SUMMARY COMPENSATION TABLE

                                                                            ANNUAL            LONG TERM
                                                                         COMPENSATION        COMPENSATION
                                                                     --------------------   --------------
                                       PRINCIPAL                         BASE                   STOCK
           NAME                         POSITION              YEAR   SALARY($)(1)   BONUS   OPTIONS (#)(3)
- -------------------------- ---------------------------------- ----   ------------   -----   --------------
John W. McRoberts......... President and Chief Executive      1994     $200,000       (2)       125,000
                           Officer
William C. Harlan......... Senior Vice President and          1994      100,000       (2)        85,000
                           Head of Acquisitions
Andrew L. Kizer........... Vice President and                 1994       80,000       (2)        50,000
                           Chief Financial Officer

- ---------------

(1) Annualized for year ended December 31, 1994.
(2) Annual bonuses will be determined by the Compensation Committee of the Company's Board of Directors.
(3) Options to purchase a total of 260,000 shares of Common Stock will be granted to executive officers of the Company on the Effective Date at the initial public offering price. See "Management -- 1994 Stock Incentive Plan."

                                            OPTIONS GRANTED IN FISCAL YEAR 1994
                                                     INDIVIDUAL GRANTS              POTENTIAL REALIZABLE
                                           -------------------------------------            VALUE
                                            PERCENT OF                             AT ASSUMED ANNUAL RATES
                                              TOTAL                                    OF SHARE PRICE
                                             OPTIONS                                  APPRECIATION FOR
                                            GRANTED TO    EXERCISE OR                   OPTION PERIOD
                                 OPTIONS   EMPLOYEES IN   BASE PRICE    EXPIRATION -----------------------
             NAME                GRANTED   FISCAL YEAR     ($/SH)(1)      DATE         5%          10%
- -------------------------------  -------   ------------   -----------   --------   ----------   ----------
John W. McRoberts..............  125,000        48%         $ 19.00       , 2004   $1,493,625   $3,785,138
William C. Harlan..............   85,000        33            19.00       , 2004    1,015,665    2,573,894
Andrew L. Kizer................   50,000        19            19.00       , 2004      597,450    1,514,055

- ---------------

(1) Based on the midpoint of the filing range of the estimated initial public offering price of the Common Stock.

     The Company intends to adopt and implement a bonus arrangement for its executive officers to be administered by the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Company's Board of Directors are Richard M. Scrushy, John W. McRoberts, Michael D. Martin and Eric
R. Hanson. There are no interlocks among the members of the Compensation Committee. Richard M. Scrushy is Chairman of the Board, President and Chief Executive Officer of HEALTHSOUTH. Although John W. McRoberts serves on the Company's Compensation Committee, he does not participate in any decisions regarding his own compensation as an executive officer.

DEFERRED COMPENSATION PLAN

     The Company intends to adopt a Deferred Compensation Plan (the "Plan"), pursuant to which eligible participants may elect to defer and invest a portion of their compensation. The Company intends to match a portion of the deferred amount. The amounts credited to a participant's account will be credited with the results of a selected investment option, which are expected to include funds primarily investing in debt issued by the United States Government, equity securities, or a combination or debt and equity securities. All amounts in an account of a participant will be fully vested at all times and may be withdrawn by a participant 30 days following such participant's termination of employment. The participant will be able to request that his benefits be paid as a single lump sum or over a period of between three and ten years as specified by the participant. The Plan will be administered by a committee consisting of three or more persons selected by the Compensation Committee of the Board of Directors. The Plan committee will have broad powers to interpret and administer the Plan, including designating participants and investment options.

1994 STOCK INCENTIVE PLAN

     The Board of Directors has adopted the 1994 Stock Incentive Plan (the "Stock Incentive Plan"). After the closing of the Offering, the Stock Incentive Plan will be administered by the Stock Option Committee appointed by the Board of Directors.

     The Company may issue incentive awards for up to 418,600 of its outstanding shares of Common Stock under the Stock Incentive Plan. Under the Stock Incentive Plan, the Stock Option Committee appointed by the Board of Directors may grant to employees and members of the Board of Directors of the Company or its subsidiaries or affiliates stock awards or non-transferable options to purchase Shares of the Company's Common Stock for terms not longer than ten years, at prices to be determined by the Board of Directors or the Stock Option Committee, which may not be less than 95% of the fair market value of the Common Stock on the date of grant. Options granted under the Stock Incentive Plan may be subject to other conditions set by the Stock Option Committee, may be exercised by payment of cash, shares valued at fair market value, or, at the option of the Stock Option Committee, by a note secured by shares. Unless terminated earlier, the Stock Incentive Plan will terminate in 2004.

     Options to purchase a total of 260,000 shares of Common Stock will be granted to executive officers of the Company on the Effective Date at the initial public offering price.

RETIREMENT PLANS

     The Company intends to adopt a retirement plan for its executive officers pursuant to which an eligible executive may receive upon normal retirement (defined to be when the participant reaches age 65 and has completed five years of service with the Company) certain benefits based on average earnings and years of service. The plan will be unfunded and will be paid from earnings of the Company. All three of the Company's executive officers will be eligible participants.

COMPENSATION OF DIRECTORS

     No officer who is a member of the Board receives compensation for serving on the Board. Each other member of the Board receives annual compensation of $5,000 for serving on the Board, plus a fee of $1,000 for each Board and committee meeting attended, except that only one fee will be paid in the event that more than one such meeting is held on a single day. All directors receive reimbursement of travel expenses incurred in attending Board and committee meetings.


LIMITATION OF LIABILITY AND INDEMNIFICATION



     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which limits such liability to the maximum extent permitted by the MGCL.



     The Charter of the Company authorizes it to obligate itself to indemnify and to pay or reimburse expenses in advance of final disposition of a proceeding to directors, officers, employees and agents of the Company to the fullest extent permitted by Maryland law. The Bylaws of the Company obligate it to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or
(b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.



     The MGCL requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.



     Indemnification of the Company's directors and officers is subject to certain limitations where claims of securities laws violations are involved. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.


INSURANCE

     The Company expects to maintain appropriate liability insurance and casualty insurance on the Company's office premises.

CERTAIN TRANSACTIONS

     Ten of the Initial Properties will be purchased by the Company from and leased to HEALTHSOUTH or its Subsidiaries, and the Leases for such Initial Properties leased to HEALTHSOUTH's Subsidiaries will be guaranteed by HEALTHSOUTH. The Company believes that the terms of the purchases from HEALTHSOUTH are as favorable as those which the Company could have obtained from unaffiliated parties. Richard M. Scrushy and Michael D. Martin, directors of the Company, are officers, directors and/or stockholders of HEALTHSOUTH.

     Two of the Initial Properties will be purchased by the Company from and leased to Subsidiaries of Integrated Health, and such Leases will be guaranteed by Integrated Health. The Company believes that the terms of the purchases from Integrated health are as favorable as those which the Company could have obtained from unaffiliated parties. Robert N. Elkins, a director of the Company, is Chairman, Chief Executive Officer and a stockholder of Integrated Health, and Richard M. Scrushy, Chairman of the Board of the Company, is a director of Integrated Health.

     Three of the Initial Properties will be purchased by the Company from and leased to Surgical Health and subleased to Subsidiaries of Surgical Health. The Company believes that the terms of the purchases from Surgical Health are as favorable as those which the Company could have obtained from unaffiliated parties. William B. Luttrell, a director of the Company, is Chairman, President, Chief Executive Officer and a stockholder of Surgical Health, and Richard M. Scrushy, Chairman of the Board of the Company, is a director of Surgical Health.

     The Midway facility was acquired on April 19, 1994, by MACI, an Alabama corporation all of the stock of which is owned by Richard M. Scrushy, John W. McRoberts and Michael D. Martin. MACI will be acquired by the Company pursuant to the terms of the Merger Agreement. The consideration to be paid for MACI is the assumption of the indebtedness incurred by MACI to purchase the Midway facility.

     The Company has agreed to reimburse the actual costs incurred by the Partnership on behalf of the Company up to $1,675,000 upon closing of the Offering. These costs relate to organizing the Company, negotiating the Initial Property acquisitions, performing due diligence related to the Initial Properties, performing corporate work in contemplation of the Offering, preparing the Registration Statement and providing interim financing for and closing the acquisition of the Initial Properties. These costs include certain costs related to performing property due diligence, certain property closing and financing costs, employee compensation, travel and overhead. These reimbursements will be paid from the proceeds of the Offering.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the anticipated ownership of shares of the Company's Common Stock by certain officers and directors of the Company upon the closing of this Offering:

                                                                            PERCENT OF STOCK OWNED
                                                                SHARES      ----------------------
                     NAME AND ADDRESS                        BENEFICIALLY   PRIOR TO      AFTER
                    OF BENEFICIAL OWNER                         OWNED       OFFERING    OFFERING
- -----------------------------------------------------------  ------------   --------   -----------
Richard M. Scrushy.........................................      82,656       45.92%       1.38%
HEALTHSOUTH................................................      71,280       39.60        1.19
John W. McRoberts..........................................      18,000       10.00         .30
Michael D. Martin..........................................       8,064        4.48         .13
                                                             ------------   --------      -----
Total......................................................     180,000      100.00%       3.00%
                                                             ==========     =======    ==========

                           DESCRIPTION OF SECURITIES


     The summary of the terms of the stock of the Company set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter and Bylaws of the Company, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."


GENERAL


     The Charter of the Company provides that the Company may issue up to 60,000,000 shares of stock, consisting of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, par value $.001 per share. As of March 31, 1994, 180,000 shares of Common Stock were issued and outstanding and held by four record holders and no shares of Preferred Stock were outstanding. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations.


COMMON STOCK


     Subject to the preferential rights of any other shares or series of stock and to the provisions of the Charter regarding Excess Shares, holders of shares of Common Stock will be entitled to receive dividends on such stock as the Board of Directors may declare out of assets legally available for the payment of dividends. Upon issuance, the Common Stock will be fully paid and nonassessable and have no preferences or conversion, exchange, or preemptive rights. In the event of any liquidation, dissolution, or winding-up of the Company, the holders of shares of Common Stock are entitled to share ratably in any of the Company's assets remaining after the satisfaction of all obligations and liabilities of the Company and after required distributions to holders of Preferred Stock, if any. The Common Stock is subject to restrictions on transfer under certain circumstances. See "-- Restrictions on Transfer."


     Subject to the provisions of the Charter regarding Excess Shares, each share of Common Stock will be entitled to one vote on all matters voted upon by the holders of Common Stock. Holders of Shares will have no cumulative voting rights. The Company's Bylaws provide that the President, Chief Executive Officer, or a majority of the Board may call a special meeting and the Secretary of the Company must call a special meeting of stockholders upon written request of stockholders entitled to cast at least 25% of all votes entitled to be cast at the meeting.



     Pursuant to the MGCL, a corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Charter of the Company contains no such provision. As permitted by the MGCL, the Charter of the Company provides that the affirmative vote of the holders of at least ninety percent of the "voting stock" of the Company, voting together as a single class, shall be required to repeal or amend any provision relating to removal of directors, the limit on ownership and Excess Shares, amendment of the Charter and limitation of liability and indemnification of directors and officers.



     The Charter authorizes the Board of Directors to reclassify any unissued shares of Common Stock into other series of stock and to establish the number of shares in each series and to fix the designation, conversion or other rights, voting powers, restrictions, limitations as to distributions, preferences, qualifications or terms or conditions of redemption of such shares of each such series.


     The transfer agent and registrar for the Company's Common Stock is AmSouth Bank N.A.


     The Company's Common Stock has been approved for listing on the New York Stock Exchange. Prior to this Offering, there has been no market for the Common Stock.


PREFERRED STOCK


     The Board of Directors is empowered by the Company's Charter to issue from time to time one or more classes or series of Preferred Stock and to classify or reclassify any shares of unissued stock without stockholder approval. The Board of Directors may determine the relative rights, preferences and privileges of each class or series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, it may afford the holders in any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company. The Board of Directors has no present plans to issue any shares of Preferred Stock.



POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK



     The Company believes that the power of the Board of Directors to issue additional authorized but unissued shares of Common Stock or Preferred Stock and to classify or reclassify unissued shares of Common Stock or Preferred Stock and thereafter to cause the Company to issue such classified or reclassified shares of stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could authorize the Company to issue a class or series that could, depending upon the terms of such class or series, delay or impede a transaction or a change of control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interests of the stockholders.


RESTRICTIONS ON TRANSFER


     For the Company to qualify as a REIT under the Code in any taxable year after the first year of its election to be treated as a REIT, (i) not more than 50% in value of its outstanding Stock (as defined below) may be owned, directly or indirectly (after application of certain complex attribution rules), by five or fewer individuals at any time during the last half of its taxable year, and
(ii) its Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.



     In connection with the foregoing, if the Board of Directors shall, at any time and in good faith, believe that direct or indirect ownership (as determined under applicable federal tax attribution rules) of at least 9.8% or more in number or value of the outstanding Common Stock and/or Preferred Stock (collectively, the "Stock") has or may become concentrated in the hands of one beneficial owner, the Board of Directors has the power to refuse to transfer or issue Stock to a person whose acquisition of such Stock would cause a beneficial holder to hold in excess of 9.8% in number or value of the outstanding Stock. Further, any transfer of Stock that would create a beneficial owner of more than 9.8% in number or value of the outstanding Stock shall be deemed null and void, and the intended transferee shall be deemed never to have had an interest therein.



     If at any time there is a transfer in violation of such restrictions, the Excess Shares shall be deemed automatically to have been converted into a class separate and distinct from the class or series from which converted and from any other class of Excess Shares, each such class being designated "Excess Shares of [Name of Stockholder]." Excess Shares shall be issued and outstanding but shall have no voting rights. No dividends shall be paid with respect to Excess Shares. The Company shall have the right to redeem Excess Shares for the lesser of the amount paid by the intended transferee for the Excess Shares or the market price. The market price for any Stock so purchased, shall be equal to (i) the average daily per share closing sales price of a share of Stock of the class of the Company from which such Excess Share was converted, if then listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation National Market System or (ii) if such shares are not so listed, the market price shall be the mean between the average per share closing bid prices and asked prices, in each case during the 30 day period ending on the business day prior to the redemption date. If no such closing sales prices or quotations are available, the purchase price shall be the price determined by the Board of Directors in good faith.



DIVIDEND REINVESTMENT PLAN


     The Company intends to adopt a Dividend Reinvestment Plan to provide registered owners of the Company's Common Stock with a simple and convenient method of investing dividends and other distributions paid in cash ("dividends") in additional shares of the Company's Common Stock at a 5% discount from current market value and without payment of any brokerage commission or service charge. Since such additional shares of Common Stock will be purchased from the Company, the Company will receive additional funds which will be used for its general corporate purposes.

     Participating stockholders ("Participants") may have cash dividends on all or a portion of their shares of Common Stock automatically reinvested in additional shares of the Company's Common Stock ("Plan Shares"). Participants' funds will be fully invested because the Dividend Reinvestment Plan permits fractions of shares to be credited to a Participant's account. Dividends on such fractions, as well as on whole shares, will be reinvested in additional shares, and such shares will be credited to a Participant's account. Participants will avoid the need for safe keeping of stock certificates for Plan Shares credited to their accounts under the Dividend Reinvestment Plan.

     Regular statements reflecting all current activity, including purchases and latest balances and, if applicable, amounts withheld in conformity with any United States federal income tax requirements, will simplify Participants' recordkeeping.

     Implementation of the Dividend Reinvestment Plan will commence upon compliance with applicable federal and state securities laws.

SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering there has not been any public market for securities of the Company. No prediction can be made as to the effect, if any, that market sales of Common Stock or the availability of Common Stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock of the Company in the public market could adversely affect the prevailing market prices.

     Upon completion of this Offering, a total of 5,980,000 shares of Common Stock will be outstanding, assuming no exercise of options under the Stock Incentive Plan to purchase shares of Common Stock. The 5,800,000 Shares sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act, except (i) for shares purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act and (ii) for shares governed by the Excess Share provisions. See "-- Restrictions on Transfer."

     The remaining 180,000 shares are deemed "Restricted Shares" under Rule 144 in that they were originally issued and sold by the Company in private transactions in reliance upon exemptions from the registration requirements of the Securities Act. An aggregate of 180,000 shares held by existing stockholders are subject to "lock-up agreements" under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares without the prior written consent of the Representatives of the Underwriters for 180 days after the date of this Prospectus. After the expiration of these "lock-up agreements," certain of the shares subject to such agreements will be eligible for sale in the public market subject to volume limitations, holding period requirements and other requirements of Rule 144 promulgated by the SEC under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned Restricted Shares for at least two years from the later of the date such Restricted Shares were acquired from the Company and (if applicable) the date they were acquired from an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of the Common Stock (59,800 shares based on the number of shares to be outstanding after this Offering) or the average weekly trading volume in the public market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sale and the availability of public information concerning the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the Shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

     The Company has reserved 418,600 shares of Common Stock to be outstanding from time to time for issuance pursuant to grants under its Stock Incentive Plan. See "Management -- 1994 Stock Incentive Plan." Options to purchase a total of 260,000 shares of Common Stock will be granted to executive officers of the Company on the Effective Date at the initial public offering price.


                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                        THE COMPANY'S CHARTER AND BYLAWS



     The following paragraphs summarize certain provisions of Maryland law and the Company's Charter and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Company's Charter and Bylaws for complete information.

REMOVAL OF DIRECTORS


     The Charter provides that a director may be removed with or without cause only by the affirmative vote of the holders of not less than two-thirds of the shares then outstanding and entitled to vote in the election of directors. This provision, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.


BUSINESS COMBINATIONS


     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the Board of Directors of such corporation and approved by the affirmative vote of at least (i) 80% of the vote entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.


CONTROL SHARE ACQUISITIONS


     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "Control share acquisition" means the acquisition of control shares, subject to certain exceptions.



     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.



     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholder meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.


     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.


     The business combination statute and the control share acquisition statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.


AMENDMENT TO THE CHARTER



     Certain provisions of the Company's Charter, including the provisions governing removal of directors and limits on ownership and Excess Shares, may be amended only by the affirmative vote of the holders of not less than 90% of all of the votes entitled to be cast on the matter.


DISSOLUTION OF THE COMPANY


     The dissolution of the Company must be approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.


ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS


     The Bylaws of the Company provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors may be made only (i) by the Board of Directors, or (ii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws. The Bylaws further provide that with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders.


     The provisions in the Bylaws for removal of directors, the business combination and control share acquisition provisions of the MGCL, and the advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following discussion summarizes the material federal income tax considerations to the Company and a prospective holder of Common Stock. Based upon representations of the Company with respect to certain facts set forth herein, Sirote & Permutt, P.C., which has acted as tax counsel to the Company in connection with the formation of the Company and the Company's election to be taxed as a REIT commencing with its taxable year ending December 31, 1994, is of the opinion that the following discussion fairly summarizes the material federal income tax considerations to the Company and a holder of Common Shares. This discussion and such opinion are based on current law. The following discussion is not exhaustive of all possible tax considerations. This summary does not give a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or, unless otherwise indicated, to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.

     PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC

FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF SUCH SHARES OF COMMON STOCK.

TAXATION OF THE COMPANY

     The Company intends to elect and to qualify as a REIT for federal income tax purposes under Sections 856 through 860 of the Code (the "REIT Provisions of the Code"), commencing with its taxable year ending December 31, 1994. The Company believes that, commencing with such taxable year, it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance can be given, however, that the Company will operate in a manner so as to qualify or remain qualified as an REIT. It should be noted that the Code, rules, regulations, and administrative and judicial interpretations are all subject to change (possibly on a retroactive basis).

     In the opinion of Sirote & Permutt, P.C., upon consummation of the Offering, the Company will be organized in conformity with the requirements for qualification as a REIT and its proposed method of operation as described in this Prospectus will permit it to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on various assumptions relating to the organization and operation of the Company and is conditioned upon certain representations made by the Company as to certain relevant factual matters, including matters related to the organization and expected manner of operation of the Company. Qualification of the Company as a REIT will depend upon its ability to meet, through actual annual operating results, the various qualification tests imposed under the Code, as discussed below. Sirote & Permutt, P.C. will not review compliance with these tests on a continuing basis. The Company will receive an opinion of Sirote & Permutt, P.C. that it has been organized in conformity with the requirements for REIT status under the Code and that its proposed ownership and method of operations, as described in this Prospectus, will enable it to meet the requirements for qualification and taxation as a REIT under the Code. Such opinion will be based upon a review of the Leases in place before the Offering, representations and opinions as to reasonable values, and other matters set forth in the opinion. Such opinion assumes, although no assurance can be given, that the actual results of the Company's operations for any one taxable year will satisfy such requirements. See " -- Failure to Qualify" below.

     In brief, if certain detailed conditions imposed by the REIT Provisions of the Code are met, entities such as the Company that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations subject to regular corporate income tax are generally not taxed at the corporate level on their "REIT taxable income" that is distributed to stockholders. This treatment substantially eliminates the "double taxation" (at both the corporate and stockholder level) that generally results from the use of corporate investment vehicles.

     If the Company were to fail to qualify as a REIT in any year, however, it would be subject to federal income tax at regular corporate income tax rates as if it were a domestic corporation, and its stockholders would be taxed in the same manner as stockholders of regular corporations. In this event, the Company could be subject to potentially significant tax liabilities, and, therefore, the amount of cash available for distribution to its stockholders would be reduced.

     General. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal income tax on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The Company will be subject to federal income tax, however, as follows: First, the Company will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference, if any. Third, if the Company has net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax on such income at the highest corporate rate. Fourth, any net income that the Company has from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business) will be subject to a 100% tax. Fifth, if the Company was to fail to satisfy either the 75% or 95% gross income tests (as discussed below), and nonetheless maintain its qualification as a REIT because certain other requirements have been met, it would be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income tests, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from preceding periods, then the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, provided certain federal tax elections are made, if, during the 10-year period commencing on the day on which assets having a net unrealized built-in gain are acquired by the Company from a C corporation in a transaction in which the Company inherits the tax basis in such assets from the C corporation, the Company recognizes a gain from the disposition of all or a portion of such assets, then the Company will be subject to tax at the highest regular corporate rate on the excess, if any, of the fair market value over the adjusted basis of any such asset disposed of determined as of the beginning of the relevant 10 year period.

     Requirements for Qualification as a REIT. To qualify as a REIT for a taxable year under the Code, the Company must elect or have in effect an election to be so treated and must meet other requirements, all of which are summarized below, including percentage tests relating to the sources of its gross income, the nature of the Company's assets, and the distribution of its income to stockholders. Such election, if properly made and assuming continuing compliance with the qualification tests described herein, will continue in effect for subsequent years.


     The Code defines a REIT as a corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable, but for the REIT Provisions of the Code, as an association taxable as a domestic corporation; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons, determined without reference to any rules of attribution (the share ownership test); (6) which is not closely held as determined under the personal holding company stock ownership test of Section 542(a) (as applied with certain modifications); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. By reason of condition (6) above, the Company will fail to qualify as a REIT for a taxable year if at any time during the last half of such year more than 50% in value of its outstanding stock is owned directly or indirectly by five or fewer individuals (the five or fewer test). For purposes of the five or fewer test, any stock held by a qualified trust described in Section 401(a) of the Code will be treated as if the stock is held directly by the beneficiaries of the trust in proportion to their actual interest in the trust rather than as held by the trust. The five or fewer test and the share ownership test do not apply to the first taxable year for which an election is made to be treated as a REIT. Prior to the consummation of the Offering, the Company will not satisfy the five or fewer or share ownership tests of conditions (5) and (6) above. The Company anticipates issuing sufficient Shares pursuant to the Offering to allow it to satisfy the share ownership test and the five or fewer test. In addition, the Company's Charter will provide restrictions regarding the transfer of Common Stock that are intended to assist the Company in continuing to satisfy the share ownership test and the five or fewer test described in (5) and (6) above. See "Description of Securities -- Restrictions on Transfer."


     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company will have a calendar year taxable year.

     If a REIT owns a qualified REIT subsidiary, the Code provides that the qualified REIT subsidiary is disregarded for federal income tax purposes, and all assets, liabilities, and items of income, deduction and credit of the qualified REIT subsidiary are treated as assets, liabilities and such items of the REIT itself. A qualified REIT subsidiary is a corporation all of the outstanding capital stock of which has been owned by the REIT from the commencement of such subsidiary corporation's existence.

     Gross Income Tests. There are three separate percentage tests relating to the sources of the Company's gross income that must be satisfied annually.

     1. The 75% Test. At least 75% of the Company's gross income from the taxable year must be "qualifying income." Qualifying income generally includes
(i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interest in real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITS, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale of property reduced to possession following a lessee's default under the terms of a lease or, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (viii) certain qualified temporary investment income attributable to the investment of new capital received by the Company in exchange for its shares (including the Shares issued pursuant to the Offering) during the one-year period following the receipt of such new capital.

     2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. Similarly, any payments made to the Company by a financial institution pursuant to a rate protection agreement that hedges variable rate indebtedness incurred by the Company to acquire or carry real estate assets will be included as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% test.

     For purposes of determining whether the Company complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding sales of foreclosure property and certain sales of dealer property exempted from the prohibited transaction tax by virtue of a limited safe harbor rule.

     In order to qualify as rents from real property, the amount of rent received generally must not be determined on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales. The Code also provides that rents will not qualify as rents from real property, in satisfying the gross income tests, if the REIT owns 10% or more of the tenant, whether directly or pursuant to certain attribution rules. The Company intends to lease property only under circumstances such that substantially all rents from such property would qualify as rents from real property. Although it is possible that a tenant could sublease space to a sublessee in which the REIT is deemed to own directly or indirectly 10% or more of the tenant, the Company believes that as a result of the provisions in the Articles of Incorporation limiting ownership to 9.8% such occurrence would be unlikely. Application of the 10% ownership rule is, however, dependent upon complex attribution rules provided in the Code and circumstances beyond the control of the Company. Ownership, directly or by attribution, by an unaffiliated third party of more than 10% of the Company's Common Stock and more than 10% of the stock of any lessee or sublessee would result in a violation of the rule.

     In order to qualify as interest on obligations secured by mortgages on real property, the amount of interest received generally must not be determined on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

     In addition, the Company must not manage its properties or furnish or render services to the tenants of its properties, except through an independent contractor from whom the Company derives no income. There is an exception to this rule permitting a REIT to perform directly certain customary tenant services which are "reasonable and customary" in the geographic area in which the services are performed. The Company anticipates that any services provided for tenants will meet this requirement.

     If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Generally, this 15% test is applied separately to each lease. The portion of rental income treated as attributable to personal property is determined according to the ratio of the tax basis of the personal property to the total tax basis of the property which is rented. The determination of what fixtures and other property constitute personal property for federal tax purposes is difficult and imprecise. The Company does not believe that it will have 15% in value of any of its real properties classified as personalty. If however, rent payments do not qualify, for reasons discussed above, as rents from real property for purposes of Section 856 of the Code, it will be more difficult for the Company to meet the 95% or 75% gross income tests.

     The Company may temporarily invest its working capital in short-term investments, including shares in other REITs or interests in REMICs. Although the Company will use its best efforts to ensure that its income generated by these investments will be of a type which satisfies the 75% and 95% gross income tests, there can be no assurance in this regard (see the discussion above of the new capital rule under the 75% gross income test). Moreover, the Company may realize short-term capital gain upon sale or exchange of such investments, and such short-term capital gain would be subject to the limitations imposed by the 30% gross income test. The Company generally expects to meet the 75% and 95% gross income tests through the rental of the property it acquires.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to know whether the Company would be entitled to the benefit of these relief provisions as the application of the relief provisions is dependent on future facts and circumstances. If these relief provisions apply, a special tax generally equal to 100% is imposed upon the net income attributable to the greater of the amount by which the Company failed the 75% or 95% gross income tests, multiplied by a fraction intended to reflect the Company's profitability.

     3. The 30% test. Not more than 30% of the Company's gross income for each taxable year may be derived from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property, and (iii) real property held for fewer than four years (apart from involuntary conversions and sales of foreclosure property).

     Asset Tests. At the close of each quarter of the Company's taxable year, it must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must consist of real estate assets (including interests in real property and interests in mortgages on real property as well as its allocable share of real estate assets held by joint ventures or partnerships in which the Company participates, if any), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those includible in the 75% asset class. Finally, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities. The Company may own 100% of another corporation, however, if it is a qualified REIT subsidiary. Under that circumstance, the qualified REIT subsidiary is ignored and the assets, income, gain, loss and other attributes are treated as being owned or generated directly by the Company for federal income tax purposes. The Company has one or more wholly-owned REIT subsidiaries.

     If the Company meets the Asset Tests described above at the close of any quarter, it will not lose its REIT status merely because of a change in the value of its assets in a subsequent quarter unless, subject to a 30 day grace period ending after the close of such subsequent quarter, such change exists immediately after the acquisition of any security or other property and is wholly or partly the result of such an acquisition during such quarter. The Company intends to maintain adequate records of the value of its assets to maintain compliance with the Asset Tests.

     Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount equal to or greater than the excess of (A) the sum of (i) 95% of the Company's real estate investment trust taxable income (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income, if any, (after tax) from foreclosure property, over (B) the sum of certain non-cash income (from certain imputed rental income and income from transactions inadvertently failing to qualify as like-kind exchanges). To the extent that the Company does not distribute all of its net long-term capital gain and all of its real estate investment trust taxable income, it will be subject to tax thereon. In addition, the Company will be subject to a 4% excise tax to the extent it fails within a calendar year to make required distributions to its stockholders of 85% of its ordinary income and 95% of its capital gain net income plus the excess, if any, of the grossed up required distribution for the preceding calendar year over the amount treated as distributed for such preceding calendar year. For this purpose, "grossed up required distribution" for any calendar year is the sum of the taxable income of the Company for the taxable year (without regard to the deduction for dividends paid) and all amounts from earlier years that are not treated as having been distributed under the provision. Dividends declared in the last quarter of the year (October, November or December) and paid during the following January, will be treated as having been paid and received on December 31.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirements due to timing differences between actual receipt of income and actual payment of deductible expenses or dividends on the one hand and the inclusion of such income and deduction of such expenses or dividends in arriving at real estate investment trust taxable income of the Company on the other hand. The problem of inadequate cash to make required distributions could also occur as a result of the repayment in cash of principal amounts due on the Company's outstanding debt, particularly in the case of balloon repayments or as a result of capital losses on short-term investments of working capital. Therefore, the Company might find it necessary to arrange for short-term, or possibly long-term, borrowing or new equity financing. If the Company were unable to arrange such borrowing or financing as might be necessary to provide funds for required distributions, its REIT status could be jeopardized.

     Under certain circumstances, the Company may be able to rectify a failure to meet the annual REIT distribution requirements for a taxable year by paying deficiency dividends to stockholders within a specified period.

     Share Ownership Test. As described above, the Company's Common Stock must be held by a minimum of 100 persons for at least approximately 92% of the days in each taxable year subsequent to 1994. In addition, at all times during the second half of each taxable year subsequent to 1994, no more than 50% in value of the shares of beneficial interest of the Company may be owned, directly or indirectly, and by applying certain constructive ownership rules, by five or fewer individuals. In order to ensure compliance with this test, the Company has placed certain restrictions on the transfer of the Common Stock to prevent further concentration of share ownership. Moreover, to evidence compliance with these requirements, the Company must maintain records which disclose the actual ownership of its outstanding Common Stock. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its Common Stock disclosing the actual owners of such Common Stock. A list of those persons failing or refusing to comply with such demand must be maintained as a part of the Company's records. A stockholder failing or refusing to comply with the Company's written demand must submit with his tax returns a similar statement disclosing the actual ownership of Common Stock and certain other information. In addition, the Company's declaration of trust provides restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements.

     Other REIT Issues. With respect to property acquired from and leased back to the same or an affiliated party of a lessee, the IRS could assert that the Company realized prepaid rental income in the year of purchase to the extent that the value of the leased property exceeds the purchase price paid by the Company for that property. In litigated cases involving sale-leasebacks which have considered this issue, courts have concluded that buyers have realized prepaid rent where both parties acknowledged that the purported purchase price for the property was substantially less than fair market value and the purported rents were substantially less than the fair market rentals. Because of the lack of clear precedent and the inherently factual nature of the inquiry, complete assurance cannot be given that the IRS could not successfully assert the existence of prepaid rental income. The value of and fair market rent for properties involved in sale-leasebacks are inherently factual matters and always subject to challenge.

     Subject to a safe harbor exception for annual sales of up to seven properties (or properties with a basis of up to 10% of the REIT's assets) that have been held for four years, gain from the sale of a property held for sale to customers in the ordinary course of business is subject to a 100% tax. The simultaneous exercise of rights of first refusal granted to certain Lessees or other events could result in sales of properties by the Company that exceed this safe harbor. However, the Company believes that in such event, it will not have held such properties for sale to customers in the ordinary course of business.

     Depreciation of Initial Properties. For tax purposes, the Company's real property generally is expected to be depreciated over 40 years and 20 years for buildings and land improvements, respectively, utilizing the straight-line method of depreciation. Personal property is expected to be depreciated over seven years utilizing the straight-line method of depreciation.

     Failure to Qualify. If the Company fails to qualify for taxation as an REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Failure to qualify and to maintain qualification as a REIT would force the Company to significantly reduce its distributions and possibly incur substantial indebtedness or liquidate substantial investments in order to pay the resulting corporate taxes. In addition, the Company, once having obtained REIT status and having lost such status, would not be eligible to elect REIT status for the four subsequent taxable years, unless its failure to maintain its qualification was due to reasonable cause and not willful neglect, and certain other requirements were satisfied. In order to elect again to be taxed as a REIT, the Company would be required to distribute all of its earnings and profits accumulated in any non-REIT taxable year.

TAXATION OF DOMESTIC STOCKHOLDERS

     Taxation of Taxable Domestic Stockholders. As long as the Company qualifies as a REIT, distributions other than capital gain dividends (including reinvestments pursuant to the Company's dividend reinvestment plan, if any) made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains to the extent they do not exceed the Company's actual net capital gain for the taxable year, although corporate stockholders may be required to treat up to 20% of any such capital gain dividend as ordinary income. Distributions in excess of current or accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of a stockholder's shares of Common Stock, but will reduce the basis of such stockholder's shares of Common Stock. To the extent that such distributions exceed the adjusted basis of a stockholder's shares of Common Stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares of Common Stock have been held for not more than one year) assuming the shares of Common Stock are a capital asset in the hands of the stockholder. Stockholders may not include, in their respective income tax returns, any net operating losses or capital losses of the Company.

     Dividends declared by the Company in the last quarter of the calendar year (October through December) to stockholders of record on a date in such quarter, shall be treated as both paid by the Company and received by such stockholders on December 31 of such year, provided that the Company actually pays such dividends during January of the following calendar year.

     In general, any gain or loss recognized by a stockholder on the sale or other taxable disposition of shares of Common Stock will be treated as capital gain or loss, provided the shares are a capital asset in the hands of the seller. In general, any loss upon a sale or exchange of shares of Common Stock by a stockholder who has held such shares for not more than six months (after applying certain rules), will be treated as a long-term

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

capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term gain.

     Tax preference and other items which are treated differently for regular and alternative minimum tax purposes are to be allocated between a REIT and its stockholders under regulations which are to be prescribed. It is likely that these regulations would require tax preference items to be allocated to the Company's stockholders with respect to any accelerated depreciation claimed by the Company.

     Backup Withholding. Under certain circumstances, taxable domestic stockholders may be subject to backup withholding at the rate of 31% imposed for payments of interest, dividends and payments of gross proceeds by brokers. This withholding applies only if a stockholder, among other things, (i) fails to furnish the Company with his taxpayer identification number certified under penalties of perjury, (ii) furnishes the Company an incorrect taxpayer identification number, (iii) fails properly to report interest or dividends from any source or (iv) under certain circumstances fails to provide the Company or his securities broker with a certified statement, under penalties of perjury, that he or she is not subject to backup withholding. Stockholders should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such an exemption. Finally, United States persons are required to certify their United States status in order to receive dividends without the withholding imposed by the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA").

     The Company will report to its stockholders and the IRS the amount of dividends paid or deemed paid during each calendar year, and the amount of tax withheld, if any.


     Taxation of Tax-Exempt Stockholders. As a general rule, amounts distributed by a REIT to a tax-exempt entity do not constitute unrelated business taxable income ("UBTI") and thus distributions by the Company to a stockholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of Common Stock with "acquisition indebtedness" within the meaning of the Code and the shares of Common Stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. If a REIT constitutes a "pension-held REIT" in a taxable year, distributions by such REIT to a tax-exempt employee's pension trust that owns more than 10% of the REIT may be treated as UBTI in an amount equal to the percentage of gross income of the REIT that is derived from an "unrelated trade or business" (determined as if the REIT were a pension trust and subject to certain de minimus rules) divided by the gross income of the REIT for the year in which the dividends are paid. This rule only applies, however, if (i) the percentage of the gross income derived from the REIT for the year in which the dividends are paid is at least five percent, (ii) the REIT qualifies as a REIT only because the pension trust is not treated as a single individual for purposes of the "five-or-fewer" rule (see " -- Taxation of the Company -- Requirements for Qualification as a REIT)") and (iii) (A) one pension trust owns more than 25% of the value of the REIT, or, (B) a group of pension trusts individually holding more than 10 percent of the value of the REIT collectively own more than 50 percent of the value of the REIT. The Company does not expect that it will constitute a "pension-held REIT" in part because the ownership limits in the Company's Charter (assuming no waiver of such limits by the Board of Directors) would prevent such a pension trust from acquiring Common Stock in excess of the Ownership Limit.


TAXATION OF FOREIGN STOCKHOLDERS

     The following is a discussion of certain anticipated U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock applicable to Non-U.S. Holders of such shares. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust whose income is includible in gross income for U.S. federal income tax purposes regardless of its source. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income and estate taxation.

     Distributions from the Company

     Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of the Company's earnings and profits which are not attributable to capital gains of the Company and which are not

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

effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of Common Stock. In cases where the dividend income from a Non-U.S. Holder's investment in Common Shares is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

     To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under current Treasury Regulations to be paid to a resident of that country. Treasury regulations proposed in 1984 which have not been finally adopted, however, would require Non-U.S. Holders to file certain forms to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends. Such forms would contain the holder's name and address and other pertinent information, to be certified by such holder under penalties of perjury, and an official statement by the competent authority (as defined in the applicable treaty) in the foreign country attesting to the holder's status a resident thereof.

     Non-Dividend Distributions. Distributions by the Company which do not represent dividends paid out of the current and accumulated earnings and profits of the Company will not be subject to a Non-U.S. Holder withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The Non-U.S. Holder may seek a refund of such amounts from the IRS, however, if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     Capital Gain Dividends. Under FIRPTA, a distribution made by the Company to a Non-U.S. Holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") such as the Initial Properties beneficially owned by the Company ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

  Dispositions of Common Stock

     Unless the Common Shares constitute a USRPI, a sale of Common Stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The Common Stock will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. It is currently anticipated that the Company will be a domestically controlled REIT, and therefore that the sale of Common Shares will not be subject to taxation under FIRPTA. Because the Common Stock will be publicly traded, however, no assurance can be given the Company will continue to be a domestically controlled REIT.

     If the Company does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of Common Stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the Company's Common Stock are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE, on which the Common Stock will be listed) and (ii) the selling Non-U.S. Holder held 5% or less of the Company's outstanding Common Stock at all times during a specified testing period.

     If gain on the sale of Common Stock were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of Common Stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

     Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in Common Stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

  Estate Tax

     Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includible in the estate for U.S. federal estate tax purposes.

  Information Reporting and Backup Withholding

     The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides.

     U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting will generally not apply to dividends (including any capital gain dividends) paid on Common Stock to a Non-U.S. Holder at an address outside the United States.

     The payment of the proceeds from the disposition of Common Stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of Common Stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting except as noted below. In the case of a payment of proceeds from the disposition of Common Stock to or through a non-U.S. office of a broker which is (i) a U.S. person, (ii) a "controlled foreign corporation" for U.S. federal income tax purposes, or (iii) a foreign person 50% or more of whose gross income for certain periods is derived from a U.S. trade or business unless the broker has documented that such holder is a Non-U.S. Holder and certain other conditions are met.

     Backup withholding with respect to foreign stockholders is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a Non-U.S. Holder will be allowed as a credit against any United States federal income tax liability of such Non-U.S. Holder. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the IRS.

OTHER TAX CONSEQUENCES

     The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

     The Company will report to its stockholders and the IRS the amount of dividends paid or deemed paid during each calendar year, and the amount of tax withheld, if any.

     There may be other federal, state, local or foreign income, or estate and gift tax considerations applicable to the circumstances of a particular investor. Stockholders should consult their own tax advisors with respect to such matters.

DIVIDEND REINVESTMENT PLAN

     Stockholders participating in any dividend reinvestment plan adopted by the Company will be deemed to have received the gross amount of any cash distributions which would have been paid by the Company to such stockholders had they not elected to participate. These deemed distributions will be treated as actual distributions from the Company to the participating stockholders and will retain the character and tax effects applicable to distributions from the Company generally. See " -- Taxation of Taxable Domestic Stockholders" and
" -- Taxation of Foreign Stockholders." Participants in the dividend reinvestment plan are subject to Federal income tax on the amount of the deemed distributions to the extent that such distributions represent dividends or gains, even though they receive no cash. Shares of Common Stock received under the plan will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the deemed distribution).

                              ERISA CONSIDERATIONS

     The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to prospective investors. This discussion does not purport to deal with all aspects of ERISA or the Code that may be relevant to particular investors in light of their particular circumstances. A PROSPECTIVE INVESTOR THAT IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO ERISA, A TAX-QUALIFIED RETIREMENT PLAN, AN IRA, OR A GOVERNMENTAL, CHURCH, OR OTHER PLAN THAT IS EXEMPT FROM ERISA IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER APPLICABLE PROVISIONS OF ERISA, THE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF THE COMMON STOCK BY SUCH PLAN OR IRA.

     A fiduciary of a pension, profit-sharing, or other employee benefit plan (an "Employee Plan") subject to ERISA should consider fiduciary standards under ERISA in the context of the Employee Plan's particular circumstances before authorizing an investment of all or any portion of such Employee Plan's assets in the Shares. Among other factors, such fiduciary should consider (i) whether the investment satisfies the prudence requirements of Section 404(a)(1)(B) of ERISA, (ii) whether the investment satisfies the diversification requirements of
Section 404(a)(1)(C) of ERISA and (iii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA. In addition, persons who control the investments of individual retirement accounts ("IRAs") should consider that IRAs may only make investments that are authorized by the appropriate governing documents and under applicable state law.

     In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of an Employee Plan or IRA and persons who have certain specified relationships to the Employee Plan or IRA ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the Code). Such transactions are treated as "prohibited transactions" under Section 406 of ERISA and Section 408(e)(2) of the Code and excise taxes are imposed upon such persons by Section 4975 of the Code. Thus, a fiduciary of an Employee Plan or a person making the investment decision for an IRA should consider whether the acquisition or the continued holding of the Shares might constitute or give rise to a direct or indirect non-exempt prohibited transaction.

     The Department of Labor (the "DOL") has issued final regulations (the "DOL Regulations") as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if an Employee Plan or IRA acquires an equity interest in an entity, which interest is neither a publicly offered security nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Employee Plan's or IRA's assets would include, for purposes of the fiduciary responsibility provisions of ERISA, both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly-offered security as a security that is "widely held," "freely transferable" and either (i) part of a class of securities registered under
Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), or (ii) sold pursuant to an effective registration statement under the Securities Act, if the class of securities of which such security is a part is registered under the 1934 Act within 120 days after the end of the fiscal year of the issuer during which the offering occurs. The Shares will be sold pursuant to an effective registration statement under the Securities Act and will be registered under the 1934 Act.

     The DOL Regulations provide that a security is widely held only if it is part of a class of securities that is owned by 100 or more investors independent of the Company and of one another. A security will not fail to be widely held because the number of independent investors falls below 100 subsequent to the Offering as a result of events beyond the Company's control. The Company expects the Common Stock to be "widely held" upon completion of the Offering.

     The DOL Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of the Offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are freely transferable. Employee Plan and IRA fiduciaries should be aware that the Company's Articles of Incorporation contain certain restrictions on any transfer of Shares that would create a beneficial owner of more than 9.8% in value of the Company's outstanding Common Stock. See "Description of Securities -- Restrictions on Transfer." While the Company believes that such a restriction is generally permitted under the DOL Regulations and is not likely to result in the failure of the Common Stock to be freely transferable, the DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL and the Treasury Department will not reach a contrary conclusion.

     Assuming that the Common Stock will be widely held, the Company believes that the Common Stock will be publicly offered securities for purposes of the DOL Regulations and that the assets of the Company will not be deemed to be plan assets of any Employee Plan or IRA that invests in the Common Stock.

     Employee Plans and IRAs and their fiduciaries are strongly urged to consult with their advisors before acquiring Common Stock of the Company.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below have severally agreed to purchase from the Company, and the Company has agreed to sell to them, the following respective numbers of Shares at the initial public offering price less the underwriting discounts set forth on the cover of this Prospectus.

                                                                                       NUMBER OF
        UNDERWRITER                                                                     SHARES
- ----------------------------                                                           ---------
Smith Barney Inc.....................................................................
J.C. Bradford & Co...................................................................
                                                                                       ---------
          Total......................................................................  5,800,000
                                                                                        ========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Shares offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the Shares offered hereby (other than those covered by the over-allotment option described below) if any of such Shares are taken.

     The Company has been advised by Smith Barney Inc. ("Smith Barney") and J.C. Bradford & Co. (the "Representatives") that the Underwriters propose to offer the Shares to the public at the initial public offering price set forth on the cover of this Prospectus and to certain dealers at such price, less a concession
not in excess of $          per share. The Underwriters may allow, and such
dealers may re-allow, a concession not in excess of $          per share to
certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Representatives.

     The Company has granted to the Underwriters an option, exercisable not later than 30 calendar days from the date of this Prospectus, to purchase up to 870,000 additional shares at the same price per share as the Company receives for the shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option to purchase up to a total of 870,000 shares, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares to be purchased by it shown in the above table bears to the total number of shares shown in the above table, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares offered hereby. If purchased, the Underwriters will sell such additional 870,000 shares on the same terms as those on which the shares are being offered.

     The Company will pay an advisory fee equal to 0.67% of the gross proceeds of the Offering (including any exercise of the Underwriters' over-allotment option) to Smith Barney for advisory services in connection with the evaluation, analysis and structuring of the Company's formation and the Offering.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act.

     The Company has agreed, and shall cause each officer, director and existing stockholder of the Company to agree that, without the prior written consent of the Representatives, such person will not register, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any Shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants to purchase Common Stock, for a period of 180 days, subject to certain exceptions set forth in the Underwriting Agreement.

     Smith Barney has engaged and may in the future engage in investment banking services for certain affiliates of the Company.

     Prior to this Offering there has been no established public market for the Common Stock. Consequently, the offering price has been determined by negotiation between the Company and the Representatives. Among the factors considered in such negotiations were the number of shares to be offered, the projected revenues to the Company under the Leases and the expected cash available to the Company for distribution to its stockholders, the current yields and prices of publicly traded securities believed to be somewhat comparable to the Company, prevailing market conditions and other factors deemed relevant.

     The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

                                 LEGAL MATTERS


     The validity of the Shares offered hereby will be passed upon for the Company by Sirote & Permutt, P.C. of Birmingham, Alabama. In rendering such opinion, Sirote & Permutt, P.C. will rely upon the opinion of Ballard Spahr Andrews & Ingersoll as to certain matters of Maryland law. Sirote & Permutt, P.C. has represented HEALTHSOUTH on matters unrelated to the Offering. Both the Company and HEALTHSOUTH have consented to this arrangement. Skadden, Arps, Slate, Meagher & Flom, New York, N.Y., will pass upon certain legal matters relating to the Offering for the Underwriters.


                                    EXPERTS


     The balance sheet of Capstone Capital Corporation at March 31, 1994, included herein and in the registration statement has been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements of HEALTHSOUTH Rehabilitation Corporation and Subsidiaries appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, to the extent indicated in their reports thereon also appearing elsewhere herein and in the Registration Statement. Such consolidated financial statements have been included herein in reliance on their reports given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of Selected Rehabilitation Hospitals of National Medical Enterprises as of May 31, 1992 and 1993, and for each of the years in the three-year period ended May 31, 1993, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


     The valuation appraisals of the Initial Properties referenced in this Prospectus have been performed by Valuation Counselors, an independent appraisal firm, as indicated in their reports with respect thereto and are included as Exhibits to this Registration Statement upon reliance on the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION


     The Company has filed with the SEC a Registration Statement under the Securities Act with respect to the Shares offered by this Prospectus, which includes this Prospectus plus additional information. The Company will also file reports, proxy statements and other information with the SEC under the 1934 Act. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located in Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60605, and 14th Floor, 75 Park Place, New York, New York 10007. Copies of these materials can be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates.


     The Company will also furnish to its stockholders annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                                    GLOSSARY

     The following are definitions of certain terms used in this Prospectus. Unless the context otherwise requires, the following terms shall have the meanings set forth below for the purposes of this Prospectus:

          "Additional Rent" means increases to the Base Rent commencing after the first year based on either a set percentage increase or on 67% to 100% of the percentage increase in the applicable consumer price index, with annual increases generally limited to a maximum of 5%.

          "AHF" means ancillary hospital facility.

          "AmSouth" means AmSouth Bank N.A.


          "ASF" means ambulatory surgery facility.


          "ASMI" means American Sports Medicine Institute.

          "Bank Credit Facility" means the $60 million line of credit from a consortium of banks led by NationsBank to be used to fund a portion of the purchase price for the Initial Properties, to fund the acquisition of additional properties and for general corporate purposes.

          "Base Rent" means the minimum annual rental payment payable by each Lessee as set forth in its respective Lease.

          "Bylaws" means the Bylaws of the Company.


          "Charter" means the Articles of Incorporation of the Company, as amended.


          "Code" means the Internal Revenue Code of 1986, as amended.

          "Common Stock" means the common stock, par value $.001 per share, of the Company.


          "Company" means Capstone Capital Corporation, a Maryland corporation, and one or more of its subsidiaries or, as the context may require, Capstone Capital Corporation only.


          "CON" means certificate of need.

          "CPI" means the Consumer Price Index.

          "Disinterested Director" means any member of the Company's Board of Directors who is not affiliated with any seller of properties to the Company. For this purpose, an "affiliate" of the Company shall mean a person who is an officer, director or employee of a seller or who beneficially owns 5% or more of any class of equity securities of a seller or of any entity that controls, is controlled by or is under common control with a seller, or a member of whose immediate family has one of the foregoing relationships with a seller.

          "Dividend Reinvestment Plan" means the Company's plan pursuant to which holders of its Common Stock may elect to reinvest dividends automatically in additional shares of Common Stock.

          "Effective Date" means the date that the SEC executes an order declaring the Registration Statement effective under the Securities Act.

          "Excess Shares" means those shares owned beneficially (under the applicable rules and regulations of the Commission) by any stockholder of the Company in excess of 9.8% in value of the Company's outstanding stock.

          "Guarantor" means each of HEALTHSOUTH, Integrated Health, Quorum, Surgical Health and OrNda.

          "HEALTHSOUTH" means HEALTHSOUTH Rehabilitation Corporation.

          "HEALTHSOUTH Initial Properties" means each property identified in this Prospectus owned by HEALTHSOUTH or one or more of its Subsidiaries with respect to which the Company expects to enter into a definitive Purchase Agreement.

          "Initial Properties" means the 20 properties identified in this Prospectus with respect to which the Company expects to enter into a definitive Purchase Agreement or the Merger Agreement as soon as practical.

          "Integrated Health" means Integrated Health Systems, Inc.

          "IRS" means the United States Internal Revenue Service.

          "Lease" means the agreement to be entered into by each Lessee to lease one or more Initial Properties, or a portion thereof, from the Company.

          "Lessee" means an entity leasing one or more Initial Properties from the Company.

          "LTCF" means long-term care facility.

          "MACI" means Midway Acquisition Company, Inc.

          "Merger Agreement" means the Agreement and Plan of Merger between MACI and the Company, dated May 27, 1994.


          "MGCL" means the Maryland General Corporation Law.


          "NationsBank" means NationsBank of Georgia, N.A.

          "Offering" means the transaction by which the Shares of the Company are offered and sold pursuant to this Prospectus.

          "ORF" means outpatient rehabilitation facility.

          "OrNda" means OrNda HealthCorp.

          "Partnership" means Crescent Capital Partners, an Alabama general partnership.

          "PPS" means the Medicare prospective payment system.

          "Prospectus" means the prospectus that will be issued in connection with the Offering.

          "Purchase Agreement" means each agreement, including the Merger Agreement, relating to the acquisition by the Company of one or more of the Initial Properties.

          "Quorum" means Quorum Health Group, Inc.

          "Registration Statement" means the Company's Form S-11 Registration Statement under the Securities Act of 1933.

          "REIT" means a real estate investment trust as defined pursuant to Sections 856 through 860 of the Code.

          "Representatives" means Smith Barney Inc. and J.C. Bradford & Co. as representatives of the Underwriters.

          "RF" means research facility.

          "SACF" means sub-acute care facility.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Shares" means the shares of Common Stock being offered by this Prospectus.

          "SHPDA" means a state health planning and development agency.

          "Stock Incentive Plan" means the Company's 1994 Stock Incentive Plan.

          "Subsidiary" means a wholly-owned corporate subsidiary of the Guarantors and a limited partnership, the general partner of which is one of the Guarantors or one of its wholly-owned corporate subsidiaries.

          "Surgical Health" means Surgical Health Corporation.

          "Treasury Regulations" means the income tax regulations promulgated under the Code.

          "Triple Net Lease" means a lease pursuant to which the lessee pays all operating expenses, taxes, assessments, ground rents, water, sewer or other rents and charges, excises, tax levies, fees and all other governmental charges, utility charges and insurance premiums.

          "UBTI" means unrelated business taxable income as defined in Section 512(a) of the Code.

          "Underwriters" means the underwriters named in this Prospectus.

          "Underwriting Agreement" means the Underwriting Agreement between the Company and the Underwriters.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                       PAGE
                                                                                      NUMBER
                                                                                      ------
CAPSTONE CAPITAL CORPORATION
  Report of Independent Auditors....................................................   F-2
  Balance Sheet as of March 31, 1994................................................   F-3
  Notes to Balance Sheet............................................................   F-4
  Pro Forma Balance Sheet and Statements of Estimated Revenues Less Expenses........   F-6
  Notes to Pro Forma Balance Sheet and Statements of Estimated Revenues Less
     Expenses.......................................................................   F-10
HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES
  Report of Ernst & Young, Independent Auditors.....................................   F-12
  Consolidated Balance Sheets as of December 31, 1992 and 1993......................   F-13
  Consolidated Statements of Income for the Years Ended December 31, 1991, 1992
     and 1993.......................................................................   F-14
  Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
     1991, 1992 and 1993............................................................   F-15
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1991, 1992
     and 1993.......................................................................   F-16
  Notes to Consolidated Financial Statements........................................   F-17
  Consolidated Balance Sheets as of December 31, 1993 and March 31, 1994............   F-27
  Consolidated Statements of Income as of the Three Months Ended March 31, 1993
     and 1994.......................................................................   F-28
  Consolidated Statements of Cash Flows as of the Three Months Ended March 31, 1993
     and 1994.......................................................................   F-29
  Notes to Consolidated Financial Statements........................................   F-30
SELECTED REHABILITATION HOSPITALS OF NATIONAL MEDICAL ENTERPRISES, INC.
  Report of Independent Auditors....................................................   F-32
  Combined Balance Sheets as of May 31, 1992 and 1993...............................   F-33
  Combined Statements of Income for the Years Ended May 31, 1991, 1992 and 1993.....   F-34
  Combined Statements of Owners' Equity for the Years Ended May 31, 1991, 1992 and
     1993...........................................................................   F-35
  Combined Statements of Cash Flows for the Years Ended May 31, 1991, 1992 and
     1993...........................................................................   F-36
  Notes to Combined Financial Statements............................................   F-37
  Combined Condensed Interim Balance Sheet as of November 30, 1993..................   F-43
  Combined Condensed Interim Statements of Income for the Six Months Ended November
     30, 1992 and 1993..............................................................   F-44
  Combined Condensed Interim Statements of Cash Flows for the Six Months Ended
     November 30, 1992 and 1993.....................................................   F-45
  Note to Combined Condensed Interim Financial Statements...........................   F-46
  Pro Forma Financial Information for the Year Ended December 31, 1993..............   F-47
  Pro Forma Condensed Combined Income Statement as of Year Ended December 31,
     1993...........................................................................   F-48
  Notes to Pro Forma Condensed Combined Income Statement............................   F-49

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Capstone Capital Corporation:



     We have audited the accompanying balance sheet of Capstone Capital Corporation as of March 31, 1994. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.


     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Capstone Capital Corporation at March 31, 1994, in conformity with generally accepted accounting principles.


                                          KPMG PEAT MARWICK


Birmingham, Alabama
April 6, 1994, except for
Note 6 which is as
of June 20, 1994

                          CAPSTONE CAPITAL CORPORATION


                                 BALANCE SHEET
                                 MARCH 31, 1994

        ASSETS
        Cash..................................................................  $180
                                                                                ====
        STOCKHOLDERS' EQUITY
        Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued or outstanding...............................................  $ --
        Common stock, $.001 par value; 50,000,000 shares authorized; 180,000
          issued and outstanding..............................................   180
                                                                                ----
                  Total stockholders' equity..................................  $180
                                                                                ====

                          CAPSTONE CAPITAL CORPORATION


                             NOTES TO BALANCE SHEET
                                 MARCH 31, 1994

(1) ORGANIZATION


     Capstone Capital Corporation (the "Company") was incorporated in the State of Maryland on March 31, 1994 and issued a total of 180,000 shares of common stock to the Company's chairman, its president, one of its directors, and HEALTHSOUTH Rehabilitation Corporation ("HEALTHSOUTH") for total consideration of $180. The chairman of the Company and one of its directors are executive officers of HEALTHSOUTH. The Company is in the process of an initial public offering pursuant to which it plans to issue approximately 5,800,000 additional shares of common stock (the "Offering"). The 180,000 shares issued upon incorporation (the "Founders' Shares") will constitute approximately 3 percent of the outstanding shares immediately after consummation of the Offering.


     The Company has had no operations. Upon consummation of the Offering, the Company intends to begin operations by purchasing a diversified portfolio of healthcare properties and leasing the properties back to the healthcare operators.

(2) FEDERAL INCOME TAXES

     At the earliest possible date, the Company intends to qualify as a real estate investment trust under the Internal Revenue Code and, accordingly, will not be subject to federal income taxes on amounts distributed to stockholders provided it distributes at least 95 percent of its real estate investment trust taxable income and meets certain other conditions. The Company may, however, be subject to state or local taxation in various state or local jurisdictions.

(3) PLANNED TRANSACTIONS

     The Company plans to use the Offering proceeds and borrowings under a bank credit facility to purchase 20 healthcare properties for $115,445,000. Ten of the properties will be acquired from HEALTHSOUTH for $50,920,000 and five of the properties will be acquired for $27,625,000 from two companies whose chairmen are directors of the Company.

     The Company has agreed to reimburse actual costs incurred on its behalf by Crescent Capital Partners and its affiliates upon consummation of the Offering. The actual costs incurred relate to organizing the Company, negotiating property acquisitions, performing due diligence related to the properties, performing corporate work in contemplation of the Offering, preparing the registration statement and providing interim financing for the acquisition of the properties. This amount is estimated to be approximately $1,675,000 and will only be payable upon the closing of the Offering and will be paid from the proceeds of the Offering. The Company's chairman, its president and one of its directors are the partners in Crescent Capital Partners.

(4) STOCKHOLDERS' EQUITY

     For each of the first six quarters in which dividends are paid by the Company, the founders have consented to contribute to the Company the after-tax portion of any dividends distributed to them for such quarter if (i) the annualized dividends paid in such quarter do not equal or exceed $1.70 per Share ($0.425 per Share per quarter) or (ii) the aggregate dividends paid in such quarter on the outstanding Shares exceed 95% of the cash available for distribution for the relevant quarterly period.

     The Company intends to adopt a dividend reinvestment plan.

                          CAPSTONE CAPITAL CORPORATION

                                 MARCH 31, 1994

(5) EMPLOYEE BENEFITS

     The Company's board of directors intends to adopt a deferred compensation plan, a retirement plan for executive officers and has adopted a stock incentive plan. The Company has reserved 418,600 shares of common stock for issuance under the stock incentive plan. As of the effective date of the Offering, the Company intends to grant options to purchase 260,000 shares of common stock.

(6) SUBSEQUENT EVENTS


     On June 20, 1994, the Company changed its name from Capstone Capital Trust, Inc. to Capstone Capital Corporation.


     On May 27, 1994, the Company obtained a written commitment, subject to certain customary terms and conditions, from a consortium of banks for a $60 million credit facility. The facility is expected to be funded upon the closing of the Offering. Interest on borrowings under the facility will be paid at a rate chosen by the Company from either the base rate, which is the higher of (i) the Federal Funds Rate plus 1/2 of 1% or (ii) the lead bank's prime lending rate, or LIBOR plus 1.75%. In addition, the Company will pay .375% per annum on the unused portion of funds available for borrowings under the facility. The facility will be unsecured and will mature two years from the date of its closing. On May 27, 1994, LIBOR was 4.625% and the lead bank's prime lending rate was 7.25%.

                          CAPSTONE CAPITAL CORPORATION

                     PRO FORMA BALANCE SHEET AND STATEMENTS
                      OF ESTIMATED REVENUES LESS EXPENSES



     The following pro forma balance sheet is based on the balance sheet of the Company included elsewhere in the Prospectus, adjusted to give effect to the Offering and the application of the proceeds therefrom.



     The pro forma balance sheet as of March 31, 1994 gives effect to the Offering and the acquisition of the Initial Properties, as if they had occurred, and the respective Leases as if they had been in effect, on March 31, 1994. The statements of estimated revenues less expenses for the year ended December 31, 1993, and for the three months ended March 31, 1994, give effect to the Offering and the acquisition of the Initial Properties as if they had occurred, and the respective Leases as if they had been in effect, on January 1, 1993. The pro forma adjustments and estimates are based upon available information and certain assumptions that management believes are reasonable. The pro forma balance sheet and statements of estimated revenues less expenses do not purport to represent what the Company's financial position or results of operations and cash available for distribution would actually have been if the transactions had occurred on March 31, 1994 or January 1, 1993 or to project the Company's financial position or results of operations for any future period. Differences would result from, among other things, delays in the acquisition of the Initial Properties and changes in interest rates.



     The pro forma balance sheet and statements of estimated revenues less expenses should be read in conjunction with the balance sheet of the Company and related notes thereto, and other financial information pertaining to the Company, including "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus.

                          CAPSTONE CAPITAL CORPORATION


                            PRO FORMA BALANCE SHEET
                                 MARCH 31, 1994

                                                                    ADJUSTMENTS
                                                                   RELATED TO THE          AS ADJUSTED FOR
                                                                    OFFERING AND           THE OFFERING AND
                                                                 ACQUISITION OF THE       ACQUISITION OF THE
                                                    HISTORICAL   INITIAL PROPERTIES       INITIAL PROPERTIES
                                                    ----------   ------------------       ------------------
                                                   ASSETS
Cash and cash equivalents.........................     $180        $  102,524,340(1)         $     50,000
                                                                     (115,445,000)(2)
                                                                       (1,675,000)(3)
                                                                       14,795,480(4)
                                                                         (150,000)(5)
Real estate property..............................       --           115,445,000(2)          116,495,000(6)
                                                                          375,000(3)
                                                                          675,000(3)
Bank credit facility commitment fee...............       --               150,000(5)              150,000
Organization costs................................       --                25,000(3)               25,000
                                                    ----------   ------------------       ------------------
          Total assets............................     $180        $  116,719,820            $116,720,000
                                                    =======         =============           =============
                                                LIABILITIES
Bank credit facility..............................     $ --        $   14,795,480(4)         $ 14,795,480
                                                    ----------   ------------------       ------------------
                                            STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value, 10,000,000
  shares authorized; none outstanding.............       --                    --                      --
Common stock, $.001 par value, 50,000,000 shares
  authorized; 180,000 issued and outstanding;
  5,980,000 issued and outstanding, as adjusted...      180                 5,800(1)                5,980
Additional paid-in-capital........................                    102,518,540(1)          101,918,540
                                                                         (600,000)(3)
                                                    ----------   ------------------       ------------------
          Total stockholders' equity..............      180           101,924,340             101,924,520
                                                    ----------   ------------------       ------------------
          Total liabilities and stockholders'
            equity................................     $180        $  116,719,820            $116,720,000
                                                    =======         =============           =============


 See notes to pro forma balance sheet and statements of estimated revenues less expenses.

                          CAPSTONE CAPITAL CORPORATION



                 STATEMENT OF ESTIMATED REVENUES LESS EXPENSES

                      FOR THE YEAR ENDED DECEMBER 31, 1993


                                                                    ADJUSTMENTS
                                                                   RELATED TO THE        AS ADJUSTED FOR
                                                                    OFFERING AND         THE OFFERING AND
                                                                 ACQUISITION OF THE     ACQUISITION OF THE
                                                   HISTORICAL    INITIAL PROPERTIES     INITIAL PROPERTIES
                                                   ----------    ------------------     ------------------
Estimated revenues:
  Rental income..................................          --       $ 12,770,601(7)        $ 13,914,344
                                                                       1,143,743(8)
Estimated expenses:
  Interest.......................................          --          1,112,729(10)          1,112,729
  Depreciation...................................                      2,517,171(9)           2,517,171
  Amortization of organization costs.............                          5,000(9)               5,000
  Amortization of financing commitment fee.......                         75,000(9)              75,000
  Operating and administrative expenses..........          --          1,100,000(10)          1,100,000
                                                   ----------    ------------------     ------------------
Total expenses...................................          --          4,809,900              4,809,900
                                                   ----------    ------------------     ------------------
Estimated revenues less expenses.................          --       $  9,104,444           $  9,104,444
                                                    =========      =============          =============
Estimated revenues less expenses per share.......          --                              $       1.52
                                                    =========                             =============
Shares outstanding...............................          --                                 5,980,000
                                                    =========                             =============



 See notes to pro forma balance sheet and statements of estimated revenues less expenses

                          CAPSTONE CAPITAL CORPORATION



                 STATEMENT OF ESTIMATED REVENUES LESS EXPENSES

                   FOR THE THREE MONTHS ENDED MARCH 31, 1994


                                                                      ADJUSTMENTS
                                                                     RELATED TO THE        AS ADJUSTED FOR
                                                                      OFFERING AND         THE OFFERING AND
                                                                   ACQUISITION OF THE     ACQUISITION OF THE
                                                      HISTORICAL   INITIAL PROPERTIES     INITIAL PROPERTIES
                                                      ----------   ------------------     ------------------
Estimated revenues:
  Rental income.....................................         --        $3,192,650(7)          $3,478,586
                                                                          285,936(8)
Estimated expenses:
  Interest..........................................         --           278,182(10)            278,182
  Depreciation......................................         --           629,293(9)             629,293
  Amortization of organization costs................         --             1,250(9)               1,250
  Amortization of financing commitment fee..........         --            18,750(9)              18,750
  Operating and administrative expenses.............         --           275,000(10)            275,000
                                                      ----------   ------------------     ------------------
Total expenses......................................         --         1,202,475              1,202,475
                                                      ----------   ------------------     ------------------
Estimated revenues less expenses....................         --        $2,276,111             $2,276,111
                                                        =======     =============          =============
Estimated revenues less expenses per share..........         --                               $     0.38
                                                        =======                            =============
Shares outstanding..................................    180,000                                5,980,000
                                                        =======                            =============



 See notes to pro forma balance sheet and statements of estimated revenues less expenses

                          CAPSTONE CAPITAL CORPORATION

                        NOTES TO PRO FORMA BALANCE SHEET
               AND STATEMENTS OF ESTIMATED REVENUES LESS EXPENSES


 (1) Issuance of 5,800,000 Shares of Common Stock for $110,200,000 at $19.00 per share, less underwriting discount of $7,675,660.

 (2) Cost of the Initial Properties of $115,445,000.

 (3) Payment to Crescent Capital Partners for reimbursement of actual costs incurred related to providing interim financing ($375,000), negotiating Initial Property acquisitions ($675,000), organizing the Company ($25,000), and preparing the Offering ($600,000).

 (4) Borrowings of $14,795,480 under the Bank Credit Facility to maintain cash and cash equivalents of $50,000.

 (5) Payment of Bank Credit Facility commitment fee of $150,000.

 (6) The aggregate cost of the real estate properties consists of the following:

     Buildings...........................   $ 97,731,814
     Land improvements...................      1,477,517
     Land................................     17,285,669
                                           --------------
               Total cost................   $116,495,000
                                           ==============

 (7) Rental income from the Initial Properties for the year ended December 31, 1993 is assumed to be $12,770,601 ($3,192,650 for the three months ended March 31, 1994), which represents Base Rent (assuming no Additional Rent) from the Initial Properties under the terms of the Leases. Each Lease is a Triple Net Lease and the Lessee is responsible thereunder, in addition to the rent, for all operating expenses including taxes, assessments, ground rents, utility charges and insurance premiums.

 (8) Certain of the leases provide for scheduled annual rent increases. Generally accepted accounting principles require that these rent increases be recognized on a straight-line basis over the term of the lease. The additional rental income recognized in this manner is assumed to be $1,143,743 for the year ended December 31, 1993 ($285,936 for the three months ended March 31, 1994).

 (9) Depreciation of buildings and land improvements is calculated using the straight-line method and useful remaining lives of approximately 40 years and 20 years, respectively. Amortization of organization costs is calculated using the straight-line method over a five-year period. The Bank Credit Facility commitment fee is amortized using the straight-line method over the 24-month life of the related facility.

                                                         THREE MONTHS          YEAR ENDED
                                                     ENDED MARCH 31, 1994   DECEMBER 31, 1993
                                                     --------------------   -----------------
        Depreciation:
          Buildings................................        $610,824            $ 2,443,295
          Land improvements........................          18,469                 73,876
                                                        -----------         -----------------
        Total depreciation.........................         629,293              2,517,171
                                                     ================        =============


(10) Operating and administrative expenses of $1,100,000 for the year ended December 31, 1993 ($275,000 for the three months ended March 31, 1994) consist of compensation and related benefits, professional fees, travel, rent, interest expense calculated at a rate of 6.375% of the outstanding balance of the Bank Credit Facility plus 0.375% of the unused portion of the Bank Credit Facility, and other costs. A 1/8% fluctuation in the interest rate would change the interest expense by $4,624 for the three months ended March 31, 1994, and $18,494 for the year ended December 31, 1993.

                          CAPSTONE CAPITAL CORPORATION

                        NOTES TO PRO FORMA BALANCE SHEET
       AND STATEMENTS OF ESTIMATED REVENUES LESS EXPENSES -- (CONTINUED)



OTHER DATA -- ESTIMATED CASH AVAILABLE FOR DISTRIBUTION



     Estimated cash available for distribution is estimated revenues less expenses plus depreciation, amortization and unfunded retirement plan expense less accrued rent. Distributions in excess of net income generally constitute a return of capital. Management considers cash available for distribution to be an informative measure of the performance of an equity REIT and consistent with measures used by analysts to evaluate equity REITs. Cash available for distribution does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.



                                                                          AS ADJUSTED
                                                                            FOR THE
                                                                          OFFERING AND
                                                                         ACQUISITION OF
                                                                          THE INITIAL
                                                                           PROPERTIES
                                                                         --------------
                                                                         TWELVE MONTHS
                                                                             ENDED
                                                                         MARCH 31, 1994
                                                                         --------------
        Estimated cash available for distribution:
          Estimated revenues less expenses.............................   $  9,104,444
          Accrued rent income (non-cash income) (See Note 8)...........     (1,143,743)
          Depreciation (See Note 9)....................................      2,517,171
          Amortization of organization costs (See Note 9)..............          5,000
          Amortization of financing commitment fee (See Note 9)........         75,000
          Unfunded retirement plan (non-cash expense)..................         80,000
                                                                         --------------
          Estimated cash available for distribution....................   $ 10,637,872
                                                                           ===========
          Estimated cash available for distribution per share..........   $       1.78
                                                                           ===========
          Estimated cash distribution based on 85% of cash available
             for distribution..........................................   $  9,042,191
                                                                           ===========
          Estimated cash distribution per share based on 85% of cash
             available for distribution................................   $       1.51
                                                                           ===========
          Estimated cash distribution based on 95% of cash available
             for distribution..........................................   $ 10,105,978
                                                                           ===========
          Estimated cash distribution per share based on 95% of cash
             available for distribution................................   $       1.69
                                                                           ===========
          Shares outstanding...........................................      5,980,000
                                                                           ===========

                 REPORT OF ERNST & YOUNG, INDEPENDENT AUDITORS

The Board of Directors
HEALTHSOUTH Rehabilitation Corporation

     We have audited the accompanying consolidated balance sheets of HEALTHSOUTH Rehabilitation Corporation and Subsidiaries as of December 31, 1992 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HEALTHSOUTH Rehabilitation Corporation and Subsidiaries at December 31, 1992 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.


                                          ERNST & YOUNG


Birmingham, Alabama
February 28, 1994

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                         1992          1993
                                                                       --------     ----------
                                                                           (IN THOUSANDS)
                                            ASSETS
Current assets:
  Cash and cash equivalents (Note 2).................................  $ 70,842     $   53,470
  Other marketable securities (Note 2)...............................    15,074          8,968
  Accounts receivable, net of allowances for doubtful accounts and contractual adjustments of $42,820,000 in 1992 and $104,323,000
     in 1993.........................................................    94,381        143,807
  Inventories........................................................    10,800         20,783
  Prepaid expenses and other current assets..........................    21,444         34,682
                                                                       --------     ----------
          Total current assets.......................................   212,541        261,710
Other assets:
  Loans to officers..................................................     1,111          1,488
  Other (Note 3).....................................................    11,092         21,244
                                                                       --------     ----------
                                                                         12,203         22,732
Property, plant and equipment, net (Note 4)..........................   335,058        708,205
Intangible assets, net (Note 5)......................................    81,997        175,421
                                                                       --------     ----------
          Total assets...............................................  $641,799     $1,168,068
                                                                       ========      =========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................................  $ 19,972     $   41,200
  Salaries and wages payable.........................................     8,084         21,442
  Accrued interest payable and other liabilities.....................    11,452         22,606
  Current portion of long-term debt (Note 6).........................     2,907          4,859
                                                                       --------     ----------
          Total current liabilities..................................    42,415         90,107
Long-term debt (Note 6)..............................................   299,508        779,690
Deferred income taxes................................................    12,050          5,098
Other long-term liabilities..........................................        49             --
Minority interests-limited partnerships..............................    (2,355)        (1,799)
Commitments and contingent liabilities (Note 11)
Stockholders' equity:
  Preferred Stock, $.10 par value -- 1,500,000 shares authorized;
     issued and outstanding -- none..................................        --             --
  Common Stock, $.01 par value -- 50,000,000 shares authorized;
     issued and outstanding -- 28,823,000 in 1992 and 29,026,000 in
     1993............................................................       288            290
  Additional paid-in capital.........................................   241,093        243,229
  Retained earnings..................................................    68,393         70,648
  Treasury stock, at cost (20,000 shares)............................        --           (263)
  Receivable from Employee Stock Ownership Plan (Note 12)............   (19,642)       (18,932)
                                                                       --------     ----------
          Total stockholders' equity.................................   290,132        294,972
                                                                       --------     ----------
          Total liabilities and stockholders' equity.................  $641,799     $1,168,068
                                                                       ========      =========


                            See accompanying notes.

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                    YEAR ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                   1991       1992       1993
                                                                 --------   --------   --------
                                                                 (IN THOUSANDS, EXCEPT FOR PER
                                                                        SHARE AMOUNTS)
Revenues.......................................................  $225,485   $406,968   $482,304
Operating expenses:
  Operating units..............................................   157,654    303,604    348,912
  Corporate general and administrative.........................     7,947     10,245     14,020
Provision for doubtful accounts................................     5,298     11,000     12,680
Depreciation and amortization..................................    14,718     25,485     36,494
Interest expense...............................................     9,912     10,836     12,683
Interest income................................................    (5,483)    (4,340)    (3,173)
NME Selected Hospitals Acquisition related expense (Note 9)....        --         --     49,742
Terminated merger expense (Note 14)............................        --      3,665         --
                                                                 --------   --------   --------
                                                                  190,046    360,495    471,358
                                                                 --------   --------   --------
Income before income taxes and minority interests..............    35,439     46,473     10,946
Provision for income taxes.....................................    11,500     15,333      4,069
                                                                 --------   --------   --------
                                                                   23,939     31,140      6,877
Minority interests.............................................     1,568      1,402        190
                                                                 --------   --------   --------
Net income.....................................................  $ 22,371   $ 29,738   $  6,687
                                                                 ========   ========   ========
Weighted average common and common equivalent shares
  outstanding..................................................    25,905     29,887     29,858
                                                                 ========   ========   ========
Net income per common and common equivalent share..............  $    .86   $   1.00   $    .22
                                                                 ========   ========   ========
Net income per common share-assuming full dilution.............  $    .83   $    N/A   $    N/A
                                                                 ========   ========   ========

                            See accompanying notes.

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                   ADDITIONAL                                           TOTAL
                                 COMMON   COMMON    PAID-IN     RETAINED    TREASURY   RECEIVABLE   STOCKHOLDERS'
                                 SHARES   STOCK     CAPITAL     EARNINGS     STOCK     FROM ESOP       EQUITY
                                 ------   ------   ----------   ---------   --------   ----------   -------------
BALANCE AT DECEMBER 31, 1990...  12,713   $127.1   $100,442.7   $27,331.2   $    --    $       --    $ 127,901.0
Proceeds from issuance of
  common shares at $32.00 per
  share........................  2,300     23.0      69,581.3          --        --            --       69,604.3
Conversion of subordinated
  debentures...................  3,081     30.8      50,159.2          --        --            --       50,190.0
Issuance of shares in
  connection with stock
  split........................  9,348     93.5         (93.5)         --        --            --             --
Proceeds from exercise of
  options......................    602      6.0       5,761.8          --        --            --        5,767.8
Income tax benefits related to
  incentive Stock Options......     --       --       4,373.1          --        --            --        4,373.1
Common shares exchanged in the
  exercise of options..........     --       --         (11.9)         --        --            --          (11.9)
Loan to Employee Stock
  Ownership Plan...............     --       --            --          --        --     (10,000.0)     (10,000.0)
Purchase of limited partnership
  units........................     --       --            --      (854.2)       --            --         (854.2)
Net income.....................     --       --            --    22,371.0        --            --       22,371.0
                                 ------   ------   ----------   ---------   --------   ----------   -------------
BALANCE AT DECEMBER 31, 1991...  28,044   280.4     230,212.7    48,848.0        --     (10,000.0)     269.341.1
Proceeds from exercise of
  options......................    762      7.6       6,648.6          --        --            --        6,656.2
Income tax benefits related to
  Incentive Stock Options......     --       --       3,827.7          --        --            --        3,827.7
Common shares exchanged in the
  exercise of options..........     (4 )     --         (95.6)         --        --            --          (95.6)
Loan to Employee Stock
  Ownership Plan...............     --       --            --          --        --     (10,000.0)     (10,000.0)
Reduction in Receivable from
  Employee Stock Ownership
  Plan.........................     --       --            --          --        --         358.0          358.0
Purchase of limited partnership
  units........................     21       .2         499.8   (10,193.4)       --            --       (9,693.4)
Net income.....................     --       --            --    29,738.0        --            --       29,738.0
                                 ------   ------   ----------   ---------   --------   ----------   -------------
BALANCE AT DECEMBER 31, 1992...  28,823   288.2     241,093.2    68,392.6        --     (19,642.0)     290,132.0
Proceeds from exercise of
  options......................    203    $ 2.0    $  1,709.6   $      --   $    --    $       --    $   1,711.6
Income tax benefits related to
  Incentive Stock Options......     --       --         425.7          --        --            --          425.7
Reduction in Receivable from
  Employee Stock Ownership
  Plan.........................     --       --            --          --        --         710.1          710.1
Purchase of limited partnership
  units........................     --       --            --    (4,431.7)       --            --       (4,431.7)
Purchase of treasury stock.....    (20 )     --            --          --    (263.0 )          --         (263.0)
Net income.....................     --       --            --     6,687.1        --            --        6,687.1
                                 ------   ------   ----------   ---------   --------   ----------   -------------
BALANCE AT DECEMBER 31, 1993...  29,006   $290.2   $243,228.5   $70,648.0   $(263.0 )  $(18,931.9)   $ 294,971.8
                                 ======== ======== ==========   =========   ========   ==========   ============

                             See accompanying notes

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             YEAR ENDED DECEMBER 31,
                                                                        ---------------------------------
                                                                          1991        1992        1993
                                                                        ---------   ---------   ---------
                                                                                 (IN THOUSANDS)
OPERATING ACTIVITIES
Net income............................................................  $  22,371   $  29,738   $   6,687
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.......................................     14,718      25,485      36,494
  Provision for doubtful accounts.....................................      5,298      11,000      12,680
  NME Selected Hospitals Acquisition related expense..................         --          --      49,742
  Income applicable to minority interests of limited partnerships.....      1,568       1,402         190
  Provision (benefit) for deferred income taxes.......................      3,168       4,695      (6,611)
  Provision for deferred revenue from contractual agencies............       (109)       (279)        (49)
Changes in operating assets and liabilities, net of effects of acquisitions:
  Accounts receivable.................................................    (15,216)    (31,007)    (19,545)
  Inventories, prepaid expenses and other current assets..............     (7,860)    (11,749)    (14,317)
  Accounts payable and accrued expenses...............................      6,144       5,784     (12,928)
                                                                        ---------   ---------   ---------
Net cash provided by operating activities.............................     30,082      35,069      52,343
INVESTING ACTIVITIES
Purchases of property, plant and equipment............................    (71,974)    (86,240)   (110,800)
Additions to intangible assets, net of effects of acquisitions........     (8,270)    (24,976)    (38,190)
Assets obtained through acquisitions, net of liabilities assumed......    (41,693)    (41,343)   (385,077)
Changes in other assets...............................................       (648)      1,834      (4,868)
Proceeds received on sale of other marketable securities..............     11,286      14,041      12,106
Investments in other marketable securities............................    (26,339)     (4,945)     (6,000)
                                                                        ---------   ---------   ---------
Net cash used in investing activities.................................   (137,638)   (141,629)   (532,829)
FINANCING ACTIVITIES
Proceeds from borrowings..............................................    102,158     169,800     482,710
Principal payments on long-term debt and leases.......................    (35,524)    (58,890)    (17,687)
Proceeds from exercise of options.....................................      5,756       6,561       1,711
Proceeds from issuance of common stock................................     69,604          --          --
Purchase of treasury stock............................................         --          --        (263)
Loans to Employee Stock Ownership Plan................................    (10,000)    (10,000)         --
Reduction in Receivable from Employee Stock Ownership Plan............         --         358         710
Proceeds from investment by minority interests........................        547         971         614
Purchase of limited partnership interests.............................       (993)    (11,495)     (3,784)
Payment of cash distributions to limited partners.....................     (3,146)     (2,833)       (897)
                                                                        ---------   ---------   ---------
Net cash provided by financing activities.............................    128,402      94,472     463,114
                                                                        ---------   ---------   ---------
Increase (decrease) in cash and cash equivalents......................     20,846     (12,088)    (17,372)
Cash and cash equivalents at beginning of year........................     62,084      82,930      70,842
                                                                        ---------   ---------   ---------
Cash and cash equivalents at end of year..............................  $  82,930   $  70,842   $  53,470
                                                                        ==========  ==========  ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest............................................................  $  12,205   $  12,469   $  11,049
  Income taxes........................................................      6,701       9,201      15,608

NON-CASH FINANCING ACTIVITIES:

     The holders of the Company's $52,000,000 in aggregate principal amount of 7 3/4% Convertible Subordinated Debentures Due 2014 surrendered the Debentures for conversion into 3,081,446 shares (on a pre-split basis) of the Company's common stock on various dates during 1991.

     During 1991 the Company had a three-for-two stock split on its common stock, which was effected in the form of a fifty percent stock dividend.

     The Company received a tax benefit from the disqualifying disposition of incentive stock options of $4,373,000, $3,828,000 and $426,000 for the years ended December 31, 1991, 1992, and 1993, respectively.

                            See accompanying notes.

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1993

1. SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies followed by HEALTHSOUTH Rehabilitation Corporation and its subsidiaries (the Company) are presented as an integral part of the consolidated financial statements.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of HEALTHSOUTH Rehabilitation Corporation (HEALTHSOUTH) and its wholly-owned subsidiaries, as well as its limited partnerships (see Note 8). All significant intercompany accounts and transactions have been eliminated in consolidation.

     HEALTHSOUTH Rehabilitation Corporation is engaged in the business of providing comprehensive rehabilitative and clinical healthcare services on an inpatient and outpatient basis.

MARKETABLE SECURITIES

     Marketable securities are stated at cost, which approximates market, adjusted for amortization of premium and accretion of discount. The adjusted cost of the specific security sold method is used to compute gain or loss on the sale of securities.

ACCOUNTS RECEIVABLE AND THIRD-PARTY REIMBURSEMENT ACTIVITIES

     Receivables from patients, insurance companies and third-party contractual insured accounts (Medicare and Medicaid) are based on payment agreements which generally result in the Company collecting an amount different from the established rates. Final determination of the settlement is subject to review by appropriate authorities. Adequate allowances are provided for doubtful accounts and contractual adjustments. Uncollectible accounts are written off against the allowance for doubtful accounts after adequate collection efforts are made. Net accounts receivable include only those amounts estimated by management to be collectible.

     The concentration of net accounts receivable from third-party contractual payors and others, as a percentage of total net accounts receivable, was as follows:

                                                                      DECEMBER 31,
                                                                      -------------
                                                                      1992     1993
                                                                      ----     ----
          Medicare..................................................    34%      31%
          Medicaid..................................................     2%       4%
          Other.....................................................    64%      65%
                                                                      ----     ----
                                                                       100%     100%
                                                                      ====     ====

INVENTORIES

     Inventories are stated at the lower of cost or market using the specific identification method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Upon sale or retirement of property, plant or equipment, the cost and related accumulated depreciation are eliminated from the respective account and the resulting gain or loss is included in the results of operations.

     Interest cost incurred during the construction of a facility is capitalized. The Company incurred interest of $11,880,000, $12,815,000 and $15,067,000 of which $1,968,000, $1,979,000 and $2,384,000 was capitalized during 1991, 1992 and 1993, respectively.

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

     Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets or the term of the lease, as appropriate. The estimated useful life of buildings is 30-40 years and the general range of useful lives for leasehold improvements, furniture, fixtures and equipment is 10-15 years.

INTANGIBLE ASSETS

     Cost in excess of net asset value of purchased facilities is amortized over 20 to 40 years using the straight-line method. Organization and start-up costs incurred prior to opening a new facility and partnership formation costs are deferred and amortized on a straight-line basis over a period of 36 months. Organization, partnership formation and start-up costs for a project that is subsequently abandoned are charged to operations in that period. Debt issue costs are amortized over the term of the debt. Noncompete agreements are amortized using the straight-line method over the term of the agreements.

MINORITY INTERESTS

     The equity of minority investors in limited partnerships of the Company is reported on the balance sheet as minority interests. Minority interests reported in the income statement reflect the respective shares of income or loss of the limited partnerships attributable to the minority investors, the effect of which is removed from the results of operations of the Company.

REVENUES

     Revenues include net patient service revenues and other operating revenues. Net patient service revenues are reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors.

INCOME PER COMMON AND COMMON EQUIVALENT SHARE

     Income per common and common equivalent share is computed based on the weighted average number of common shares and common equivalent shares outstanding during the periods. Common equivalent shares include dilutive employees' stock options, less the number of treasury shares assumed to be purchased from the proceeds using the average market price of the Company's common stock. Fully diluted earnings per share (based on 27,855,000 shares in 1991) assumes conversion of the 7 3/4% Convertible Subordinated Debentures Due 2014 issued in May 1989. The debentures were converted to common stock in 1991.

RECLASSIFICATIONS

     Certain amounts in the 1991 and 1992 Consolidated Financial Statements have been reclassified to conform with the 1993 presentation. Such reclassifications had no material effect on the previously reported financial position, net income or cash flows of the Company.


IMPAIRMENT OF ASSETS



     Long-lived assets, such as property, plant and equipment and identifiable intangible assets are reviewed for impairment losses when certain impairment indicators exist. If an impairment exists, the related asset is adjusted to the lower of book value or estimated future undiscounted cash flows from the use and eventual disposal of the asset.

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

2. CASH, CASH EQUIVALENTS AND OTHER MARKETABLE SECURITIES (INCLUDING FUNDS SUBJECT TO WITHDRAWAL RESTRICTIONS)

     Cash, cash equivalents and other marketable securities consisted of the following:

                                                                       DECEMBER 31,
                                                                 -------------------------
                                                                    1992           1993
                                                                 ----------     ----------
                                                                      (IN THOUSANDS)
     Cash......................................................  $    6,041     $   32,221
     Municipal put bonds.......................................      49,330          9,800
     Tax advantaged auction preferred stocks...................          --          4,000
     Municipal put bond mutual funds...........................       8,000          2,000
     Money market funds........................................       7,447          5,449
     Bankers acceptances.......................................          24             --
                                                                 ----------     ----------
       Total cash and cash equivalents.........................      70,842         53,470
                                                                 ----------     ----------
     Certificates of deposit...................................       1,279          1,108
     Municipal put bonds.......................................      13,795          1,860
     Municipal put bond mutual funds...........................          --          5,000
     Collateralized mortgage obligations.......................          --          1,000
                                                                 ----------     ----------
       Total other marketable securities.......................      15,074          8,968
                                                                 ----------     ----------
       Total cash, cash equivalents and other marketable
          securities (approximates market value)...............  $   85,916     $   62,438
                                                                  =========      =========

3. OTHER ASSETS

     Other assets consisted of the following:

                                                                       DECEMBER 31,
                                                                 -------------------------
                                                                    1992           1993
                                                                 ----------     ----------
                                                                      (IN THOUSANDS)
     Notes and accounts receivable.............................  $    2,187     $    2,968
     Investment in Caretenders Health Corp.....................       7,380          7,382
     Investments in other unconsolidated subsidiaries..........          --          3,991
     Investment in land held for expansion.....................          --          3,023
     Other.....................................................       1,525          3,880
                                                                 ----------     ----------
                                                                 $   11,092     $   21,244
                                                                  =========      =========

     The Company has a 24% ownership interest in Caretenders Health Corp. (Caretenders). Accordingly, the Company's investment is being accounted for using the equity method of investments in common stock. The investment was initially valued at $7,250,000. The Company's equity in earnings of Caretenders for the years ended December 31, 1992 and 1993 was not material to the Company's results of operations. At December 31, 1993, the Company guaranteed $6,000,000 on a line of credit for Caretenders. The line of credit bears interest at the banks' prime rate plus 1/2% and is secured by Caretender's receivables and inventory pursuant to an asset based lending formula. In return for the guarantee, Caretenders granted the Company warrants to purchase 500,000 shares of Caretenders common stock at a price of $2.50 per share that expire on December 31, 2002.

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following:

                                                                        DECEMBER 31,
                                                                   -----------------------
                                                                     1992           1993
                                                                   --------       --------
                                                                       (IN THOUSANDS)
    Land.........................................................  $ 37,334       $ 60,048
    Buildings....................................................   170,216        441,885
    Leasehold improvements.......................................    11,729         16,454
    Furniture, fixtures and equipment............................   120,097        215,590
    Construction in progress.....................................    33,399         29,274
                                                                   --------       --------
                                                                    372,775        763,251
    Less accumulated depreciation and amortization...............    37,717         55,046
                                                                   --------       --------
                                                                   $335,058       $708,205
                                                                   ========       ========

5. INTANGIBLE ASSETS

     Intangible assets consisted of the following:

                                                                        DECEMBER 31,
                                                                   -----------------------
                                                                     1992           1993
                                                                   --------       --------
                                                                       (IN THOUSANDS)
    Organization, partnership formation and start-up costs.......  $ 35,408       $ 41,939
    Debt issue costs.............................................     1,308          1,527
    Noncompete agreements........................................    19,983         24,862
    Cost in excess of net asset value of purchased facilities....    46,632        136,196
                                                                   --------       --------
                                                                    103,331        204,524
    Less accumulated amortization................................    21,334         29,103
                                                                   --------       --------
                                                                   $ 81,997       $175,421
                                                                   ========       ========

6. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                        DECEMBER 31,
                                                                   -----------------------
                                                                     1992           1993
                                                                   --------       --------
                                                                       (IN THOUSANDS)
    Notes and bonds payable:
      Advances under a $390,000,000 credit agreement with a
         bank....................................................  $288,000       $370,000
      Due to National Medical Enterprises, Inc...................        --        361,164
      Notes payable to banks and various other notes payable.....     4,415          4,201
    Noncompete agreements payable with payments due at varying
      intervals through December 2003............................    10,000         12,050
    Hospital revenue bonds payable...............................        --         24,862
    Other........................................................        --         12,272
                                                                   --------       --------
                                                                    302,415        784,549
    Less amounts due within one year.............................     2,907          4,859
                                                                   --------       --------
                                                                   $299,508       $779,690
                                                                   ========       ========

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

     During 1992, the Company entered into a Credit Agreement with NationsBank of North Carolina, N.A. and participating banks (the 1992 Credit Agreement) which consists of a $390,000,000 revolving facility and term loan. The 1992 Credit Agreement replaced a previous credit agreement with AmSouth Bank N.A. Interest is paid quarterly based on LIBOR rates plus a pre-determined margin, a base rate, or competitively bid rates from the participating banks. The Company is required to pay a fee of 0.25% on the unused portion of the 1992 revolving credit facility. The principal amount is payable on November 20, 1995. The maturity date is extendible for two one year periods upon the mutual agreement of the Company and the lenders. The Company has provided a negative pledge of all its assets and has granted a first priority security interest in and lien on all shares of stock of its subsidiaries and rights and interests in its partnerships.

     Effective December 31, 1993, the Company completed an acquisition of selected rehabilitation facilities from National Medical Enterprises, Inc. (NME) (see Note 9). The acquisition was financed by the Company through a $410,000,000 Acquisition and Revolving Credit Facility (the NME Acquisition Credit Facility) with NationsBank of North Carolina, N.A., and six participating banks. Interest is paid quarterly based on LIBOR or a base rate plus a predetermined margin. This credit facility has an initial term ending June 30, 1994, but may be extended to June 30, 1995. The Company has provided a negative pledge on all assets acquired in the NME Selected Hospitals Acquisition and granted the banks a first priority security interest in all shares of stock of its subsidiaries and rights and interests in its controlled partnerships relating to facilities acquired in the NME Selected Hospitals Acquisition.

     The amount shown as Due to National Medical Enterprises, Inc. at December 31, 1993 was subsequently financed through the NME Acquisition Credit Facility.

     On February 1, 1994, the Company filed a Registration Statement on Form S-3 with the Securities and Exchange Commission to issue $250,000,000 ($287,500,000 if the underwriter's over-allotment option is exercised in full) in Senior Subordinated Notes Due 2001 and $100,000,000 ($115,000,000 if the underwriters' over-allotment option is exercised in full) Convertible Subordinated Debentures Due 2001. The Company intends to use proceeds from these debt offerings to repay indebtedness outstanding under its existing bank credit facilities. Accordingly, all amounts outstanding under the Company's existing bank credit facilities are shown as non-current in the accompanying financial statements at December 31, 1993.

     Principal maturities of notes and bonds payable are as follows:

                            YEAR ENDING DECEMBER 31,           (IN THOUSANDS)
                    -----------------------------------------  --------------
                    1994.....................................     $  4,859
                    1995.....................................      375,630
                    1996.....................................        5,544
                    1997.....................................        4,602
                    1998.....................................        3,462
                    After 1998...............................      390,452
                                                               --------------
                                                                  $784,549
                                                               ===========


     The fair value of total long-term debt approximates book value at December 31, 1992 and 1993.


7. STOCK OPTIONS

     The Company has various stockholder-approved stock option plans which provide for the grant of options to Directors, officers and other key employees to purchase common stock at 100% of the fair market value as of the date of grant. During 1993, the Company's Board of Directors adopted the 1993 Stock Option Plan, which is subject to approval by the stockholders at their next meeting. The Board of Directors administers the stock option plans. Options may be granted as incentive stock options or as non-qualified stock options.

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

Incentive stock options vest 25% annually, commencing upon completion of one year of employment subsequent to the date of grant. Non-qualified stock options generally are not subject to any vesting provisions. The options expire at dates ranging from five to ten years from the date of grant.

     The following table summarizes activity in the stock option plans:

                                                     1991             1992              1993
                                                 -------------   ---------------   ---------------
Options outstanding January 1:.................      2,580,113         3,368,571         5,339,742
  Granted......................................      1,725,750         2,762,000         1,770,000
  Exercised....................................        898,854           765,328           180,455
  Cancelled....................................         38,438            25,501            53,501
                                                 -------------   ---------------   ---------------
Options outstanding at December 31.............      3,368,571         5,339,742         6,875,786
                                                  ============    ==============    ==============
Option price range for options granted during
  the period...................................  $18.33-$27.41     $15.25-$19.88     $13.50-$16.88
Option price range for options exercised during
  the period...................................   $2.67-$21.41      $5.67-$21.41      $5.91-$19.17
Options exercisable at December 31.............      1,901,565         4,155,817         5,332,940
Options available for grant at December 31.....      1,473,075           546,050           324,550

8. LIMITED PARTNERSHIPS

     HEALTHSOUTH operates a number of rehabilitation centers as limited partnerships. HEALTHSOUTH serves as the general partner and operates the partnerships as comprehensive outpatient rehabilitation facilities or inpatient rehabilitation facilities. These limited partnerships are included in the consolidated financial statements (as more fully described in Note 1 under "Minority Interests"). The limited partners share in the profit or loss of the partnerships based on their respective ownership percentage (ranging from 1% to 50% at December 31, 1993) during their ownership period.

     Beginning in 1992, due to federal and state regulatory requirements, the Company began the process of buying back the partnership interests of its physician limited partners. The buyback prices for the interests were in general based on a pre-determined multiple of projected cash flows of the partnerships. The excess of the buyback price over the book value of the limited partners' capital amounts was charged to the Company's retained earnings.

9. ACQUISITIONS

     Effective December 31, 1993, the Company completed an acquisition from National Medical Enterprises, Inc. (NME) of 28 inpatient rehabilitation facilities and 45 outpatient rehabilitation centers, which constituted substantially all of NME's rehabilitation services division (the NME Selected Hospitals Acquisition). The purchase price was approximately $296,661,000 cash, plus net working capital of $64,503,000, subject to certain adjustments as of June 30, 1994, the assumption of approximately $16,313,000 of current liabilities and the assumption of approximately $17,111,000 in long-term debt (see Note 6).

     Also, at various dates during 1993, the Company acquired outpatient operations in nineteen cities located throughout the United States. The Company also acquired eight satellite locations. The combined purchase price of these acquired outpatient operations and satellites was approximately $23,943,000.

     In connection with these transactions, the Company entered into non-compete agreements totaling $4,730,000.

     The fair value of the total net assets acquired in 1993 was approximately $301,382,000. The total cost for 1993 acquisitions exceeded the fair value of the net assets acquired by approximately $83,725,000. This excess

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES is being amortized over a forty-year period on a straight-line basis. The allocation of the purchase price of the NME Selected Hospitals Acquisition is tentative pending completion of appraisals on the facilities and equipment acquired. The allocation may change with the completion of these appraisals.

     All of the acquisitions described above were accounted for as purchases and, accordingly, the results of operations of the acquired businesses are included in the accompanying consolidated financial statements from their respective dates of acquisition.

     The following table summarizes the unaudited consolidated pro forma results of operations, assuming the NME Selected Hospitals Acquisition described above had occurred at the beginning of each of the following periods. This pro forma summary does not necessarily reflect the results of operations as they would have been had the Company and the acquired entities constituted a single entity during such periods.

                                                                  YEAR ENDED DECEMBER 31,
                                                                  -----------------------
                                                                    1992           1993
                                                                  --------       --------
     (In thousands, except for per share amounts)
     Revenues...................................................  $922,136       $937,173
     Net income.................................................    45,869         14,566
     Net income per common and common equivalent share..........      1.53            .49


     As a result of the NME Selected Hospitals Acquisition, HEALTHSOUTH recognized an expense of approximately $49,742,000 during the year ended December 31, 1993. This expense represents management's estimate of the cost to consolidate operations of thirteen existing HEALTHSOUTH facilities (three inpatient facilities and ten outpatient facilities) into the operations of certain facilities acquired from NME. This plan was formulated by HEALTHSOUTH management in order to more efficiently provide services in markets where multiple locations now exist as a result of the acquisition. The plan of consolidation calls for the affected operations to be merged into the operations of the acquired facilities over a period of twelve to twenty-four months from the date of the NME Selected Hospitals Acquisition. Due to the single-use nature of these properties, the consolidation plan does not provide for the sale of these facilities.



     The total expense of $49,742,000 is broken down into the following components: First, approximately $39,000,000 relates to the writedown of the assets of the affected HEALTHSOUTH facilities to their estimated net realizable value. Of this $39,000,000, approximately $31,500,000 relates to the assets of the three inpatient facilities and approximately $7,500,000 relates to the assets of the ten outpatient facilities. The $39,000,000 is broken down into the following asset categories (net of any related accumulated depreciation or amortization):



                                                                    INPATIENT    OUTPATIENT
                                                                    FACILITIES   FACILITIES    TOTAL
                                                                    ----------   ----------   -------
                                                                            (IN THOUSANDS)
Land..............................................................   $   2,898    $       0   $ 2,898
Buildings.........................................................      16,168            0    16,168
Equipment.........................................................       4,326        2,920     7,246
Intangible assets.................................................       6,111        3,455     9,566
Other assets......................................................       1,997        1,125     3,122
                                                                    ----------   ----------   -------
          Total...................................................   $  31,500    $   7,500   $39,000
                                                                       =======      =======   =======



     Second, $7,700,000 relates to the write-off of certain capitalized development projects. These projects relate to planned facilities that, if completed, would be in direct competition with certain of the acquired NME facilities. Finally, approximately $3,000,000 has been accrued for costs of employee separations, relocations and other direct costs related to the planned consolidation of the affected operations. Management estimates that approximately 150 employees will be affected by separations and approximately 400 will be affected by relocations. The $3,000,000 accrual reflects expenses which will be paid over the life of the plan (twelve to twenty-four months) and is the only cash expense included in the acquisition-related expense.

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

Management estimates that this accrual is adequate to cover all direct costs associated with the planned consolidation.


10. INCOME TAXES

     HEALTHSOUTH and its subsidiaries file a consolidated federal income tax return. The limited partnerships file separate income tax returns. HEALTHSOUTH's allocable portion of each partnership's income (loss) is included in the taxable income of the Company. The remaining income (loss) of each partnership is allocated to the limited partners.

     Effective January 1, 1993, the Company changed its method of accounting for income taxes to the liability method required by Financial Accounting Standards Board (FASB) Statement No. 109, "Accounting for Income Taxes". The cumulative effect of adopting Statement 109 was not material. Previously, the Company had used the liability method as prescribed by FASB Statement No. 96.

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1993 are as follows:

                                                                CURRENT   NONCURRENT    TOTAL
                                                                -------   ----------   -------
                                                                        (IN THOUSANDS)
     Deferred tax liabilities:
       Depreciation and amortization..........................   $  --     $ 24,497    $24,497
       Other..................................................     340           --        340
                                                                -------   ----------   -------
       Total deferred tax liabilities.........................     340       24,497     24,837
     Deferred tax assets:
       NME Selected Hospitals Acquisition related expense.....      --       19,399     19,399
                                                                -------   ----------   -------
     Total deferred tax assets................................      --       19,399     19,399
                                                                -------   ----------   -------
     Net deferred tax liabilities.............................   $ 340     $  5,098    $ 5,438
                                                                ======     ========    =======

     The current portion of the Company's deferred tax liability is included with accrued interest payable and other current liabilities on the accompanying balance sheet.

     The provision for income taxes was as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1991        1992        1993
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Currently payable:
      Federal.............................................  $ 7,639     $ 9,497     $ 9,695
      State...............................................      693       1,141         985
                                                            -------     -------     -------
                                                              8,332      10,638      10,680
    Deferred expense (benefit):
      Federal.............................................    2,616       4,175      (5,933)
      State...............................................      552         520        (678)
                                                            -------     -------     -------
                                                              3,168       4,695      (6,611)
                                                            -------     -------     -------
      Total provision.....................................  $11,500     $15,333     $ 4,069
                                                            =======     =======     =======

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

     The components of the provision for deferred income taxes for the years ended December 31, 1991 and 1992 are as follows:

                                                                      YEAR ENDED DECEMBER
                                                                              31,
                                                                     ---------------------
                                                                      1991           1992
                                                                     ------         ------
                                                                        (IN THOUSANDS)
    Depreciation and amortization..................................  $1,579         $5,483
    Bad debts......................................................   1,264          (953)
    Installment sale...............................................     240             --
    Other..........................................................      85            165
                                                                     ------         ------
                                                                     $3,168         $4,695
                                                                     ======         ======

     The difference between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before taxes was as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                              1991        1992        1993
                                                             -------     -------     ------
                                                                     (IN THOUSANDS)
    Federal taxes at statutory rates.......................  $11,516     $15,324     $3,765
    Add (deduct):
      State income taxes, net of federal tax benefit.......      457         753        650
      Tax-exempt interest income...........................   (1,267)     (1,012)      (382)
      Other................................................      794         268         36
                                                             =======     =======     ======
                                                             $11,500     $15,333     $4,069
                                                             =======     =======     ======

11. COMMITMENTS AND CONTINGENCIES

     At December 31, 1993, anticipated capital expenditures for the next twelve months approximate $100,000,000. This amount includes expenditures for the construction and equipping of additions to existing facilities, the construction of three inpatient rehabilitation facilities for which regulatory approval has been obtained and the acquisition or development of comprehensive outpatient rehabilitation facilities.

     Beginning December 1, 1993, the Company became self-insured for professional liability and comprehensive general liability. The Company purchased coverage for all claims incurred prior to December 1, 1993. In addition, the Company purchased underlying insurance which would cover all claims once established limits have been exceeded. It is the opinion of management that at December 31, 1993 the Company has adequate reserves to cover losses on asserted and unasserted claims.

  Operating leases

     Operating leases generally consist of short-term lease agreements for buildings where facilities are located. These leases generally have 5-year terms, with one or more renewal options, with terms to be negotiated at the time of renewal. Total rental expense for all operating leases was $8,801,000, $13,099,000 and $18,177,000 for the years ended December 31, 1991, 1992 and
1993, respectively.

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

     The following is a schedule of future minimum lease payments under all operating leases having initial or remaining non-cancelable lease terms in excess of one year:

                            YEAR ENDING DECEMBER 31                          (IN THOUSANDS)
    -----------------------------------------------------------------------  --------------
           1994............................................................     $ 35,922
           1995............................................................       33,207
           1996............................................................       30,530
           1997............................................................       28,295
           1998............................................................       26,151
           After 1998......................................................       92,834
                                                                             --------------
      Total minimum payments required......................................     $246,939
                                                                             ===========

12. EMPLOYEE BENEFIT PLANS

     The Company has a 401(k) savings plan which matches 15% (10% in 1991) of the first 4% of earnings that an employee contributes. All contributions are in the form of cash. All employees who have completed one year of service with a minimum of 1,000 hours worked are eligible to participate in the plan. Company contributions are gradually vested over a seven-year service period. Contributions to the plan by the Company were approximately $196,000, $396,000, and $430,000 in 1991, 1992 and 1993, respectively.

     In 1991, the Company established an Employee Stock Ownership Plan (ESOP) for the purpose of providing substantially all employees of the Company the opportunity to save for their retirement and acquire a proprietary interest in the Company. The ESOP currently owns approximately 830,000 shares of the Company's Common Stock, which were purchased with funds borrowed from the Company, $10,000,000 in 1991 (the 1991 ESOP Loan) and $10,000,000 in 1992 (the
1992 ESOP Loan). At December 31, 1993, the combined ESOP Loans had a balance of $18,932,000. The 1991 ESOP Loan, which bears an interest rate of 10%, is payable in annual installments covering interest and principal over a ten-year period beginning in 1992. The 1992 ESOP Loan, which bears an interest rate of 8.5%, is payable in annual installments covering interest and principal over a ten-year period beginning in 1993. Company contributions to the ESOP began in 1992 and shall at least equal the amount required to make all ESOP Loan amortization payments for each plan year. The Company recognizes compensation expense based on the shares allocated method. The total compensation expense related to the ESOP recognized by the Company was $367,000, $1,701,000 and $3,198,000 in 1991, 1992 and 1993, respectively. Interest incurred on the ESOP Loans was approximately $367,000, $964,000 and $1,743,000, in 1991, 1992 and 1993,
respectively.

13. CAPITAL STOCK

     On October 17, 1991, the Company's Board of Directors authorized a three-for-two stock split to be effected in the form of a 50 percent stock dividend. The stock dividend was distributed on December 31, 1991 to holders of record on December 13, 1991. An amount equal to the par value of the shares issued has been transferred from additional paid-in capital to the common stock account. All weighted average share and per share amounts have been restated to give effect to the stock split.

14. TERMINATED MERGER

     On January 2, 1992, the Company and Continental Medical System, Inc. (CMS) jointly announced an agreement to combine their business operations as provided in an Agreement and Plan of Reorganization (the Plan). On May 6, 1992, the Company and CMS jointly announced the termination of the Plan. Accordingly, all costs and expenses incurred in connection with the Plan were charged to operations in 1992 and reported as terminated merger expense in the accompanying statements of income.

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                      MARCH 31,      DECEMBER 31,
                                                                        1994             1993
                                                                     -----------     ------------
                                                                            (IN THOUSANDS)
                                                                     (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents........................................  $    59,728      $   53,470
  Other marketable securities......................................        9,918           8,968
  Accounts receivable..............................................      157,132         143,807
  Inventories, prepaid expenses and other current assets...........       55,022          55,465
                                                                     -----------     ------------
          TOTAL CURRENT ASSETS.....................................      281,800         261,710
OTHER ASSETS.......................................................       25,389          22,732
ASSETS HELD FOR SALE...............................................       40,456             -0-
PROPERTY, PLANT AND EQUIPMENT -- NET...............................      684,159         708,205
INTANGIBLE ASSETS -- NET...........................................      206,967         175,421
                                                                     -----------     ------------
          TOTAL ASSETS.............................................  $ 1,238,771      $1,168,068
                                                                       =========      ==========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.................................................  $    52,824      $   41,200
  Salaries and wages payable.......................................       30,880          21,442
  Accrued interest payable and other liabilities...................       29,129          22,606
  Current portion of long-term debt and leases.....................        5,095           4,859
                                                                     -----------     ------------
          TOTAL CURRENT LIABILITIES................................      117,928          90,107
LONG-TERM DEBT AND LEASES..........................................      804,165         779,690
DEFERRED INCOME TAXES..............................................        5,507           5,098
MINORITY INTERESTS -- LIMITED PARTNERSHIPS.........................       (1,956)         (1,799)
STOCKHOLDERS' EQUITY
  Preferred Stock, $.10 par value -- 1,500,000 shares authorized;
     issued and outstanding -- none................................            0               0
  Common Stock, $.01 par value -- 50,000,000 shares authorized;
     29,337,000 and 29,026,000 shares issued at March 31, 1994 and
     December 31, 1993, respectively...............................          293             290
  Additional paid-in capital.......................................      247,803         243,229
  Retained earnings................................................       82,771          70,648
  Treasury Stock...................................................         (263)           (263)
  Receivable from Employee Stock Ownership Plan....................      (17,477)        (18,932)
                                                                     -----------     ------------
          TOTAL STOCKHOLDERS' EQUITY...............................      313,127         294,972
                                                                     -----------     ------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...............  $ 1,238,771      $1,168,068
                                                                       =========      ==========


                See notes to consolidated financial statements.

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                       -----------------------
                                                                         1994           1993
                                                                       --------       --------
                                                                        (IN THOUSANDS, EXCEPT
                                                                         FOR PER SHARE DATA)
Revenues.............................................................  $231,296       $116,149
Operating expenses:
  Operating units....................................................   178,183         86,027
  Corporate general and administrative...............................     6,105          3,271
Provision for doubtful accounts......................................     4,164          2,356
Depreciation and amortization........................................    13,923          8,352
Interest expense.....................................................     9,603          3,044
Interest income......................................................      (673)          (760)
                                                                       --------       --------
                                                                        211,305        102,290
                                                                       --------       --------
Income before minority interests and income taxes....................    19,991         13,859
Provision for income taxes...........................................     7,734          5,111
                                                                       --------       --------
Income before minority interests.....................................    12,257          8,748
Minority Interests...................................................      (134)            72
                                                                       --------       --------
          Net income.................................................  $ 12,123       $  8,820
                                                                       ========       ========
Weighted average common and common equivalent shares outstanding.....    32,255         29,850
                                                                       ========       ========
Net income per common and common equivalent share outstanding........  $    .38       $    .30
                                                                       ========       ========

                See notes to consolidated financial statements.

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES


               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                           -------------------
                                                                             1994       1993
                                                                           --------   --------
                                                                           (IN THOUSANDS)
OPERATING ACTIVITIES
  Net income.............................................................  $ 12,123   $  8,820
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization.......................................    13,923      8,352
     Provision for doubtful accounts.....................................     4,164      2,356
     Income (loss) applicable to minority interests of limited
      partnerships.......................................................       134        (72)
     Provision for deferred income taxes.................................     6,456      3,324
     Provision for deferred revenue from contractual agencies............         0        (49)
     Changes in operating assets and liabilities, net of effects of acquisitions:
       Accounts receivable...............................................   (16,498)   (19,106)
       Inventories, prepaid expenses and other current assets............       442     (5,105)
       Increase (decrease) in accounts payable and accrued expenses......    21,427      9,833
                                                                           --------   --------
          NET CASH PROVIDED BY OPERATING ACTIVITIES......................    42,171      8,353
INVESTING ACTIVITIES
  Purchase of property, plant and equipment..............................   (24,313)   (24,107)
  Additions to intangible assets, net of effects of acquisitions.........    (8,476)    (4,466)
  Assets obtained through acquisitions, net of liabilities assumed.......   (11,681)    (1,665)
  Changes in other assets................................................    (2,656)    (2,051)
  Proceeds received on sale of other marketable securities...............        50         30
  Investments in marketable securities...................................    (1,000)       (16)
                                                                           --------   --------
          NET CASH USED IN INVESTING ACTIVITIES..........................   (48,076)   (32,275)
FINANCING ACTIVITIES
  Proceeds from borrowings...............................................   353,505     16,706
  Principal payments on debt and leases..................................  (347,084)      (389)
  Proceeds from exercise of options on common stock......................     4,578        437
  Reduction in receivable from Employee Stock Ownership Plan.............     1,455        710
  Proceeds from investment by minority interests.........................        36          0
  Purchase of limited partners' interests................................         0       (844)
  Payment of cash distributions to limited partners......................      (327)      (405)
                                                                           --------   --------
          NET CASH PROVIDED FROM FINANCING ACTIVITIES....................    12,163     16,215
                                                                           --------   --------
(INCREASE)(DECREASE) IN CASH AND CASH EQUIVALENTS........................     6,258     (7,707)
Cash and cash equivalents at beginning of period.........................    53,470     70,842
                                                                           --------   --------
          CASH AND CASH EQUIVALENTS AT END OF PERIOD.....................  $ 59,728   $ 63,135
                                                                           ========   ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the period for:
     Interest............................................................  $  9,583   $  2,778
     Income taxes........................................................     1,053      2,385

                See notes to consolidated financial statements.

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                   THREE MONTHS ENDED MARCH 31, 1994 AND 1993

NOTE 1

     The accompanying consolidated financial statements include the accounts of HEALTHSOUTH Rehabilitation Corporation (the "Company") and its subsidiaries. This information should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993. It is management's opinion that the accompanying consolidated financial statements reflect all adjustments (which are normal recurring adjustments) necessary for a fair presentation of the results for the interim period and the comparable period presented.

NOTE 2

     The Company has a $390,000,000 revolving line of credit with NationsBank of North Carolina, N.A. and eleven other participating banks (the "Credit Agreement"). At March 31, 1994, the Company had $390,000,000 outstanding under the Credit Agreement.

     The Company also has a $410,000,000 Acquisition and Revolving Credit Facility with NationsBank of North Carolina, N.A. and other participating banks, consisting of a $350,000,000 acquisition credit facility and a $60,000,000 revolving credit facility (the "Acquisition Credit Facility"). The Acquisition Credit Facility was used in part to finance the December 31, 1993 acquisition of selected rehabilitation facilities from National Medical Enterprises, Inc. At March 31, 1994, the Company had $20,000,000 outstanding under the revolving portion of the Acquisition Credit Facility and have repaid all indebtedness under the acquisition portion thereof.

     On March 24, 1994, the Company issued $250,000,000 principal amount of 9.5% Senior Subordinated Notes due 2001 (the "Notes"). Interest is payable on April 1 and October 1. The Notes are senior subordinated obligations of the Company and as such will be subordinated to all existing and future senior indebtedness of the Company. Also on March 24, 1994, the Company issued $100,000,000 principal amount of 5% Convertible Subordinated Debentures due 2001 (the "Convertible Debentures"). Subsequent to March 31, 1994, the Company issued an additional $15,000,000 principal amount of the Convertible Debentures to cover underwriters' over-allotments. Interest is payable on April 1 and October 1. The Convertible Debentures are convertible into Common Stock of the Company at the option of the holder at a conversion price of $37.625 per share, subject to adjustment in certain events. The net proceeds from the issuance of the Notes and Convertible Debentures were used by the Company to pay down indebtedness outstanding under its other existing credit facilities.

     At March 31, 1994 and December 31, 1993, long-term debt consisted of the following:

                                                                   MARCH 31,     DECEMBER 31,
                                                                     1994            1993
                                                                   ---------     ------------
                                                                       (IN THOUSANDS)
    Advances under the $390,000,000 Credit Agreement.............  $ 390,000       $370,000
    Due to National Medical Enterprises, Inc.....................          0        361,164
    Advances under the $410,000,000 Acquisition Credit
      Facility...................................................     20,000              0
    9.5% Senior Subordinated Notes due 2001......................    250,000              0
    5% Convertible Subordinated Debentures Due 2001..............    100,000              0
    Other long-term debt.........................................     49,260         53,385
                                                                   ---------     ------------
                                                                     809,260        784,549
    Less amounts due within one year.............................      5,095          4,859
                                                                   ---------     ------------
                                                                   $ 804,165       $779,690
                                                                    ========     ==========

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

NOTE 3

     During the first three months of 1994, the Company acquired or opened eight new outpatient facilities. The total purchase price of the acquired facilities was approximately $6,385,000. The Company also entered into non-compete agreements totaling approximately $1,170,000 in connection with these transactions. The cost in excess of net asset value of the acquired outpatient facilities was approximately $4,234,000. The results of operations (not material individually or in the aggregate) of these outpatient acquisitions are included in the consolidated financial statements from their respective acquisition dates.

NOTE 4

     During the first three months of 1994, the Company granted incentive and non-qualified stock options to certain Directors, employees and others for 1,549,250 shares of Common Stock at an exercise price of $28.375 per share.


NOTE 5



     In May 1994 the Company reached an agreement to sell selected properties to Capstone Capital Trust, Inc. These properties include six ancillary hospital facilities, three outpatient rehabilitation facilities, and one research facility. The transaction is expected to be consummated during June 1994. The net book value of these properties is disclosed as "assets held for sale" in the accompanying consolidated balance sheet.



NOTE 6



     During 1993 the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Among other provisions, SOP 93-6 requires that compensation expense relating to employee stock ownership plans be measured based on the fair market value of the shares when allocated to the employees. The provisions of SOP 93-6 apply only to leveraged ESOPs formed after December 31, 1992, or shares newly acquired by an existing leveraged ESOP after December 31, 1992. Because all shares owned by the Company's ESOP were acquired prior to December 31, 1992, the Company's accounting policies for the share currently owned by the ESOP will not be affected by SOP 93-6.

                         REPORT OF INDEPENDENT AUDITORS

The Boards of Directors
National Medical Enterprises, Inc. and
  HEALTHSOUTH Rehabilitation Corporation

     We have audited the accompanying combined balance sheets of Selected Rehabilitation Hospitals of National Medical Enterprises, Inc. as of May 31, 1992 and 1993 and the related combined statements of income, owners' equity and cash flows for the three years ended May 31, 1993. These combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We did not audit the financial statements of certain rehabilitation hospitals, which statements reflect $83,947,000 (or 23%) of the combined total assets at May 31, 1992 and $88,939,000 (or 21%) and $110,761,000 (or 23%) of the combined net operating revenues for the years ended May 31, 1991 and 1992, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for those rehabilitation hospitals, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of the other auditors, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Selected Rehabilitation Hospitals of National Medical Enterprises, Inc. as of May 31, 1992 and 1993 and the results of their operations and their cash flows for the three years ended May 31, 1993 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK

Los Angeles, California
January 31, 1994

                      SELECTED REHABILITATION HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

                            COMBINED BALANCE SHEETS
                             MAY 31, 1992 AND 1993
                                 (IN THOUSANDS)

                                                                           1992         1993
                                                                         --------     --------
                                            ASSETS
Current assets:
  Cash and cash equivalents............................................  $  4,202     $  1,082
  Accounts and notes receivable (net of allowance for bad debts of
     $12,551 at May 31, 1992 and $7,714 at May 31, 1993)...............    99,563       75,233
  Inventories of supplies, at cost.....................................     3,383        3,523
  Prepaid expenses and other current assets............................     8,834        5,466
                                                                         --------     --------
          Total current assets.........................................   115,982       85,304
Long-term notes receivables and other long-term assets.................     6,225        4,619
Due from owner and affiliates, net (note 4)............................    42,854       55,545
Property, plant and equipment, net (note 3)............................   189,067      193,042
Intangible assets, at cost, net of accumulated amortization ($20,799 at
  May 31, 1992 and $22,735 at May 31, 1993)............................    12,316       14,671
                                                                         --------     --------
                                                                         $366,444     $353,181
                                                                         ========     ========
                                LIABILITIES AND OWNERS' EQUITY
Current liabilities:
  Current portion of long-term debt (note 5)...........................  $  1,704     $  1,923
  Accounts payable.....................................................    19,082       12,547
  Income taxes payable (note 6)........................................    30,462        7,537
  Employee compensation and benefits...................................    16,813       16,472
  Other current liabilities............................................    10,459       10,192
                                                                         --------     --------
          Total current liabilities....................................    78,520       48,671
Long-term debt, net of current portion (note 5)........................    56,773       61,082
Deferred income taxes and other long-term liabilities..................    25,543       23,869
Minority interest......................................................     2,113        1,456
Commitments and contingencies (notes 6, 7, 8, and 9)...................        --           --
Owners' equity.........................................................   203,495      218,103
                                                                         --------     --------
                                                                         $366,444     $353,181
                                                                         ========     ========

            See accompanying notes to combined financial statements.

                      SELECTED REHABILITATION HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

                         COMBINED STATEMENTS OF INCOME
                    YEARS ENDED MAY 31, 1991, 1992 AND 1993
                                 (IN THOUSANDS)

                                                       1991             1992             1993
                                                     --------         --------         --------
Net operating revenues.............................  $432,197         $499,555         $476,692
Operating and administrative expenses (note 4).....   340,585          388,441          420,694
Depreciation and amortization......................    12,417           15,831           15,171
Interest, net of capitalized portion of $53 in 1992
  and $29 in 1993 (note 4).........................     7,432            6,817            6,448
                                                     --------         --------         --------
          Total costs and expenses.................   360,434          411,089          442,313
                                                     --------         --------         --------
Minority interest in earnings of certain
  Selected Hospitals...............................     1,492            2,143            1,233
                                                     --------         --------         --------
Income before income taxes.........................    70,271           86,323           33,146
Income taxes (note 6)..............................    27,777           33,804           13,570
                                                     --------         --------         --------
          Net income...............................  $ 42,494         $ 52,519         $ 19,576
                                                     ========         ========         ========

            See accompanying notes to combined financial statements.

                      SELECTED REHABILITATION HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

                     COMBINED STATEMENTS OF OWNERS' EQUITY
                    YEARS ENDED MAY 31, 1991, 1992 AND 1993
                                 (IN THOUSANDS)

                                                                                     TOTAL
                                                                                    OWNERS'
                                                                                     EQUITY
                                                                                    --------
Balance, May 31, 1990.............................................................  $ 93,112
Net income........................................................................    42,494
Capital contribution..............................................................     2,000
                                                                                    --------
Balance, May 31, 1991.............................................................   137,606
Contribution of net assets of certain rehabilitation hospitals by NME (note 4)....    20,390
Capital contribution..............................................................       980
Net income........................................................................    52,519
Dividends paid....................................................................    (8,000)
                                                                                    --------
Balance, May 31, 1992.............................................................   203,495
Capital contribution..............................................................        32
Net income........................................................................    19,576
Dividends paid....................................................................    (5,000)
                                                                                    --------
Balance, May 31, 1993.............................................................  $218,103
                                                                                    ========

            See accompanying notes to combined financial statements.

                      SELECTED REHABILITATION HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                    YEARS ENDED MAY 31, 1991, 1992 AND 1993
                                 (IN THOUSANDS)

                                                               1991         1992         1993
                                                             --------     --------     --------
Cash flows from operating activities:
  Net income...............................................  $ 42,494     $ 52,519     $ 19,576
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization.........................    12,417       15,831       15,171
     Provisions for bad debts..............................    12,029       14,260        7,242
     Changes in assets and liabilities:
       Accounts and notes receivable.......................   (21,704)     (39,905)      17,963
       Inventories, prepaid expenses and other current
          assets...........................................    (3,211)      (3,740)      (3,228)
       Accounts payable, income taxes, accrued expenses and
          other current liabilities........................    12,351       38,388      (30,725)
       Deferred income taxes and other long-term
          liabilities......................................     1,114       (3,920)      (1,674)
                                                             --------     --------     --------
          Net cash provided by operating activities........    55,490       73,433       24,325
                                                             --------     --------     --------
Cash flows from investing activities:
  Purchase of property, plant and equipment................   (23,843)     (70,797)     (16,419)
  Intangible assets........................................    (3,527)      (2,777)      (5,082)
  Proceeds from long-term notes and other long term
     assets................................................     1,897        2,283        1,606
                                                             --------     --------     --------
          Net cash used in investing activities............   (25,473)     (71,291)     (19,895)
                                                             --------     --------     --------
Cash flows from financing activities:
  Proceeds from borrowings.................................     7,121        8,585        6,232
  Net change in amounts due from owners and affiliates.....   (30,632)      (5,941)      (7,110)
  Principal payments on borrowings.........................    (1,354)      (5,803)      (1,704)
  Cash dividends paid to owners............................        --       (8,000)      (5,000)
  Capital contributions....................................     2,000          980           32
                                                             --------     --------     --------
          Net cash used in financing activities............   (22,865)     (10,179)      (7,550)
                                                             --------     --------     --------
          Net increase (decrease) in cash and cash
            equivalents....................................     7,152       (8,037)      (3,120)
Cash and cash equivalents at beginning of year.............     5,087       12,239        4,202
                                                             --------     --------     --------
Cash and cash equivalents at end of year...................  $ 12,239     $  4,202     $  1,082
                                                             ========     ========     ========
Supplemental disclosures:
  Interest paid, net of amounts capitalized................  $  7,422     $  6,829     $  6,520
                                                             ========     ========     ========
Supplemental disclosure of noncash financing activities:
  Contribution of net assets of certain rehabilitation
     hospitals by NME......................................        --       20,390           --
                                                             ========     ========     ========

            See accompanying notes to combined financial statements.

                      SELECTED REHABILITATION HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                          MAY 31, 1991, 1992 AND 1993

(1) SIGNIFICANT ACCOUNTING POLICIES

     The combined financial statements have been prepared in connection with the purchase by certain subsidiaries of HEALTHSOUTH Rehabilitation Corporation (HEALTHSOUTH) of 28 inpatient physical rehabilitation hospitals and 45 related satellite outpatient clinics (collectively, the "Selected Hospitals") from various subsidiaries of National Medical Enterprises, Inc. ("NME"), which transaction is described in more detail in note 10. These hospitals serve patients who have lost physical or cognitive function through illness or trauma by providing acute medical rehabilitation services.

     The combined financial statements present the historical combined financial position and results of operations of the Selected Hospitals and, as a result, include certain assets and liabilities of the Selected Hospitals that HEALTHSOUTH did not acquire or assume as part of the transaction described in note 10.

     Significant intercompany accounts and transactions have been eliminated.

  Net Operating Revenues

     Net operating revenues consist primarily of net patient service revenues which are based on the hospitals' established billing rates less allowances and discounts principally for patients covered by Medicare, Medicaid and other contractual programs. These allowances and discounts were $229,359,000 in 1991, $286,725,000 in 1992 and $302,140,000 in 1993. Payments under these programs are based on either predetermined rates or the costs of services. Settlements for retrospectively determined rates are estimated in the period the related services are rendered and are adjusted in future periods as final settlements are determined. Management of NME believes that adequate provision has been made for adjustments that may result from final determination of amounts earned under these programs, however such provisions are necessarily based on estimates. Approximately 47% of net operating revenues in both 1991 and 1992 and 57% in 1993 are from the participation of the Selected Hospitals in Medicare and Medicaid programs.

     The Selected Hospitals provide care to patients who meet certain financial or economic criteria without charge or at amounts substantially less than its established rates. Because the Selected Hospitals do not pursue collection of amounts determined to qualify as charity care, they are not reported as gross revenue, nor are they included in deductions from revenue or in operating and administrative expenses.

     Bad debt expense for estimated uncollectible accounts and notes receivable, net of recoveries, is included in operating and administrative expenses and was $12,029,000 in 1991, $14,260,000 in 1992 and $7,242,000 in 1993.

  Property, Plant and Equipment

     Property, plant and equipment are recorded at cost, net of accumulated depreciation. The Selected Hospitals principally use the straight-line method of depreciation for buildings, improvements and equipment over their estimated useful lives as follows: buildings and improvements - generally 20 to 50 years; equipment -- 3 to 15 years.

  Intangible Assets

     Preopening costs are generally amortized over 3 to 5 years. Costs in excess of the fair value of identifiable net assets of purchased businesses are generally amortized over 40 years. The straight-line method is used to amortize most intangible assets.

                      SELECTED REHABILITATION HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Leases

     Capital leases are recorded at the beginning of the lease term as assets and liabilities at the lower of the present value of the minimum lease payments or the fair value of the assets.

  Cash Equivalents

     The Selected Hospitals treat highly liquid investments with an original maturity of three months or less as cash equivalents.

  Income Taxes

     The operations of the Selected Hospitals are included in the NME consolidated federal income tax return. The provision for income taxes represents taxes computed on earnings of the Selected Hospitals.

(2) DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash, cash equivalents, accounts receivable, accounts payable and interest payable approximates fair value because of the short maturity of these instruments. The fair values of investments, both short-term and long-term, based on quoted market prices, approximates carrying value. The fair values of long-term receivables based on discounting scheduled cash flows through estimated maturity using estimated market discount rates, also approximates carrying value. The fair value of the Selected Hospitals' long-term debt, (1) calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loans, or (2) based on current rates offered to the Selected Hospitals for debt of the same remaining maturities, also approximates the carrying value of the debt.

(3) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following at May 31 (in thousands):

                                                                     1992           1993
                                                                   --------       --------
    Land.........................................................  $ 13,633       $ 16,007
    Buildings and improvements...................................   112,200        134,604
    Construction in progress.....................................    23,316          2,722
    Equipment....................................................    71,754         82,890
    Facilities under capital leases..............................    16,466         16,339
                                                                   --------       --------
                                                                    237,369        252,562
    Less accumulated depreciation and amortization...............   (48,302)       (59,520)
                                                                   --------       --------
                                                                   $189,067       $193,042
                                                                   ========       ========

(4) RELATED PARTY TRANSACTIONS

     The Selected Hospitals and certain NME-owned entities participate in the NME cash management program which requires that cash deposits be transferred to NME-controlled bank accounts. In this system, generally all cash accounts are zero-balance accounts. Increases and decreases in the intercompany account are principally a function of cash flow and accrued interest (10% in 1991, 1992 and 1993) and to a lesser extent, noncash entries for certain overhead and expense allocations.

     Total interest income recognized relating to balances with NME and NME-owned entities was $3,958,000, $8,242,000 and $8,609,000 for the years ended May 31, 1991, 1992 and 1993, respectively.

                      SELECTED REHABILITATION HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Operating and administrative expenses include gross insurance premiums of approximately $6,803,000, $5,899,000 and $7,279,000 paid to Health Facilities Insurance Corporation, Ltd. (HFIC), a wholly owned Subsidiary of NME, for professional and other insurance coverage for the years ended May 31, 1991, 1992 and 1993, respectively.

     NME provides certain management and administrative services to the Selected Hospitals for which it charges a fee. Each of the Selected Hospitals is allocated a portion of the fee based on the relative amount of patient days by facility to total patient days. Fees of $22,022,000, $30,477,000 and $48,020,000 were paid to NME for the years ended May 31, 1991, 1992, and 1993, respectively.

     During the year ended May 31, 1992, NME converted two former psychiatric hospitals to rehabilitation hospitals and contributed the net assets of the hospitals totaling approximately $20 million to the Selected Hospitals.

(5) LONG-TERM DEBT

     Long-term debt of the Selected Hospitals at May 31 is as follows (in thousands):

                                                                    1992            1993
                                                                   -------         -------
    Notes secured by property, plant and equipment at rates
      ranging from 5.18% to 12.95% in 1992 and 4.20% to 12.90% in
      1993.......................................................  $44,556         $49,871
    Obligations under capital leases.............................   13,618          12,893
    Other unsecured..............................................      303             241
                                                                   -------         -------
                                                                    58,477          63,005
    Less current portion.........................................   (1,704)         (1,923)
                                                                   -------         -------
                                                                   $56,773         $61,082
                                                                   =======         =======

     In connection with the sale of the Selected Hospitals discussed in note 10, all of the debt outstanding at May 31, 1993, with the exception of obligations under capital leases and approximately $4.9 million of notes secured by property, plant and equipment which were assumed by HEALTHSOUTH, was repaid subsequent to May 31, 1993. Following are the minimum principal payments for the remaining notes for the five years subsequent to May 31, 1993:

          1994.............................................................  $  113
          1995.............................................................     128
          1996.............................................................     146
          1997.............................................................     165
          1998.............................................................     188
          Thereafter.......................................................   4,160
                                                                             ------
                                                                             $4,900
                                                                             ======

                      SELECTED REHABILITATION HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(6) INCOME TAXES

     Taxes on income for the years ended May 31 consist of the following amounts (in thousands):

                                                             1991        1992        1993
                                                            -------     -------     -------
    Current payable
      Federal.............................................  $23,096     $26,602     $ 9,301
      State...............................................    6,328      10,089       4,238
                                                            -------     -------     -------
                                                             29,424      36,691      13,539
                                                            -------     -------     -------
    Deferred taxes:
      Federal.............................................   (1,341)       (725)        211
      State...............................................     (306)     (2,162)       (180)
                                                            -------     -------     -------
                                                             (1,647)     (2,887)         31
                                                            -------     -------     -------
              Total taxes on income.......................  $27,777     $33,804     $13,570
                                                            =======     =======     =======

     Income taxes paid, net of refunds, to NME and state taxing authorities during the years ended May 31, 1991, 1992 and 1993 were $21,699,000, $7,519,000 and $36,387,000, respectively.

     Deferred income taxes reflect the effect of timing differences in the recognition of revenues and expenses for tax and financial statement purposes. Deferred tax expense is composed of the following for the years ended May 31 (in thousands):

                                                             1991        1992        1993
                                                            -------     -------     -------
    Current year impact of change in tax accounting
      methods.............................................  $(1,587)    $(1,778)    $(1,832)
    Excess of tax depreciation over book depreciation.....      303          52         919
    Deferred costs amortized for financial statement
      purposes and deducted as incurred for tax
      purposes............................................      326         149         768
    Deferred compensation.................................      (56)       (180)        690
    Provision for doubtful accounts in excess of write
      offs................................................   (1,069)        307        (649)
    Other.................................................      436      (1,437)        135
                                                            -------     -------     -------
                                                            $(1,647)    $(2,887)    $    31
                                                            =======     =======     =======

     Effective June 1, 1993, the Selected Hospitals adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Among other provisions, this standard requires deferred tax balances to be determined using enacted income tax rates for the years in which the taxes will actually be paid or refunds received. At May 31, 1993, the Selected Hospitals' deferred tax accounts reflect the statutory rates that were in effect when the deferrals were initiated. The Selected Hospitals recognized a net income benefit, based on current enacted tax rates, of approximately $10 million as the cumulative effect of an accounting change in its quarter ended August 31, 1993.

     The main difference between the federal statutory rate of 34% and the effective tax rates is attributable to state income taxes, net of federal income tax benefit. In addition, taxes are increased for various items treated as permanent differences which increase taxable income.

                      SELECTED REHABILITATION HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(7) LEASE OBLIGATIONS

     The Selected Hospitals have entered into capital lease obligations for several facilities and various equipment. The related obligations bear interest ranging from 10% to 31% with installment payments to 2022. These leases are collateralized by certain leased facilities, equipment and letters of credit.

     Future minimum lease payments for both capital and operating leases for the next five years are as follows:

                                                                  CAPITAL         OPERATING
                                                                  LEASES           LEASES
                                                                  -------         ---------
    1994........................................................  $   882         $  15,189
    1995........................................................      750            18,175
    1996........................................................      853            18,104
    1997........................................................    1,025            18,114
    1998........................................................    1,130            17,763
    Thereafter..................................................    8,253            67,428
                                                                  -------         ---------
                                                                  $12,893         $ 154,773
                                                                  =======          ========

     Rental expense under operating leases, including contingent rent expense and short-term leases, was $28,696,000 in 1991, $30,744,000 in 1992 and
$30,662,000 in 1993.

(8) PROFESSIONAL AND GENERAL LIABILITY INSURANCE

     The professional and comprehensive general liability risks of the Selected Hospitals are insured by HFIC. The coverage provided is limited to $25,000,000 per occurrence with an annual aggregate limit of $25,000,000. HFIC reinsures risks in excess of $500,000 per occurrence with major insurance carriers. The Selected Hospitals may receive periodic premium rebates based upon actual experience as determined by HFIC management.

     The Selected Hospitals also have umbrella coverage with major insurance carriers for losses above the limits provided by HFIC. The excess coverage provided is limited to $75,000,000 per occurrence with an annual aggregate limit of $75,000,000.

(9) EMPLOYEE RETIREMENT PLAN

     Substantially all of the Selected Hospitals participate in a defined contribution 401(k) plan administered by NME. Employees who elect to participate made contributions equal to 3% of their eligible compensation, with such contributions matched by NME. Total expense related to this plan and to all previous plans totaled, $2,458,000, $2,775,000 and $367,000 for the years ended May 31, 1991, 1992 and 1993, respectively. The Selected Hospitals do not have a plan that provides postretirement benefits.

(10) SUBSEQUENT EVENTS

     On January 6, 1994, certain subsidiaries of HEALTHSOUTH purchased substantially all of the assets, subject to certain assumed liabilities, of the Selected Hospitals from various subsidiaries of NME for a purchase price of approximately $350,000,000, including approximately $50,000,000 (subject to certain adjustments to be made at June 30, 1994) for the working capital of the Selected Hospitals. Under the terms of the December 3, 1993 Asset Sale Agreement, amended as of January 3, 1994, substantially all of the risks and rewards of ownership of the Selected Hospitals were effectively transferred to HEALTHSOUTH as of December 31, 1993.

                      SELECTED REHABILITATION HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     NME and certain of its subsidiaries are currently involved in significant legal proceedings and investigations of an unusual nature related principally to NME's psychiatric business. These investigations and proceedings have been described in various filings by NME with the Securities and Exchange Commission. At this time, the ultimate disposition of the investigations and proceedings nor the amount of liabilities or losses arising from them can be determined, and accordingly no provision for any liability resulting from the ultimate disposition of these matters has been recognized in the accompanying combined financial statements. HEALTHSOUTH did not assume, and has been indemnified by NME with respect to, any liabilities of NME and those NME subsidiaries that owned the Selected Hospitals arising from or in connection with such proceedings and investigations insofar as any such liabilities arise from actions taken (or any failure to act) prior to the date of the purchase of the Selected Hospitals.

                      SELECTED REHABILITATION HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

                    COMBINED CONDENSED INTERIM BALANCE SHEET
                               NOVEMBER 30, 1993
                                 (IN THOUSANDS)


                                           ASSETS
Current assets:
  Cash and cash equivalents.......................................................  $  1,466
  Accounts and notes receivable (net of allowance for bad debts of $9,752 at
     November 30, 1993)...........................................................    85,131
  Inventories of supplies, at cost................................................     3,582
  Other current assets............................................................     5,766
                                                                                    --------
          Total current assets....................................................    95,945
  Due from owner and affiliates...................................................    65,918
  Property, plant and equipment, net..............................................   199,590
  Intangible assets (net of accumulated amortization of $25,181 at November 30,
     1993)........................................................................    14,296
  Other long-term assets..........................................................     8,304
                                                                                    --------
                                                                                    $384,053
                                                                                    ========
                               LIABILITIES AND OWNERS' EQUITY
Current liabilities:
  Current portion of long-term debt...............................................  $  3,552
  Accounts payable and other accrued expenses.....................................    43,480
  Income taxes payable............................................................     2,243
  Other current liabilities.......................................................     9,659
                                                                                    --------
          Total current liabilities...............................................    58,934
  Long-term debt, net of current portion..........................................    72,654
  Other long-term liabilities.....................................................    17,156
  Commitments and contingencies...................................................        --
  Owners' equity..................................................................   235,309
                                                                                    --------
                                                                                    $384,053
                                                                                    ========


   See accompanying note to combined condensed interim financial statements.

                      SELECTED REHABILITATION HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

                COMBINED CONDENSED INTERIM STATEMENTS OF INCOME
                                 (IN THOUSANDS)


                                                                     SIX MONTHS ENDED NOVEMBER
                                                                                30,
                                                                     -------------------------
                                                                       1992             1993
                                                                     --------         --------
Net operating revenues.............................................  $243,324         $227,780
Operating and administrative expenses..............................   210,852          209,038
Depreciation and amortization......................................     7,350            8,101
Interest, net of capitalized portion...............................      (506)             175
                                                                     --------         --------
          Total costs and expenses.................................   217,696          217,314
                                                                     --------         --------
Minority interest in earnings of certain selected hospitals........     1,658            1,827
                                                                     --------         --------
Income before income taxes.........................................    23,970            8,639
Income taxes.......................................................     8,869            3,196
                                                                     --------         --------
          Net income before cumulative effect of an accounting
            change.................................................    15,101            5,443
Cumulative effect of change in accounting for income taxes.........       -0-           10,578
                                                                     --------         --------
          Net income...............................................  $ 15,101         $ 16,021
                                                                     ========         ========


   See accompanying note to combined condensed interim financial statements.

                      SELECTED REHABILITATION HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

              COMBINED CONDENSED INTERIM STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                     SIX MONTHS ENDED NOVEMBER
                                                                                30,
                                                                     -------------------------
                                                                       1992             1993
                                                                     --------         --------
Cash flows from operating activities:
  Net income.......................................................  $ 15,101         $ 16,021
  Cumulative effect of change in accounting for income taxes.......        --           10,578
                                                                     --------         --------
  Net income before cumulative effect of accounting change.........    15,101            5,443
                                                                     --------         --------
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization.................................     7,350            8,101
     Provisions for losses on accounts and notes receivable........     3,363            4,392
     Changes in operating assets and liabilities:
       Accounts and notes receivable...............................    13,159          (14,290)
       Inventories of supplies.....................................        33              (59)
       Other current assets........................................     1,204              394
       Accounts payable and accrued expenses.......................    (2,465)          14,461
       Income taxes payable........................................   (26,329)          (5,294)
       Other current liabilities...................................    (1,967)            (533)
       Other long term liabilities.................................       682            3,865
                                                                     --------         --------
          Net cash provided by operating activities................    10,131           16,480
                                                                     --------         --------
Cash flows from investing activities:
  Purchases of property, plant and equipment.......................    (1,730)         (13,249)
  Intangible assets................................................    (1,531)          (1,025)
  Purchases of long term assets....................................        --           (3,685)
  Proceeds from sales of long term assets..........................     1,257               --
                                                                     --------         --------
          Net cash used in investing activities....................    (2,004)         (17,959)
                                                                     --------         --------
Cash flows from financing activities:
  Proceeds from borrowings.........................................        --           14,163
  Principal payments on long term debt.............................      (533)            (962)
  Cash dividends paid to NME.......................................    (4,000)          (2,000)
  Net change in amounts due from parent and affiliates.............    (5,317)         (10,373)
  Other............................................................        --            1,035
                                                                     --------         --------
  Net cash (used in) provided by financing activities..............    (9,850)           1,863
  Net (decrease) increase in cash and cash equivalents.............    (1,723)             384
  Cash and cash equivalents at beginning of period.................     4,202            1,082
                                                                     --------         --------
  Cash and cash equivalents at end of period.......................  $  2,479         $  1,466
                                                                     ========         ========


   See accompanying note to combined condensed interim financial statements.

                      SELECTED REHABILITATION HOSPITALS OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

            NOTE TO COMBINED CONDENSED INTERIM FINANCIAL STATEMENTS
                               NOVEMBER 30, 1993

     The accompanying combined condensed interim financial statements as of November 30, 1993 and for the six-month periods ended November 30, 1993 and November 30, 1992 include the accounts of 28 inpatient physical rehabilitation hospitals and 45 related satellite outpatient clinics (collectively, the "Selected Hospitals" formerly owned by subsidiaries of National Medical Enterprises, Inc. ("NME")).

     On January 6, 1994, HEALTHSOUTH Rehabilitation Corporation acquired substantially all of the assets, subject to certain assumed liabilities, of the Selected Hospitals from subsidiaries of NME.

     These combined financial statements are unaudited and were prepared by management of HEALTHSOUTH following the acquisition described above. NME has not prepared combined financial statements for the Selected Hospitals for the periods indicated in these statements. HEALTHSOUTH believes that the accounting policies used in the preparation of these combined financial statements are consistent with accounting policies of the Selected Hospitals. These combined financial statements reflect all adjustments that are, in the opinion of HEALTHSOUTH's management, necessary to present fairly the combined financial position and results of operations for the periods indicated. All such adjustments are of a normal recurring nature.

     HEALTHSOUTH presumes that users of this interim unaudited financial information have read the audited financial statements, (included elsewhere in this Prospectus), and the adequacy of additional disclosure needed for a fair presentation may be determined in that context. The interim financial information herein is not necessarily indicative of operations for a full year for various reasons, including levels of occupancy, interest rates, revenue allowance and discount fluctuations, the timing of price changes and other factors.


     Effective June 1, 1993, NME recorded the cumulative effect of the change in accounting for income taxes to adopt the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." In connection with the adoption of this statement, NME recorded $10,578,000 related to the net deferred tax liabilities of the Selected Hospitals. As of June 1, 1993, the tax effect of differences between the tax basis of assets and liabilities of the Selected Hospitals is summarized as follows:



                                                                     DEFERRED TAX     DEFERRED TAX
                                                                        ASSETS        LIABILITIES
                                                                     ------------     ------------
Depreciation and fixed asset basis differences.....................     $   --          $ 10,522
Receivables -- adjustments and allowances..........................      4,775                --
Cash basis accounting change.......................................         --             7,358
Intangible assets..................................................         --               807
Benefit plans......................................................      1,494                --
Other..............................................................         --               505
                                                                     ------------     ------------
                                                                        $6,269          $ 19,192
                                                                     =========         =========

                     HEALTHSOUTH REHABILITATION CORPORATION
                                AND SUBSIDIARIES

                        PRO FORMA FINANCIAL INFORMATION
                          YEAR ENDED DECEMBER 31, 1993

     Effective December 31, 1993, HEALTHSOUTH Rehabilitation Corporation (the "Company") completed the acquisition from National Medical Enterprises, Inc. ("NME") of 28 inpatient rehabilitation facilities and 45 outpatient rehabilitation facilities (the "NME Selected Hospitals Acquisition"). In connection with the NME Selected Hospitals Acquisition, the Company acquired substantially all of NME's rehabilitation services division, consisting of 24 rehabilitation hospitals (plus a 50% interest in another rehabilitation hospital), two transitional living centers, one skilled nursing facility, a free-standing comprehensive outpatient rehabilitation facility and 44 outpatient rehabilitation facilities operated in conjunction with certain of the acquired inpatient facilities. The total consideration paid was approximately $394,600,000, consisting of $296,700,000 in cash for NME's non-current assets, $64,500,000 in cash for net working capital, (subject to certain adjustments as of June 30, 1994), the assumption of $17,100,000 in long-term debt obligations, and the assumption of $16,300,000 in current liabilities.

     The following pro forma condensed combined income statement (the "Pro Forma Income Statement") is based on the historical financial statements of the Company and the NME Selected Hospitals. The Pro Forma Income Statement was prepared on the assumption that the NME Selected Hospitals Acquisition had occurred as of January 1, 1993. The Pro Forma Income Statement does not purport to represent what the Company's results of operations would actually have been if such transaction had, in fact, occurred on such date or to project the Company's results of operations for any future period.

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

                 PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1993

                                                           NME
                                                        SELECTED           PRO FORMA          PRO FORMA
                                    HEALTHSOUTH         HOSPITALS         ADJUSTMENTS         COMBINED
                                    -----------         ---------         -----------         ---------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues..........................   $ 482,304          $ 461,148          $  21,155(5)       $ 937,173
                                                                             (27,434)(7)
Operating expenses:
  Operating units.................     348,912            410,609            (45,010)(1)        714,511
  Corporate general and
     administrative...............      14,020                  0             10,000(2)          24,020
Provision for doubtful accounts...      12,680              8,271                                20,951
Depreciation and amortization.....      36,494             15,922              2,924(3)          55,340
Interest expense..................      12,683              7,129             29,044(4)          48,856
Interest income...................      (3,173)                 0                                (3,173)
NME Selected Hospitals Acquisition
  related expense.................      49,742                  0                                49,742
                                    -----------         ---------         -----------         ---------
                                       471,358            441,931             (3,042)           910,247
                                     =========           ========          =========           ========
Income before income taxes and
  minority interests..............      10,946             19,217             (3,237)            26,926
Provision for income taxes........       4,069              7,897             (1,198)(6)         10,768
                                    -----------         ---------         -----------         ---------
Income before minority
  interests.......................       6,877             11,320             (2,039)            16,158
Minority interests................         190              1,402                                 1,592
                                    -----------         ---------         -----------         ---------
          Net income..............   $   6,687          $   9,918          $  (2,039)         $  14,566
                                     =========           ========          =========           ========
Weighted average common and common
  equivalent shares outstanding...      29,858                                                   29,858
                                     =========                                                 ========
Net income per common and common
  equivalent share outstanding....   $     .22                                                $     .49
                                     =========                                                 ========

                            See accompanying notes.

                          NOTES TO PRO FORMA CONDENSED
                           COMBINED INCOME STATEMENT

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES
                          YEAR ENDED DECEMBER 31, 1993

     1. To eliminate intercompany management fees and corporate overhead of the NME Selected Hospitals. The total management fees and corporate overhead expense for the period equals $45,010 and is included in operating unit expense in the accompanying statement.

     2. To adjust corporate general and administrative expenses for estimated additions necessary to assimilate and operate the acquired facilities.

     3. To adjust depreciation and amortization to reflect the purchase price allocation as follows (in thousands):

                                                            PURCHASE
                                                             PRICE        USEFUL        ANNUAL
                          NME ASSET                        ALLOCATION      LIFE      DEPRECIATION
    -----------------------------------------------------  ----------     ------     ------------
    Buildings............................................   $ 122,968       30         $  4,099
    Leasehold values.....................................     105,000       15            7,000
    Equipment............................................      61,226       10            6,123
    Goodwill.............................................      64,979       40            1,624
                                                                                     ------------
              Total......................................                                18,846
    Historical NME depreciation and amortization.........                                15,922
                                                                                     ------------
    Pro forma adjustment.................................                              $  2,924
                                                                                      =========

     4. To adjust interest expense to reflect the Company's pro forma capitalization, as if it were outstanding during all of the fiscal year ended December 31, 1993, computed as follows (in thousands):

                                                              AVERAGE
                                                              AMOUNT        AVERAGE     INTEREST
                                                            OUTSTANDING      RATE       EXPENSE
                                                            -----------     -------     --------
    Line of credit........................................   $ 293,000        5.75%     $ 16,856
    Convertible debentures................................     100,000         5.0%        5,000
    Subordinated notes....................................     250,000         9.0%       22,500
    Other.................................................      45,000        10.0%        4,500
                                                                                        --------
              Total.......................................                              $ 48,856
                                                                                         =======

     5. To adjust estimated Medicare reimbursement for the increases in reimbursable expenses described in Notes 2, 3 and 4 above. These increases in expenses include corporate overhead of $10,000,000 (see Note 2), depreciation expense of $1,300,000 (see Note 3) and interest expense of $29,044,000 (see Note
4).

     6. To adjust the provision for income taxes to an incremental rate of 37% (net of minority interests).

     7. To remove estimated Medicare reimbursement of management fees and corporate overhead eliminated in Note 1 above.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION
IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT
INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                                ----------------
                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    9
Use of Proceeds.......................   16
Distributions to Stockholders.........   17
Dilution..............................   18
Capitalization........................   19
Selected Historical, Pro Forma and
  Estimated Financial Information.....   20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   22
Business..............................   24
Investment and Other Policies.........   40
Management............................   44
Principal Stockholders................   49
Description of Securities.............   49
Certain Provisions of Maryland Law and
  of The Company's Charter and
  Bylaws..............................   52
Federal Income Tax Considerations.....   54
ERISA Considerations..................   64
Underwriting..........................   66
Legal Matters.........................   67
Experts...............................   67
Available Information.................   68
Glossary..............................   69
Index to Financial Statements.........  F-1


                               ------------------
  UNTIL       , 1994 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED
TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                                5,800,000 SHARES

                                     [LOGO]


                                CAPSTONE CAPITAL


                                  CORPORATION


                                  COMMON STOCK
                               ------------------

                                   PROSPECTUS

                                 JUNE    , 1994
                               ------------------
                               SMITH BARNEY INC.

                              J.C. BRADFORD & CO.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the fees and expenses to be incurred in connection with the issuance and distribution of the shares of Common Stock offered hereby.


Securities and Exchange Commission Registration Fee...............................  $ 46,000
NASD Filing Fee...................................................................    13,840
New York Stock Exchange Original Listing Fee......................................    88,100
Blue Sky Fees and Expenses........................................................    30,000
Legal Fees and Expenses...........................................................   125,000
Accounting Fees...................................................................    40,000
Printing and Engraving Costs......................................................   250,000
Transfer Agent's Fee..............................................................     1,000
Miscellaneous Expenses............................................................     6,060
                                                                                    --------
          Total...................................................................  $600,000
                                                                                    ========


- ---------------

* To be supplied by amendment

ITEM 31.  SALES TO SPECIAL PARTIES

     The Company sold an aggregate of 180,000 shares of Common Stock to Richard
M. Scrushy (82,656 shares), HEALTHSOUTH Rehabilitation Corporation (71,280 shares), John W. McRoberts (18,000 shares) and Michael D. Martin (8,064 shares), its Founding Stockholders, for $.001 per share (an aggregate of $180) on March 31, 1994.

ITEM 32.  RECENT SALES OF UNREGISTERED SECURITIES

     The Company sold an aggregate of 180,000 shares of Common Stock to the four Founding Stockholders for an aggregate of $180 on March 31, 1994, pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.

ITEM 33.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which limits such liability to the maximum extent permitted by the MGCL.



     The Charter of the Company authorizes it to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to directors, officers, employees and agents of the Company to the fullest extent permitted by Maryland law. The Bylaws of the Company obligate it to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or
(b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.



     Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the Charter, Bylaws, resolution of stockholders or directors, contract or otherwise.



ITEM 34.  TREATMENT OF PROCEEDS FROM SECURITIES BEING REGISTERED


     Not applicable.

ITEM 35.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial Statements and Schedules:


     1. Audited Balance Sheet of Capstone Capital Corporation as of March 31, 1994 (included in the Prospectus).



     2. Unaudited Pro Forma Balance Sheet of Capstone Capital Corporation as of December 31, 1993 (included in the Prospectus).


     3. Audited Consolidated Financial Statements of HEALTHSOUTH Rehabilitation Corporation and Subsidiaries (included in the Prospectus).

     4. Unaudited Consolidated Financial Statements of HEALTHSOUTH Rehabilitation Corporation and Subsidiaries (included in the Prospectus).

     5. Audited Financial Statements of Selected Rehabilitation Hospitals of National Medical Enterprises, Inc. (included in the Prospectus).

     6. Financial Statement Schedules of HEALTHSOUTH Rehabilitation Corporation and Subsidiaries (not included in the Prospectus).

     (b) Exhibits:


EXHIBIT
NUMBER
- ------
 +1     Form of Underwriting Agreement.
 +3.1   Articles of Incorporation of the Registrant.
 +3.2   Bylaws of the Registrant.
 +3.3   Articles of Amendment to Charter of the Registrant
  3.4   Articles of Amendment to Charter of the Registrant.
 +4     Form of stock certificate.
  5.1   Opinion of Sirote & Permutt, P.C. regarding legality.

EXHIBIT
NUMBER
- ------

  5.2   Opinion of Ballard Spahr Andrews & Ingersoll regarding legality.
  8     Opinion of Sirote & Permutt, P.C. regarding tax consequences.
+10.1   Agreement of Sale and Purchase by and between HEALTHSOUTH Medical Center,
          Inc. and Crescent Capital of Alabama, Inc., dated May 23, 1994, with respect to American Sports Medicine Institute, Birmingham Medical Building
          I and Birmingham Medical Building II.
+10.2   Agreement of Sale and Purchase by or between HEALTHSOUTH Rehabilitation
          Corporation and Crescent Capital Trust, Inc., dated May 23, 1994, with respect to One-7000 Building.
+10.3   Agreement of Sale and Purchase by and between Doctors' Hospital of South
          Miami, Ltd. and Crescent Capital Trust, Inc., dated May 23, 1994, with respect to Larkin Medical Building.
+10.4   Agreement of Sale and Purchase by and between HEALTHSOUTH of Virginia, Inc.
          and Crescent Capital Trust, Inc., dated May 23, 1994, with respect to
          Richmond Medical Building I and Richmond Medical Building II.
+10.5   Agreement of Sale and Purchase by and between HEALTHSOUTH Rehabilitation
          Corporation and Crescent Capital Trust, Inc., dated May 23, 1994, with respect to Little Rock.
+10.6   Agreement of Sale and Purchase by and between HEALTHSOUTH Rehabilitation
          Corporation and Crescent Capital Trust, Inc., dated May 23, 1994, with respect to Coral Gables MRI.
+10.7   Agreement of Sale and Purchase by and between HEALTHSOUTH Rehabilitation
          Center of Virginia Beach Limited Partnership and Crescent Capital Trust,
          Inc., dated May 23, 1994, with respect to Virginia Beach.
+10.8   Agreement of Sale and Purchase by and between OrNda Healthcorp and Midway
          Acquisition Company, Inc., dated April 19, 1994, with respect to Midway
          Medical Plaza.
+10.9   Agreement of Sale and Purchase by and between Mountain View Nursing Center,
          Inc. and Crescent Capital of Pennsylvania, Inc., dated April 25, 1994, with respect to Mountain View.
+10.10  Agreement of Sale and Purchase by and between Gravois Healthcare, Inc. and
          Crescent Capital Trust, Inc., dated April 25, 1994, with respect to
          Gravois.
+10.11  Agreement of Sale and Purchase by and between QHG of Gadsden, Inc. and
          Crescent Capital of Alabama, Inc., dated May 25, 1994, with respect to
          Goodyear, Hamiter Building and Medical Building II.
+10.12  Agreement of Sale and Purchase by and between NC-DSH, Inc. and Crescent
          Capital Trust, Inc., dated May 25, 1994, with respect to Desert Springs.
+10.13  Agreement of Sale and Purchase by and between Tesson Ferry Medical Equities,
          L.P. and Capstone Capital Trust, Inc., dated May 27, 1994, with respect to
          South Lake Medical Center.
+10.14  Agreement of Sale and Purchase by and between Northlake Center for
          Outpatient Surgery, L.P. and Capstone Capital Trust, Inc., dated May 27,
          1994, with respect to Northlake.
+10.15  Agreement of Sale and Purchase by and between Surgical Health Corporation and Capstone Capital Trust, Inc., dated May 27, 1994, with respect to
          North Shore.
+10.16  1994 Stock Incentive Plan of Crescent Capital Trust, Inc.
+10.17  Lease Agreement between the Company and Birmingham Realty Company, dated May
          25, 1993.
 10.18  Plan and Agreement of Merger between the Company and Midway Acquisition
          Company, Inc., dated May 27, 1994.

EXHIBIT
NUMBER
- ------


 10.19  Appraisal of American Sports Medicine Institute Building, Birmingham,
          Alabama, dated January 18, 1994.
 10.20  Appraisal of HEALTHSOUTH Professional Building, Birmingham, Alabama, dated
          January 17, 1994.
 10.21  Appraisal of HEALTHSOUTH Professional #2, Birmingham, Alabama, dated March
          2, 1994.
 10.22  Appraisal of Larkin 7000 Building, South Miami, Florida, dated February 11,
          1994.
 10.23  Appraisal of Larkin Annex Building and Excess Land, South Miami, Florida,
          dated February 11, 1994, as modified by a Supplemental Report, dated May
          26, 1994.
 10.24  Appraisal of HEALTHSOUTH Professional Building I, Richmond, Virginia, dated
          January 18, 1994.
 10.25  Appraisal of HEALTHSOUTH Professional Building II, Richmond, Virginia, dated
          January 20, 1994.
 10.26  Appraisal of HEALTHSOUTH Rehabilitation Center of Little Rock, Little Rock,
          Arkansas, dated February 7, 1994.
 10.27  Appraisal of HEALTHSOUTH Sports Medicine and Rehabilitation Center, Coral
          Gables, Florida, dated February 7, 1994.
 10.28  Appraisal of HEALTHSOUTH Rehabilitation Center of Virginia Beach, Virginia
          Beach, Virginia, dated February 7, 1994.
 10.29  Appraisal of Midway Medical Plaza and Adjacent Parking Structure, Los
          Angeles, California, dated April 8, 1994.
 10.30  Appraisal of Mountain View Nursing Center, Greensburg, Pennsylvania, dated
          March 30, 1994.
 10.31  Appraisal of Integrated Health Services of St. Louis at Gravois, St. Louis,
          Missouri, dated March 30, 1994.
 10.32  Appraisal of The Goodyear Clinic, The Hamiter Building, and Baptist Medical
          Building II, Gadsden, Alabama, dated February 25, 1994.
 10.33  Appraisal of Desert Springs Medical Plaza, Las Vegas, Nevada, dated February
          21, 1994.
 10.34  Appraisal of St. Louis Comprehensive and Ambulatory Care Facility (South
          County Medical Center), St. Louis, Missouri, dated May 25, 1994.
 10.35  Appraisal of Northlake Tucker Ambulatory Surgery Center, Tucker, Georgia,
          dated April 14, 1994.
 10.36  Appraisal of North Shore Surgical Center, Evanston, Illinois, dated April
          28, 1994.
 10.37  Dividend Agreement.
 21     Subsidiaries.
 23.1   Consent of Sirote & Permutt, P.C. (included in Exhibits 5.1 and 8).
 23.2   Consent of KPMG Peat Marwick.
 23.3   Consent of Ernst & Young.
 23.4   Consent of KPMG Peat Marwick.
+23.5   Consent of Valuation Counselors Group, Inc.
 23.6   Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5.2)
+24     Powers of Attorney.


- ---------------

+ Previously filed.

ITEM 36.  UNDERTAKINGS

     The Company undertakes to provide to the Underwriters at the Closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company further undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, which post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Birmingham, State of Alabama, on the 21st day of June, 1994.



                                          CAPSTONE CAPITAL CORPORATION


                                          By     /s/  JOHN W. MCROBERTS
                                            ------------------------------------
                                                     John W. McRoberts
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                  TITLE                     DATE
- ---------------------------------------------  ---------------------------------  --------------
                    *                          Chairman of the Board              June 21, 1994
- ---------------------------------------------
             Richard M. Scrushy

                    *                          President, Chief Executive         June 21, 1994
- ---------------------------------------------  Officer and Director (Principal
              John W. McRoberts                Executive Officer)

                    *                          Vice President -- Finance, Chief   June 21, 1994
- ---------------------------------------------  Financial Officer, Secretary and
              Andrew L. Kizer                  Treasurer (Principal Financial
                                               and Accounting Officer)

                    *                          Director                           June 21, 1994
- ---------------------------------------------
             Michael D. Martin

                                               Director                           June   , 1994
- ---------------------------------------------
              Robert N. Elkins

                                               Director                           June   , 1994
- ---------------------------------------------
             William B. Luttrell

                    *                          Director                           June 21, 1994
- ---------------------------------------------
               Eric R. Hanson

                    *                          Director                           June 21, 1994
- ---------------------------------------------
           Larry D. Striplin, Jr.

                    *                          Director                           June 21, 1994
- ---------------------------------------------
               Barry Morton

                    *                          Director                           June 21, 1994
- ---------------------------------------------
               George Bogle

       *By:    /s/  JOHN W. McROBERTS
              -----------------------
              John W. McRoberts
              Attorney-in-Fact
   pursuant to Power of Attorney filed as
   part of original Registration Statement

     Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Birmingham, State of Alabama, on the 21st day of June, 1994.


                                          HEALTHSOUTH REHABILITATION CORPORATION

                                          By     /s/  RICHARD M. SCRUSHY
                                            ------------------------------------
                                                     Richard M. Scrushy
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                  TITLE                     DATE
- ---------------------------------------------   --------------------------------  --------------
                     *                          Chairman of the Board, President  June 21, 1994
- ---------------------------------------------   and Chief Executive Officer and
             Richard M. Scrushy                 Director (Principal Executive
                                                Officer)

                     *                          Executive Vice President and      June 21, 1994
- ---------------------------------------------   Chief Financial Officer and
               Aaron Beam, Jr.                  Director (Principal Financial
                                                Officer)

                     *                          Group Vice President -- Finance   June 21, 1994
- ---------------------------------------------   and Controller (Principal
              William T. Owens                  Accounting Officer)

                     *                          Director                          June 21, 1994
- ---------------------------------------------
              Anthony J. Tanner

                     *                          Director                          June 21, 1994
- ---------------------------------------------
               Larry R. House

                     *                          Director                          June 21, 1994
- ---------------------------------------------
              James P. Bennett

                     *                          Director                          June 21, 1994
- ---------------------------------------------
          Phillip C. Watkins, M.D.

                     *                          Director                          June 21, 1994
- ---------------------------------------------
              George H. Strong

                     *                          Director                          June 21, 1994
- ---------------------------------------------
               C. Sage Givens

                     *                          Director                          June 21, 1994
- ---------------------------------------------
           Charles W. Newhall, III

                     *                          Director                          June 21, 1994
- ---------------------------------------------
             John S. Chamberlin

       *By:    /s/  RICHARD M. SCRUSHY
- ---------------------------------------------
             Richard M. Scrushy
              Attorney-in-Fact
 pursuant to Power of Attorney filed as part
      of original Registration Statement

                 REPORT OF ERNST & YOUNG, INDEPENDENT AUDITORS

The Board of Directors
HEALTHSOUTH Rehabilitation Corporation

     We have audited the consolidated financial statements of HEALTHSOUTH Rehabilitation Corporation and Subsidiaries as of December 31, 1992 and 1993, and for each of the three years in the period ended December 31, 1993, and have issued our report thereon dated February 28, 1994 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 35 of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG

Birmingham, Alabama
February 28, 1994

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

                                 SCHEDULE I --
                   MARKETABLE SECURITIES -- OTHER INVESTMENTS

- ----------------------------------------------------------------------------------------------------------
                COLUMN A                       COLUMN B         COLUMN C       COLUMN D        COLUMN E
- ----------------------------------------------------------------------------------------------------------
                                                                                               AMOUNT AT
                                                                                              WHICH EACH
                                                                                             PORTFOLIO OF
                                                                                                EQUITY
                                                                                               SECURITY
                                                                                              ISSUES AND
                                           NUMBER OF SHARES                  MARKET VALUE     EACH OTHER
                                                  OR                           OF EACH         SECURITY
                                           UNITS -- PRINCIPAL                  ISSUE AT      ISSUE CARRIED
           NAME OF ISSUER AND              AMOUNT OF BONDS      COST OF        BALANCE          IN THE
           TITLE OF EACH ISSUE                AND NOTES        EACH ISSUE     SHEET DATE     BALANCE SHEET
- -----------------------------------------  ----------------    ----------    ------------    -------------
                                                                   (IN THOUSANDS)
December 31, 1993:
Certificates of Deposit..................        1,108          $  1,108       $  1,108         $ 1,108
Money Market Funds.......................        5,449             5,449          5,449           5,449
Tax Exempt Municipal Put Bonds:
  DeKalb County GA.......................        1,000             1,000          1,000           1,000
  Scottsboro AL..........................        2,000             2,000          2,000           2,000
  Minnesota G/O..........................          860               860            860             860
  Texas G/O..............................        1,190             1,190          1,190           1,190
  Mobile AL G/O..........................        1,000             1,000          1,000           1,000
  Oyster Point VA........................          400               400            400             400
  Calhoun Co AL..........................        1,000             1,000          1,000           1,000
  Spartanburg SC.........................          300               300            300             300
  York County SC.........................          450               450            450             450
  Chicago O'Hare.........................          500               500            500             500
  Livingston IDB.........................        1,100             1,100          1,100           1,100
  Fulton Co GA...........................        1,000             1,000          1,000           1,000
  Huntsville IDB's.......................          860               860            860             860
Tax Advantaged Auction Preferred Stocks:
  G. E. Preferred........................        2,000             2,000          2,000           2,000
  Texaco Preferred.......................        2,000             2,000          2,000           2,000
Municipal Bond Mutual Funds:
  Muniyield Michigan Fund................        3,000             3,000          3,000           3,000
  Van Kampen Merritt Auction.............        2,000             2,000          2,000           2,000
  PaineWebber Preferred..................        2,000             2,000          2,000           2,000
Collateralized Mortgage Obligations......        1,000             1,000          1,000           1,000
                                                               ----------    ------------    -------------
                                                                $ 30,217       $ 30,217         $30,217
                                                                ========     ==========      ==========

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

             SCHEDULE II -- AMOUNTS RECEIVABLE FROM RELATED PARTIES
                AND UNDERWRITERS, PROMOTERS AND EMPLOYEES OTHER
                              THAN RELATED PARTIES

- -----------------------------------------------------------------------------------------------------
             COLUMN A               COLUMN B    COLUMN C        COLUMN D               COLUMN E
- -----------------------------------------------------------------------------------------------------
                                                               DEDUCTIONS
                                     BALANCE               -------------------   BALANCE AT END OF PERIOD
                                       AT                             AMOUNTS    --------------------
                                    BEGINNING              AMOUNTS    WRITTEN                 NOT
          NAME OF DEBTOR            OF PERIOD   ADDITIONS  COLLECTED    OFF      CURRENT    CURRENT
- ----------------------------------  ---------   --------   --------   --------   -------   ----------
                                                             (IN THOUSANDS)
Year Ended December 31, 1991:
  Note Receivable
     P. Daryl Brown...............   $   214      $  0       $  3       $  0      $   0      $  211
                                    ---------   --------      ---     --------   -------   ----------
Year Ended December 31, 1992:
  Note Receivable
     P. Daryl Brown...............   $   211      $  0       $  0       $  0      $   0      $  211
     Aaron Beam Jr................         0       255          0          0          0         255
     Gerald P. Scrushy............         0        45          0          0          0          45
     Larry R. House...............         0       460          0          0          0         460
     William T. Owens.............         0       140          0          0          0         140
                                    ---------   --------      ---     --------   -------   ----------
                                     $   211      $900       $  0       $  0      $   0      $1,111
                                    =========   ========   =======    ========   =======   ==========
Year Ended December 31, 1993:
  Note Receivable
     P. Daryl Brown(1)............   $   211      $  0       $ 21       $  0      $   0      $  190
     Aaron Beam, Jr.(2)...........       255       170         26          0          0         399
     Gerald P. Scrushy(2).........        45         0          4          0          0          41
     Larry R. House(2)............       460         0         46          0          0         414
     William T. Owens(2)..........       140         0         14          0          0         126
     Larry Taylor(2)..............         0        27          0          0          0          27
     Mike Martin(2)...............         0        20          0          0          0          20
     Gene Smith(2)................         0       170          0          0          0         170
     David Fuller(2)..............         0        26          0          0          0          26
     Other........................         0        75          0          0          0          75
                                    ---------   --------      ---     --------   -------   ----------
                                     $ 1,111      $488       $111       $  0      $   0      $1,488
                                    =========   ========   =======    ========   =======   ==========

- ---------------

(1) The note bears interest at the prime rate announced from time to time by AmSouth Bank N.A., Birmingham, Alabama, and is secured by a first lien on the shares of Common Stock acquired with the proceeds of the loan. The note has a ten-year term, and the Company's lien on the shares of Common Stock is released as the indebtedness is repaid, at the rate of one share per the weighted average option exercise price repaid.
(2) These notes bear interest at the prime rate announced from time to time by AmSouth Bank N.A. less 1.25%. They are unsecured, payable on demand, and represent loans made for general business purposes.

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

                  SCHEDULE V -- PROPERTY, PLANT AND EQUIPMENT

- --------------------------------------------------------------------------------------------------------------
             COLUMN A                 COLUMN B      COLUMN C      COLUMN D        COLUMN E         COLUMN F
- --------------------------------------------------------------------------------------------------------------
                                                                                   OTHER
                                     BALANCE AT                                  CHANGES--
                                    BEGINNING OF    ADDITIONS                  ADD (DEDUCT)--   BALANCE AT END
          CLASSIFICATION               PERIOD      AT COST (3)   RETIREMENTS      DESCRIBE        OF PERIOD
- ----------------------------------  ------------   -----------   -----------   --------------   --------------
                                                                  (IN THOUSANDS)
Year Ended December 31, 1991:
  Land............................    $ 10,533      $   3,843     $       0       $  4,235(1)      $ 18,611
  Buildings.......................      66,165         47,802           514         18,571(1)       132,024
  Leasehold improvements..........       7,629            310            28             58(1)         7,969
  Furniture, fixtures and
     equipment....................      41,421         28,794         1,798          9,201(1)        77,618
  Construction in progress........      15,649         (8,775)            0              0(1)         6,874
                                    ------------   -----------   -----------   --------------   --------------
          TOTAL...................    $141,397      $  71,974     $   2,340       $ 32,065         $243,096
                                     =========       ========      ========    ============     ===========
Year Ended December 31, 1992:
  Land............................    $ 18,611      $   7,119     $     270       $ 11,874(1)      $ 37,334
  Buildings.......................     132,024         25,785         2,040         14,447(1)       170,216
  Leasehold improvements..........       7,969          3,256             0            504(1)        11,729
  Furniture, fixtures and
     equipment....................      77,618         26,304           946         17,121(1)       120,097
  Construction in progress........       6,874         25,910             0            615(1)        33,399
                                    ------------   -----------   -----------   --------------   --------------
          TOTAL...................    $243,096      $  88,374     $   3,256       $ 44,561         $372,775
                                     =========       ========      ========    ============     ===========
Year Ended December 31, 1993:
  Land............................    $ 37,334      $   8,886     $   2,898       $ 16,726(2)      $ 60,048
  Buildings.......................     170,216         62,722        19,021        227,968(2)       441,885
  Leasehold improvements..........      11,729          4,725             0              0(2)        16,454
  Furniture, fixtures and
     equipment....................     120,097         39,631         9,307         65,169(2)       215,590
  Construction in progress........      33,399         (5,253)            0          1,128(2)        29,274
                                    ------------   -----------   -----------   --------------   --------------
          TOTAL...................    $372,775      $ 110,711     $  31,226       $310,991         $763,251
                                     =========       ========      ========    ============     ===========

- ---------------

(1) Includes 1991 and 1992 acquisitions.
(2) Includes 1993 acquisitions. See Note 9 of "Notes to Consolidated Financial Statements".
(3) Includes reclassifications from construction in progress.

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

               SCHEDULE VI -- ACCUMULATED DEPRECIATION, DEPLETION
               AND AMORTIZATION OF PROPERTY, PLANT AND EQUIPMENT

- ------------------------------------------------------------------------------------------------------------------
             COLUMN A                   COLUMN B          COLUMN C        COLUMN D       COLUMN E        COLUMN F
- ------------------------------------------------------------------------------------------------------------------
                                                          ADDITIONS                        OTHER
                                                         CHARGED TO                      CHANGES--
                                       BALANCE AT           COSTS                           ADD         BALANCE AT
                                      BEGINNING OF           AND                        (DEDUCT)--          END
            DESCRIPTION                  PERIOD           EXPENSES       RETIREMENTS     DESCRIBE        OF PERIOD
- -----------------------------------  ---------------   ---------------   -----------   -------------   -------------
                                                                     (IN THOUSANDS)
Year ended December 31, 1991:
  Buildings........................      $ 4,334           $ 2,735         $    92        $     0         $ 6,977
  Leasehold improvements...........        1,250               573              15              0           1,808
  Furniture, fixtures and
    equipment......................        9,081             5,541             873              0          13,749
                                     ---------------   ---------------   -----------   -------------   -------------
         TOTAL.....................      $14,665           $ 8,849         $   980        $     0         $22,534
                                     ==============    ==============    ==========    =============== ============
Year ended December 31, 1992:
  Buildings........................      $ 6,977           $ 4,483         $   500        $     0         $10,960
  Leasehold improvements...........        1,808               941               0              0           2,749
  Furniture, fixtures and
    equipment......................       13,749            10,881             622              0          24,008
                                     ---------------   ---------------   -----------   -------------   -------------
         TOTAL.....................      $22,534           $16,305         $ 1,122        $     0         $37,717
                                     ==============    ==============    ==========    =============== ============
Year ended December 31, 1993:
  Buildings........................      $10,960           $ 5,590         $ 2,519        $     0         $14,031
  Leasehold improvements...........        2,749             1,451               0              0           4,200
  Furniture, fixtures and
    equipment......................       24,008            15,202           2,395              0          36,815
                                     ---------------   ---------------   -----------   -------------   -------------
         TOTAL.....................      $37,717           $22,243         $ 4,914        $     0         $55,046
                                     ==============    ==============    ==========    =============== ============

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

               SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS

- -----------------------------------------------------------------------------------------------------------------
         COLUMN A             COLUMN B                    COLUMN C                     COLUMN D       COLUMN E
- -----------------------------------------------------------------------------------------------------------------
                                                                ADDITIONS CHARGED
                             BALANCE AT    ADDITIONS CHARGED        TO OTHER
                            BEGINNING OF     TO COSTS AND          ACCOUNTS --       DEDUCTIONS --   BALANCE AT
       DESCRIPTION             PERIOD          EXPENSES             DESCRIBE           DESCRIBE     END OF PERIOD
- --------------------------  ------------   -----------------   -------------------   ------------   -------------
                                                               (IN THOUSANDS)
Year ended December 31,
  1991:
  Allowance for doubtful
     accounts and
     contractual                                                    $  84,349(1)
     adjustments..........    $ 20,093          $ 5,298             $   1,446(2)       $ 87,784(3)    $  23,402
                             =========     =============       ===============       ==========      ==========
Year ended December 31,
  1992:
  Allowance for doubtful
     accounts and
     contractual                                                    $ 194,452(1)
     adjustments..........    $ 23,402          $11,000             $  14,704(2)       $200,738(3)    $  42,820
                             =========     =============       ===============       ==========      ==========
Year ended December 31,
  1993:
  Allowance for doubtful
     accounts and
     contractual                                                    $ 239,851(1)
     adjustments..........    $ 42,820          $12,680             $  40,300(2)       $231,328(3)    $ 104,323
                             =========     =============       ===============       ==========      ==========

- ---------------

(1) Provisions for contractual adjustments which are netted against gross revenues.
(2) Allowances of acquisitions in years 1991, 1992 and 1993, respectively.
(3) Write-offs of uncollectible patient accounts receivable and third party contractual adjustments, net of third party retroactive settlements.

            HEALTHSOUTH REHABILITATION CORPORATION AND SUBSIDIARIES

            SCHEDULE X -- SUPPLEMENTARY INCOME STATEMENT INFORMATION

- ---------------------------------------------------------------------------------------------------
                              COLUMN A                                          COLUMN B
- ---------------------------------------------------------------------------------------------------
                                                                      CHARGED TO COSTS AND EXPENSES
                                ITEM                                  -----------------------------
- --------------------------------------------------------------------         (IN THOUSANDS)
Year ended December 31, 1991:
  Maintenance and repairs...........................................             $ 2,026
  Amortization of intangible assets:
     Start-up costs.................................................               4,249
     Cost in excess of net asset value of purchased facilities......                 445
     Non-compete agreements.........................................               1,157
     Debt issue costs...............................................                  18
                                                                              ----------
                                                                                   5,869
Taxes, other than payroll and income taxes..........................               2,567
Advertising costs...................................................               1,939
                                                                              ----------
                                                                                 $ 2,401
                                                                      ======================
Year ended December 31, 1992:
  Maintenance and repairs...........................................             $ 3,415
  Amortization of intangible assets:
     Start-up costs.................................................               6,539
     Cost in excess of net asset value of purchased facilities......                 761
     Non-compete agreements.........................................               1,864
     Debt issue costs...............................................                  16
                                                                              ----------
                                                                                   9,180
Taxes, other than payroll and income taxes..........................               4,971
Advertising costs...................................................               3,529
                                                                              ----------
                                                                                 $21,095
                                                                      ======================
Year ended December 31, 1993:
  Maintenance and repairs...........................................             $ 6,661
  Amortization of intangible assets:
     Start-up costs.................................................               9,336
     Cost in excess of net asset value of purchased facilities......               1,316
     Non-compete agreements.........................................               3,054
     Debt issue costs...............................................                 545
                                                                              ----------
                                                                                  14,251
Taxes, other than payroll and income taxes..........................               8,383
Advertising costs...................................................               3,767
                                                                              ----------
                                                                                 $33,062
                                                                      ======================

                                 EXHIBIT INDEX


                                                                      SUBSEQUENTIALLY
EXHIBIT                                                                  NUMBERED
NUMBER                          DESCRIPTION                                PAGE
- ------  ------------------------------------------------------------  ---------------
 +1     Form of Underwriting Agreement.
 +3.1   Articles of Incorporation of the Registrant.
 +3.2   Bylaws of the Registrant.
 +3.3   Articles of Amendment to Charter of the Registrant
  3.4   Articles of Amendment to Charter of the Registrant.
 +4     Form of stock certificate.
  5.1   Opinion of Sirote & Permutt, P.C. regarding legality.
  5.2   Opinion of Ballard Spahr Andrews & Ingersoll regarding
          legality.
  8     Opinion of Sirote & Permutt, P.C. regarding tax
          consequences.
+10.1   Agreement of Sale and Purchase by and between HEALTHSOUTH
          Medical Center, Inc. and Crescent Capital of Alabama,
          Inc., dated May 23, 1994, with respect to American Sports
          Medicine Institute, Birmingham Medical Building I and
          Birmingham Medical Building II.
+10.2   Agreement of Sale and Purchase by or between HEALTHSOUTH
          Rehabilitation Corporation and Crescent Capital Trust,
          Inc., dated May 23, 1994, with respect to One-7000
          Building.
+10.3   Agreement of Sale and Purchase by and between Doctors'
          Hospital of South Miami, Ltd. and Crescent Capital Trust,
          Inc., dated May 23, 1994, with respect to Larkin Medical
          Building.
+10.4   Agreement of Sale and Purchase by and between HEALTHSOUTH of
          Virginia, Inc. and Crescent Capital Trust, Inc., dated May
          23, 1994, with respect to Richmond Medical Building I and
          Richmond Medical Building II.
+10.5   Agreement of Sale and Purchase by and between HEALTHSOUTH
          Rehabilitation Corporation and Crescent Capital Trust,
          Inc., dated May 23, 1994, with respect to Little Rock.
+10.6   Agreement of Sale and Purchase by and between HEALTHSOUTH
          Rehabilitation Corporation and Crescent Capital Trust,
          Inc., dated May 23, 1994, with respect to Coral Gables
          MRI.
+10.7   Agreement of Sale and Purchase by and between HEALTHSOUTH
          Rehabilitation Center of Virginia Beach Limited
          Partnership and Crescent Capital Trust, Inc., dated May
          23, 1994, with respect to Virginia Beach.
+10.8   Agreement of Sale and Purchase by and between OrNda
          Healthcorp and Midway Acquisition Company, Inc., dated
          April 19, 1994, with respect to Midway Medical Plaza.
+10.9   Agreement of Sale and Purchase by and between Mountain View
          Nursing Center, Inc. and Crescent Capital of Pennsylvania,
          Inc., dated April 25, 1994, with respect to Mountain View.
+10.10  Agreement of Sale and Purchase by and between Gravois
          Healthcare, Inc. and Crescent Capital Trust, Inc., dated
          April 25, 1994, with respect to Gravois.
+10.11  Agreement of Sale and Purchase by and between QHG of
          Gadsden, Inc. and Crescent Capital of Alabama, Inc., dated
          May 25, 1994, with respect to Goodyear, Hamiter Building
          and Medical Building II.

                                                                      SUBSEQUENTIALLY
EXHIBIT                                                                  NUMBERED
NUMBER                          DESCRIPTION                                PAGE
- ------  ------------------------------------------------------------  ---------------
+10.12  Agreement of Sale and Purchase by and between NC-DSH, Inc.
          and Crescent Capital Trust, Inc., dated May 25, 1994, with respect to Desert Springs.
+10.13  Agreement of Sale and Purchase by and between Tesson Ferry
          Medical Equities, L.P. and Capstone Capital Trust, Inc.,
          dated May 27, 1994, with respect to South Lake Medical
          Center.
+10.14  Agreement of Sale and Purchase by and between Northlake
          Center for Outpatient Surgery, L.P. and Capstone Capital
          Trust, Inc., dated May 27, 1994, with respect to
          Northlake.
+10.15  Agreement of Sale and Purchase by and between Surgical
          Health Corporation and Capstone Capital Trust, Inc., dated
          May 27, 1994, with respect to North Shore.
+10.16  1994 Stock Incentive Plan of Crescent Capital Trust, Inc.
+10.17  Lease Agreement between the Company and Birmingham Realty
          Company, dated May 25, 1993.
 10.18  Plan and Agreement of Merger between the Company and Midway
          Acquisition Company, Inc., dated May 27, 1994.
 10.19  Appraisal of American Sports Medicine Institute Building,
          Birmingham, Alabama, dated January 18, 1994.
 10.20  Appraisal of HEALTHSOUTH Professional Building, Birmingham,
          Alabama, dated January 17, 1994.
 10.21  Appraisal of HEALTHSOUTH Professional #2, Birmingham,
          Alabama, dated March 2, 1994.
 10.22  Appraisal of Larkin 7000 Building, South Miami, Florida,
          dated February 11, 1994.
 10.23  Appraisal of Larkin Annex Building and Excess Land, South
          Miami, Florida, dated February 11, 1994, as modified by a
          Supplemental Report, dated May 26, 1994.
 10.24  Appraisal of HEALTHSOUTH Professional Building I, Richmond,
          Virginia, dated January 18, 1994.
 10.25  Appraisal of HEALTHSOUTH Professional Building II, Richmond,
          Virginia, dated January 20, 1994.
 10.26  Appraisal of HEALTHSOUTH Rehabilitation Center of Little
          Rock, Little Rock, Arkansas, dated February 7, 1994.
 10.27  Appraisal of HEALTHSOUTH Sports Medicine and Rehabilitation
          Center, Coral Gables, Florida, dated February 7, 1994.
 10.28  Appraisal of HEALTHSOUTH Rehabilitation Center of Virginia
          Beach, Virginia Beach, Virginia, dated February 7, 1994.
 10.29  Appraisal of Midway Medical Plaza and Adjacent Parking
          Structure, Los Angeles, California, dated April 8, 1994.
 10.30  Appraisal of Mountain View Nursing Center, Greensburg,
          Pennsylvania, dated March 30, 1994.
 10.31  Appraisal of Integrated Health Services of St. Louis at
          Gravois, St. Louis, Missouri, dated March 30, 1994.
 10.32  Appraisal of The Goodyear Clinic, The Hamiter Building, and
          Baptist Medical Building II, Gadsden, Alabama, dated
          February 25, 1994.
 10.33  Appraisal of Desert Springs Medical Plaza, Las Vegas,
          Nevada, dated February 21, 1994.

                                                                      SUBSEQUENTIALLY
EXHIBIT                                                                  NUMBERED
NUMBER                          DESCRIPTION                                PAGE
- ------  ------------------------------------------------------------  ---------------
 10.34  Appraisal of St. Louis Comprehensive and Ambulatory Care
          Facility (South County Medical Center), St. Louis,
          Missouri, dated May 25, 1994.
 10.35  Appraisal of Northlake Tucker Ambulatory Surgery Center,
          Tucker, Georgia, dated April 14, 1994.
 10.36  Appraisal of North Shore Surgical Center, Evanston,
          Illinois, dated April 28, 1994.
 10.37  Dividend Agreement.
 21     Subsidiaries.
 23.1   Consent of Sirote & Permutt, P.C. (included in Exhibits 5.1 and 8).
 23.2   Consent of KPMG Peat Marwick.
 23.3   Consent of Ernst & Young.
 23.4   Consent of KPMG Peat Marwick.
+23.5   Consent of Valuation Counselors Group, Inc.
 23.6   Consent of Ballard Spahr Andrews & Ingersoll (included in
          Exhibit 5.2)
+24     Powers of Attorney.


- ---------------

+ Previously filed.